                                                FILED PURSUANT TO RULE 424(B)(3)
                                   REGISTRATION NOS. 333-119215 TO 333-119215-09

PROSPECTUS

(AUTOCAM CORP LOGO)

                              AUTOCAM CORPORATION
                               EXCHANGE OFFER FOR

                                  $140,000,000

                   10.875% SENIOR SUBORDINATED NOTES DUE 2014

We are offering to exchange 10.875% senior subordinated notes due 2014 for our currently outstanding 10.875% senior subordinated notes due 2014. The new notes, or exchange notes, have substantially the same terms as the outstanding notes, except that the exchange notes will have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will be issued under the same indenture as the outstanding notes.

The exchange notes will be our senior subordinated unsecured obligations and will rank junior to all of our existing and future senior debt, including our new senior credit facilities. The exchange notes will rank equally with all of our future senior subordinated unsecured debt. The exchange notes will be guaranteed by Titan Holdings, Inc., our direct parent company, substantially all of our existing and future domestic subsidiaries, and one of our foreign subsidiaries, Autocam Europe B.V. The guarantees will be subordinated to all of the existing and future senior debt of the guarantors, including our new senior credit facilities.

The principal features of the exchange offer are as follows:

     - Expires 5:00 p.m., New York City time, on November 15, 2004, unless extended.

     - We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     - The exchange of outstanding notes for exchange notes pursuant to the exchange offer will be a tax free event for United States federal tax purposes.

     - We will not receive any proceeds from the exchange offer.

     - We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver this prospectus in any resale of the exchange notes.

     Investing in the exchange notes involves risks that are described in the "Risk Factors" section beginning on page 12 of this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 15, 2004

     YOU SHOULD RELY ONLY UPON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................   ii
Market and Industry Data....................................  iii
Forward-Looking Statements..................................  iii
Prospectus Summary..........................................    1
Summary Financial Information...............................   11
Risk Factors................................................   12
Use of Proceeds.............................................   26
Capitalization..............................................   27
Selected Financial Information and Other Data...............   28
Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................   29
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   33
Business....................................................   48
Management..................................................   62
Acquisition.................................................   69
Principal Stockholders......................................   70
Related Party Transactions..................................   71
Description of Certain Indebtedness.........................   72
The Exchange Offer..........................................   75
Description of Exchange Notes...............................   84
U.S. Federal Income Tax Considerations......................  133
Plan of Distribution........................................  139
Legal Matters...............................................  140
Experts.....................................................  140
Index to Financial Information..............................  F-1

                             ----------------------

     Autocam Corporation is a Michigan corporation. Our principal executive offices are located at 4070 East Paris Avenue Southeast, Kentwood, Michigan 49512, and our telephone number at that address is (616) 698-0707. We are a wholly owned subsidiary of Titan Holdings, Inc., a Delaware corporation, which in turn is a wholly owned subsidiary of Micron Holdings, Inc., a Delaware corporation.

     In this prospectus, unless the context otherwise requires

     - "Parent" refers to Micron Holdings, Inc.,

     - "Holdings" refers to Titan Holdings, Inc. or Titan,

     - "we," "our" or "us" refer to Holdings together with its consolidated subsidiaries, and

     - "Autocam" refers to Autocam Corporation, a wholly owned subsidiary of Holdings, and the obligor under the exchange notes and the outstanding notes, and

     - "Outstanding notes" refers to all the 10.875% Senior Subordinated Notes due 2014 that were issued in a private placement transaction on June 10, 2004 and "exchange notes" refers to the 10.875% Senior Subordinated Notes due 2014 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes."

Unless otherwise indicated, all references in this prospectus to fiscal years are to the year ending on December 31. Unless the context requires otherwise, all references in this prospectus to "2003," "2002" and "2001" relate to the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001.

                     NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
                             ----------------------
     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                             ----------------------
                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement of Form S-4 that we filed with the Securities and Exchange Commission (the "SEC"). This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

     You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     Statements made in this prospectus as to the contents of any contract, agreement, or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

     We are not currently required to file periodic reports or any other information required by the Securities Exchange Act of 1934, as amended. However, under the indenture for the notes, we have agreed to furnish to holders of the notes, within the time periods specified in the SEC's rules and regulations, all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such forms and all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file these reports.

Following the consummation of the exchange offer, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in the preceding sentence with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept these filings) and make this information available to securities analysts and prospective investors upon request.

     In addition, we have agreed that we will furnish to holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, or the Securities Act, until we have either exchanged the outstanding notes pursuant to the exchange offer or until holders of the outstanding notes have disposed of their notes pursuant to an effective registration statement under the Securities Act.
                             ----------------------
                            MARKET AND INDUSTRY DATA

     Market and industry data included in this prospectus, including all market share and market size data, are based on estimates of our management. These estimates have been derived from our management's knowledge and experience in the markets in which we operate, as well as information obtained from internal research and surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Estimates about the end use markets for our products and the automotive industry have been derived from the sources above and from independent industry surveys from CSM Worldwide Inc., or CSM Worldwide. CSM Worldwide is an independent market research firm for the automotive industry. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third party verification of market share data and do not guarantee the accuracy or completeness of this information. In addition, data regarding market position and market share within our industry is intended to provide general guidance but is inherently imprecise. References herein to our being a leader in a market or product category refers to our having a leading market share position among "independent" manufacturers, unless the context otherwise requires. In many cases, the in-house machining operations of our Tier I customers manufacture similar products to our products. References to our market position among "independent" manufacturers exclude products produced by Tier I suppliers. References to the market size of such markets refer to the entire market, including products produced by our Tier I customers and independent manufacturers.

References in this prospectus to

     - Tier I suppliers refer to suppliers, like Delphi Corporation or Visteon Corporation, who sell directly to original equipment vehicle manufacturers,

     - OEMs refer to original equipment vehicle manufacturers like DaimlerChrysler Corporation, Ford Motor Company or General Motors Corporation, and

     - Tier II suppliers refer to suppliers like us who sell components, sub-assemblies and assemblies to Tier I suppliers.
                             ----------------------
                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements," within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. You can generally identify forward-looking statements by our use of forward-looking terminology like "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "likely," "will," "would," "could" and similar expressions.

     All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward looking statements contained in this prospectus.

     Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

     - risks associated with our substantial indebtedness, leverage and debt service;

     - risks related to the notes and to high yield securities generally;

     - the cyclical nature of the automotive industry;

     - performance of our business and future operating results;

     - general business and economic conditions, particularly an economic downturn;

     - the loss of one or more significant customers;

     - changes in prices in and availability of raw materials;

     - risks of increased competition and pricing pressures in our existing and future markets;

     - loss of any key executives;

     - increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

     - risks related to our acquisition strategy and integration of acquired businesses;

     - fluctuations in currency exchange and interest rates;

     - risks associated with international operations;

     - catastrophic loss of any of our key manufacturing facilities;

     - seasonality; and

     - the other risks described as "Risk Factors" beginning on page 12.

     All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and related notes included elsewhere in this prospectus. For an explanation of market and industry data, see "Market and Industry Data."

                                  OUR COMPANY

GENERAL

     We are a leading independent manufacturer of a diverse mix of highly engineered, precision-machined, metal alloy components for many of the world's leading Tier I automotive parts suppliers. We focus on higher value-added products and emphasize product categories likely to benefit from technological innovation. Within each of our product categories, we strive to migrate our product portfolio up the "value pyramid" described below by focusing on sub-assemblies, complete assemblies and other products that we believe generate margins above most of our peers. Our technology and manufacturing know-how allows us to produce complex parts requiring extremely close tolerances in the single digit micron range, with one micron equaling 1/88th the width of a human hair. Given the high performance and safety critical nature of the applications where our parts are used, our products very often approach zero-defect quality levels.

     We believe that over 80% of our sales are generated in product categories, including power steering, fuel injection, airbags and electric motors, where we hold a number one market position relative to other independent manufacturers. We believe our scale and precision manufacturing capabilities provide a significant competitive advantage over our independent competitors, many of which are smaller and lack the capital or technology to compete effectively with us. In addition, our scale allows us to pursue long production runs of high volume parts, enabling us to lower average manufacturing costs. Our in-house application engineering expertise allows us to fully integrate with customers' application design and engineering efforts during the prototyping stage, further entrenching our competitive position. Our expertise has allowed us to achieve sole-source contracts covering an estimated 80% of our 2003 sales, which we believe provides greater visibility and stability to earnings and cash flow.

     For the year ended December 31, 2001, we generated total sales of $236.5 million, for the year ended December 31, 2002, we generated total sales of $275.1 million, for the year ended December 31, 2003, we generated total sales of $323.2 million, for the three months ended June 30, 2004, we generated total sales of $91.6 million and for the six months ended June 30, 2004, we generated total sales of $184.5 million. We believe we are well positioned to continue to increase our sales as we continue to benefit from favorable industry trends.

OUR PRODUCTS

     Our products include precision-machined automotive components, sub-assemblies and assemblies. Generally, our products are platform neutral because they are not tied to any specific OEM models or platforms. We sell our products principally to North American and European Tier I automotive suppliers, which integrate these components into their own product offerings. These product offerings are in turn sold directly to OEMs primarily for the manufacture of new passenger vehicles and light trucks. A normal product life cycle for our products is typically five to seven years.

     We specifically target product categories that leverage our unique competencies and that we expect will further entrench our leading market positions. To this end, we are guided by a conceptual framework we refer to as the Autocam "value pyramid." We use the value pyramid to guide decisions regarding which product categories to target, which new business opportunities to pursue within each product category and which existing programs to exit. Our ultimate goal is to move our product offering up the value pyramid. The higher levels of the value pyramid generally include products where we are involved from the prototype-stage, specialty products, sub-assemblies, assemblies and selected products for niche applications. These products typically have the following characteristics:

     - high engineering and design content;

     - very close manufacturing tolerances at high volumes;

     - use of proprietary manufacturing know-how and specialty manufacturing equipment; and

     - high customer switching costs.

     We manufacture and sell over 200 types of precision automotive components for five primary product categories. Below is an overview of what we believe is our market position and market share and the market size of our five primary product categories.

                                MARKET POSITION
                                     AMONG           OVERALL         OUR      PERCENTAGE OF
                                  INDEPENDENT     MARKET SIZE(2)    MARKET      OUR 2003
PRODUCT CATEGORY                 SUPPLIERS(1)     (IN MILLIONS)    SHARE(2)       SALES
----------------                ---------------   --------------   --------   -------------
Fuel Injection(3).............        #1               $770           13%          34%
Power Steering................        #1                984           12           31
Electric Motors...............        #1                223           15           13
Braking.......................        #4                275           10            8
Airbags.......................        #1                203            9            6

---------------
(1) Management estimate of market position among independent suppliers and does not take into account products made by Tier I suppliers.

(2) Management estimate of overall market size and our market share, including independent and Tier I suppliers.

(3) For purposes of determining market position, market size and market share, fuel injection reflects only light-vehicle fuel injection products. Our 2003 sales includes sales of heavy vehicle fuel injection products.

     We are a leading independent manufacturer of precision-machined components, sub-assemblies and assemblies in all five product categories in which we operate.

     - Fuel injection has historically been our largest product category. Within the fuel injection product category, we manufacture components like disk checks, pole pieces, valves, seat guides, diesel pump bodies, diesel cases, sleeves and inlet tubes. These components are integrated into products that are sold primarily into the North American operations of OEMs.

     - Power steering has historically been our second largest product category. Within the power steering product category, we manufacture valve assemblies, as well as components like sleeves, torsion bars, input shafts, pinions and worms. These components are integrated into products that are sold primarily into the European operations of OEMs.

     - Our products within the electric motors product category primarily include gears, gear sub-assemblies and worm shafts. These components are integrated into products that are sold primarily into the European operations of OEMs.

     - Within the braking product category, we manufacture components like sleeves, push rods, seats and valve rods. These components are integrated into products that are sold into European and North American operations of OEMs.

     - We entered the airbag market in 2001 when we acquired some of the assets of Chicago based Har Technologies, Inc., or Har Technologies, which we regarded as a leader in machined airbag components in North America at that time. Within the airbag product category, we presently manufacture components like collars, adaptors, projectiles, chargeholders and diffusers. These components are integrated into products that are sold primarily into the North American operations of OEMs.

     In addition to our core product categories, we also manufacture components and assemblies for other automotive applications and for medical devices. Components for use in medical devices include hand pieces for use in ophthalmic surgery and laser cut coronary and aortic stents. Our customers are among the leaders in their respective markets for ophthalmic surgical devices and minimally invasive stent delivery systems.

                                INDUSTRY TRENDS

     We primarily operate within the automotive parts industry. The markets in that industry in which we operate are very fragmented, niche markets where most of our independent competitors are much smaller. Currently, we believe several significant existing and emerging trends are impacting the automotive industry. We believe our business is well positioned to benefit from these trends, including:

     - Outsourcing Trends by Tier I Suppliers;

     - Increasing Demand for Global Capabilities;

     - Increasing Demand for Safety and Convenience Features;

     - Diesel Fuel Trends; and

     - Continued Penetration of Import Brand OEMs in North America.

                             COMPETITIVE STRENGTHS

     - Industry leader in strategically targeted markets;

     - Business visibility supported by long-term contracts;

     - Well entrenched positions with Tier I customer base;

     - Diverse business mix;

     - Culture of lean manufacturing and continuous improvement; and

     - Experienced and motivated management team.

                               BUSINESS STRATEGY

     Our goals are to continue to increase our leading market position and leverage our manufacturing expertise and customer relationships to increase our sales and cash flow. Our strategy to achieve these goals includes the following initiatives:

     - Focus on high growth and higher value-added product offerings;

     - Align sales and marketing efforts with leading Tier I suppliers;

     - Exploit technical manufacturing strength;

     - Continuously pursue productivity improvements and lean manufacturing; and

     - Selectively pursue strategic acquisitions.

                              RECENT DEVELOPMENTS

     On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly owned subsidiary of Parent, merged with and into Holdings with Holdings continuing as the surviving corporation. The total amount of consideration paid in the merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock of Holdings, payments to owners of outstanding common stock of Holdings and the payment of transaction costs incurred by Holdings, was approximately $395.0 million. The acquisition was financed with the net proceeds from the issuance of the outstanding notes, borrowings under our new senior credit facilities and a common equity contribution of $143.0 million by GS Capital Partners 2000, L.P., or GSCP 2000, other private equity funds affiliated with GSCP 2000, Transportation Resource Partners LP, or TRP, other investment vehicles affiliated with TRP, and John C. Kennedy, our president. The transaction is referred to in this prospectus as the "acquisition." See "Acquisition."

                             THE FINANCIAL SPONSORS

GSCP 2000

     Since 1982, private equity funds affiliated with Goldman, Sachs & Co. have invested $15 billion in over 500 companies. These Goldman Sachs private equity funds make investments on a global basis in a wide variety of transactions including private equity, leveraged buyouts and venture capital. GSCP 2000 is the current primary equity investment vehicle of Goldman Sachs. The GSCP 2000 family of funds was formed in July 2000 with total committed capital of $5.25 billion, $1.6 billion of which was committed by Goldman, Sachs & Co. and its employees and the remainder by institutional and individual investors.

TRP

     TRP is a $265 million private equity fund that makes leveraged investments in growth-oriented companies operating in the transportation and transportation services industry. TRP's philosophy is to identify attractive investment situations where it can work in partnership with management to support growth. TRP's principals have extensive operating and investing experience in the transportation industry. TRP focuses on businesses having enterprise values of up to $500 million. TRP, along with its predecessor fund, Penske Capital Partners, has been responsible for managing over $600 million of equity capital. Current investors in TRP include both strategic investors and financial institutions.

                              OWNERSHIP STRUCTURE

     The following chart sets forth our ownership structure.

                                  [FLOW CHART]

                               THE EXCHANGE OFFER

     On June 10, 2004, we completed the offering of $140 million aggregate principal amount of 10.875% senior subordinated notes due 2014 in a transaction exempt from registration under the Securities Act. The net proceeds of that offering were used to fund a portion of the purchase price for the acquisition. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to commence this exchange offer. Accordingly, you may exchange your outstanding notes for exchange notes which have substantially the same terms. You should read the discussion under the headings "The Exchange Offer" and "Description of Exchange Notes" for further information regarding the exchange notes to be issued in the exchange offer.

Securities Offered............   Up to $140,000,000 aggregate principal amount
                                 of 10.875% senior subordinated notes due 2014, registered under the Securities Act. The terms of the exchange notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that the transfer restrictions, registration rights and penalty interest provisions relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer............   We are offering exchange notes in exchange for
                                 a like principal amount of our outstanding notes. We are offering these exchange notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchasers of the outstanding notes.
                                 You may tender your outstanding notes for exchange notes by following the procedures described under the heading "The Exchange
                                 Offer."

Tenders; Expiration Date;
Withdrawal....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on November 15, 2004, unless we extend it. If you decide to exchange your outstanding notes for exchange notes, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the exchange notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See "The Exchange
                                 Offer -- Terms of the Exchange Offer" for a more complete description of the tender and withdrawal period.

Certain Material U.S. Federal
Tax Considerations............   Your exchange of outstanding notes for exchange
                                 notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See
                                 "U.S. Federal Income Tax Considerations" for a summary of material United States federal income tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.

Use Of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Exchange Agent................   J.P. Morgan Trust Company, National
                                 Association.

Shelf Registration............   If applicable interpretations of the staff of
                                 the SEC do not permit us to effect the exchange offer, we will be required to use all commercially reasonable efforts to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of outstanding notes.

Consequences Of Failure To
Exchange Your Outstanding
Notes.........................   Outstanding notes not exchanged in the exchange
                                 offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act.
                                 If your notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

Exchanging Your Outstanding
Notes.........................   Based on interpretations of the staff of the
                                 SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

                                      - you acquire the exchange notes issued in
                                        the exchange offer in the ordinary
                                        course of your business;

                                      - you are not participating, do not intend
                                        to participate, and have no arrangement
                                        or undertaking with anyone to
                                        participate, in the distribution of the
                                        exchange notes issued to you in the
                                        exchange offer; and

                                      - you are not an "affiliate" of us, as
                                        described in Rule 405 of the Securities
                                        Act.

                                 If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

                                 Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers.

                               THE EXCHANGE NOTES

Issuer........................   Autocam Corporation, a Michigan corporation.

Securities Offered............   $140,000,000 aggregate principal amount of
                                 10.875% senior subordinated notes due 2014.

Maturity Date.................   June 15, 2014.

Interest Rate.................   10.875% per annum.

Ranking.......................   The notes will be our general unsecured senior
                                 subordinated obligations, will be subordinated to our existing and future senior indebtedness and will rank equally with our future senior subordinated indebtedness.

                                 In addition, the notes will effectively rank junior to our secured indebtedness and to the secured indebtedness of all of our subsidiaries to the extent of the value of the assets securing the indebtedness and will be structurally subordinated to all liabilities of our subsidiaries that are not guaranteeing the notes. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full.

                                 As of June 30, 2004 (other than intercompany indebtedness):

                                      - Autocam had outstanding $44.0 million of
                                        senior indebtedness consisting of
                                        borrowings under our new senior credit
                                        facilities, no senior subordinated
                                        indebtedness outstanding other than the
                                        notes and no indebtedness outstanding
                                        that is subordinate to the notes;

                                      - our subsidiaries that guaranteed the
                                        notes had no indebtedness outstanding
                                        (other than guarantees of indebtedness
                                        of Autocam) and $20.4 million of trade
                                        payables and other liabilities; and

                                      - our subsidiaries that did not guarantee
                                        the notes had $83.8 million of
                                        indebtedness outstanding, including
                                        E 62.7 ($75.8 million as of June 30,
                                        2004) of borrowings under our new senior credit facilities, and $89.2 million of trade payables and other liabilities.

                                 See "Description of Exchange
                                 Notes -- Subordination."

Guarantees....................   The notes will be guaranteed by Holdings, our
                                 direct parent, all of our existing and future domestic restricted subsidiaries and one of our foreign subsidiaries, Autocam Europe B.V. See
                                 "Description of Exchange Notes -- The
                                 Guarantees."

                                 The guarantees will be general unsecured obligations of each guarantor, will be subordinated to any existing and future senior indebtedness of our guarantors and will rank equally with any senior subordinated indebtedness of our guarantors.

Optional Redemption...........   We cannot redeem the notes until June 15, 2009,
                                 except as described in the preceding paragraph and as described below. On or after June 15, 2009, we may redeem all or a portion of the notes at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to, but not including, the redemption date. See
                                 "Description of Exchange Notes -- Optional
                                 Redemption."

Optional Redemption After
Equity Offerings..............   At any time prior to June 15, 2007, on one or
                                 more occasions, we may redeem up to 35% of the aggregate principal amount of the notes at a purchase price equal to 110.875% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date, in an amount up to the net cash proceeds of one or more specified equity offerings or contributions if at least 65% of the aggregate principal amount of the notes originally issued under the indenture remain outstanding after the redemption. See
                                 "Description of Exchange Notes -- Optional
                                 Redemption."

Mandatory Offer to
Repurchase....................   If we sell assets without applying the net
                                 proceeds in a specified manner, or experience specified change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a price of 101% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of Exchange
                                 Notes -- Repurchase at the Option of Holders."
                                 Our new senior credit facilities may restrict us from repurchasing any of the notes, including any repurchase we may be required to make as a result of a change of control or certain asset sales. See "Risk Factors -- Risks
                                 Related to the Notes -- We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture."

Covenants.....................   The indenture governing the notes contains
                                 covenants that limit our ability and the ability of our restricted subsidiaries to:

                                      - incur additional indebtedness or issue
                                        disqualified stock or preferred stock;

                                      - pay dividends on, redeem or repurchase
                                        our capital stock;

                                      - make investments or acquisitions;

                                      - create liens;

                                      - sell assets;

                                      - restrict dividends or other payments to
                                        us;

                                      - guarantee indebtedness;

                                      - engage in transactions with affiliates;
                                        and

                                      - consolidate, merge or transfer all or
                                        substantially all of our assets.

                                 These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of Exchange Notes" in this prospectus.

Trustee.......................   J.P. Morgan Trust Company, National
                                 Association.

Governing Law.................   New York.

                             ----------------------

                                  RISK FACTORS

     You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under "Risk Factors" beginning on page 12 of this prospectus.

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth a summary of our consolidated historical financial data for each of the years 2001, 2002 and 2003, which have been derived from the consolidated financial statements of Holdings which have been audited by Deloitte & Touche LLP, an independent public registered accounting firm, and for the six months ended June 30, 2003 and June 30, 2004, which have been derived from our unaudited consolidated financial statements. Those columns denoted as "predecessor" represent statements of operations and balance sheet data determined using the historical cost basis relevant to our predecessor shareholders. In the opinion of management, the unaudited financial data includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Information."

                                          YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                ---------------------------------------------   -----------------------------
                                    2001            2002            2003            2003            2004
                                (predecessor)   (predecessor)   (predecessor)   (predecessor)   (predecessor)
                                -------------   -------------   -------------   -------------   -------------
                                                                                 (UNAUDITED)     (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Sales.........................    $236,452        $275,117        $323,210        $166,829        $184,489
Cost of sales.................     201,757         231,334         280,070         142,870         153,426
                                  --------        --------        --------        --------        --------
Gross profit..................      34,695          43,783          43,140          23,959          31,063
Selling, general and
  administrative expenses.....      16,415          16,698          17,577           8,723          17,337
                                  --------        --------        --------        --------        --------
Income from operations........      18,280          27,085          25,563          15,236          13,726
Interest and other expense,
  net.........................      17,782          15,931          13,872           6,724           8,338
Minority interest in net
  income (loss)...............         317             (21)
Tax provision.................       1,540           4,635           4,697           3,506           3,211
                                  --------        --------        --------        --------        --------
Net income (loss).............    $ (1,359)       $  6,540        $  6,994        $  5,006        $  2,177
                                  ========        ========        ========        ========        ========

                                                          AS OF DECEMBER 31,                 AS OF JUNE 30,
                                             ---------------------------------------------   --------------
                                                 2001            2002            2003             2004
                                             (predecessor)   (predecessor)   (predecessor)
                                             -------------   -------------   -------------        ----
                                                                                              (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Cash and equivalents.......................    $  9,830        $  4,996        $  1,075         $  7,203
Working capital(1).........................      34,190          27,957          22,113           26,050
Property, plant and equipment, net.........     142,758         156,964         173,580          149,948
Total assets...............................     371,700         392,335         409,075          518,235
Total debt.................................     153,071         146,082         133,888          264,686

---------------
(1) Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term indebtedness).

                                  RISK FACTORS

     You should carefully consider the risks described below, as well as other information and data included in this prospectus, before participating in the exchange offer or deciding whether to invest in the notes. The risks described below may not be the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

RISKS RELATED TO THE NOTES

WE HAVE SUBSTANTIAL INDEBTEDNESS, WHICH COULD AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE NOTES AND MAY OTHERWISE RESTRICT OUR ACTIVITIES.

     We have substantial debt and may incur substantial debt in the future. As of June 30, 2004, we had total indebtedness of approximately $264.7 million, including the unamortized original issue discount on the notes. In addition, as of that date, $25.1 million was available for future borrowings under the multi-currency revolving credit facility and E 11.6 million was available to Autocam France, SARL under the euro denominated revolving credit facility of our new senior credit facilities. See "Description of Certain Indebtedness -- New Senior Credit Facilities." We are also permitted under the terms of the notes to incur substantial additional indebtedness in the future that will intensify the leverage related risks described below.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations under the notes;

     - require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

     - increase our vulnerability to general adverse economic and industry conditions, including changes in currency exchange rates;

     - limit our ability to respond to business opportunities;

     - limit our ability to borrow additional funds or refinance existing indebtedness, which may be necessary; and

     - subject us to financial and other restrictive covenants, which, if not complied with, could result in an event of default.

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, including those described in this "Risk Factors" section, that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facilities and the notes, on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow to refinance our debt obligations, including the notes, on favorable terms, it could have a significant adverse effect on our financial condition and on our ability to pay principal and interest on the notes.

THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER INDEBTEDNESS, INCLUDING OUR NEW SENIOR CREDIT FACILITIES, IMPOSE SIGNIFICANT RESTRICTIONS ON OUR BUSINESS.

     The indenture governing the notes and the agreements governing our new senior credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

     - incur indebtedness or issue disqualified stock or preferred stock;

     - pay dividends on, redeem or repurchase our capital stock;

     - make investments or acquisitions;

     - create liens;

     - sell assets;

     - engage in sale and leaseback transactions;

     - restrict dividends or other payments to us;

     - guarantee indebtedness;

     - engage in transactions with affiliates; and

     - consolidate, merge or transfer all or substantially all of our assets.

     In addition, our new senior credit facilities also require us to meet a number of financial ratio tests and restrict our ability to make capital expenditures or prepay certain other indebtedness. We may not be able to maintain these ratios. These restrictions could limit our ability to plan for or react to market conditions or meet our capital needs. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our indebtedness on terms acceptable to us, or at all.

     The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or our new senior credit facilities. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay indebtedness, lenders having secured obligations like the lenders under our new senior credit facilities could proceed against the collateral securing that indebtedness. In addition, if any of our other indebtedness is accelerated, we may be unable to make interest payments on the notes and repay the principal amount of the notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES AND THE GUARANTEES IS JUNIOR TO OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS AND THE EXISTING AND FUTURE SENIOR INDEBTEDNESS OF THE GUARANTORS.

     The notes and the guarantees rank behind all of our existing indebtedness and the existing indebtedness of our guarantors. The notes and the guarantees also rank behind our and our guarantors' future senior indebtedness. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the guarantors will be entitled to be paid in full before any payment may be made with respect to the notes or the guarantees. Sufficient assets may not remain after these payments to make any payments on the notes.

     In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior indebtedness, including the new credit facilities, and may be blocked for up to 179 days of 360 consecutive days in the event of specified non-payment defaults on senior indebtedness.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior indebtedness. However, because the senior indebtedness is secured and because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in the proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior indebtedness.

THE NOTES ARE NOT SECURED BY ANY OF OUR ASSETS. HOWEVER, OUR NEW SENIOR CREDIT FACILITIES ARE SECURED AND, THEREFORE, OUR BANK LENDERS HAVE A PRIOR CLAIM ON SUBSTANTIALLY ALL OF OUR ASSETS.

     The notes are not secured by any of our assets. However, our new senior credit facilities are secured by a pledge of 100% of the stock of our existing and future domestic subsidiaries and 65% of the stock of some of our existing and future foreign subsidiaries, as well as by substantially all of our assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured indebtedness is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing that indebtedness. Accordingly, the lenders under our new senior credit facilities will have a prior claim on our assets and on the assets of the guarantors of the notes. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

AUTOCAM EUROPE B.V., OUR ONLY NON-U.S. SUBSIDIARY WHICH HAS GUARANTEED THE NOTES, AND HOLDINGS ARE HOLDING COMPANIES WITH NO REVENUE-GENERATING OPERATIONS OF THEIR OWN. YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE; THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR NON-GUARANTOR SUBSIDIARIES.

     Some but not all of our subsidiaries will guarantee the notes. The notes are not guaranteed by any of our non-U.S. subsidiaries other than Autocam Europe B.V., or Autocam Europe. Autocam Europe does not conduct any business operations. Autocam Europe's principal assets are shares of Autocam France SARL, which itself is a holding company. All operations are conducted by subsidiaries of Autocam France SARL. Accordingly, the obligations under these notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries, including trade creditors. In addition, because Holdings is a holding company with no operations, its guarantee provides little, if any, additional credit support for the notes.

     In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of June 30, 2004, our non-guarantor foreign subsidiaries had total indebtedness of $83.8 million, excluding intercompany liabilities. This represented 31.7% of our total indebtedness as of that date. These non-guarantor subsidiaries held 61.9% of our consolidated assets as of June 30, 2004 and accounted for 60.8% of our revenues for 2003.

     Our foreign subsidiaries are separate and distinct legal entities and, other than Autocam Europe, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, whether by dividends, loans, distributions or other payments. Any right that we or our guarantors have to receive any assets of any of our foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors and holders of indebtedness of that subsidiary.

     Substantially all of our foreign operations are conducted by non-guarantor subsidiaries. In order to service our indebtedness we may need to upstream funds from these foreign subsidiaries. These funds could be made available by way of intercompany loans, advances, dividends or any other type of distribution permitted by our new senior credit facilities or the notes. The ability of Autocam France and its subsidiaries to make distributions may be limited by financial assistance rules, corporate benefit laws and other legal restrictions which, if violated, might require us to refund unlawful payments. In particular, under company law (including the French Civil Code (code civil) and the French Commercial Code (code de commerce)), our French subsidiaries are generally prohibited from paying dividends except out of profits legally available for distribution.

     The ability of Autocam Europe to make distributions is limited by the laws of the Netherlands. Netherlands law provides that a company may only pay a dividend to shareholders to the extent its shareholders' equity exceeds the sum of the amount of the paid and called up portion of the capital and the reserves which must be maintained under mandatory provisions of Netherlands law and its articles of association. Any distribution of profits is required to be made after the adoption or approval of the annual accounts from which it appears that the dividend is provided. Interim distributions may also be made up to the amount of Autocam Europe's freely distributable reserves. The ability of a Dutch company to distribute dividends may be limited or affected on the basis of fraudulent preference or conveyance or tort, where the payment of dividends would result in a situation where it is foreseeable that the company will not be able to pay its creditors.

     Any dividends, if significant, could also eliminate the historical reserves of some of our subsidiaries and, in that case, our subsidiaries would be dependent on future earnings to generate sufficient distributable reserves to pay future dividends.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other indebtedness of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - issued the guarantee to delay, hinder or defraud present or future creditors; or

     - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

        - was insolvent or rendered insolvent by reason of such incurrence;

        - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

        - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its indebtedness, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

     - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its indebtedness as it becomes due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred indebtedness beyond its ability to pay such indebtedness as it matures. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

INSOLVENCY LAWS IN THE NETHERLANDS COULD NEGATIVELY AFFECT ANY ATTEMPT TO ENFORCE THE GUARANTEE FROM THIS ENTITY.

     Autocam Europe is incorporated under the laws of the Netherlands as a B.V. Accordingly, any insolvency proceedings concerning it and any of its subsidiaries may proceed under the laws of the Netherlands. The guarantee given by Autocam Europe may be subject to review under the relevant provisions of the Netherlands Civil Code, or NCC, and the Netherlands Bankruptcy Court. A Netherlands court could nullify the guarantee of Autocam Europe in an insolvency proceeding under circumstances similar to those discussed above for U.S. companies.

     Pursuant to the NCC, a B.V. may not provide security or assist through any contractual arrangements, including the granting of guarantees, the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries. Under the NCC, a B.V. may only grant loans with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts to the extent of its freely distributable reserves and to the extent so permitted by its articles. While the nature and scope of the relevant provision of the NCC is heavily debated in Netherlands legal literature and there is no definitive case law in the Netherlands on point, the prevailing view is that the NCC should be restrictively interpreted and that it should not apply in a situation where the parent company is not incorporated under Netherlands law and the prohibition of the NCC should not extend to its subsidiaries incorporated under Netherlands law like Autocam Europe. However, we can give no assurances of the interpretation by a court in the Netherlands of this provision.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, if there is a change in control as defined in our new credit facilities, we will be required to prepay all amounts outstanding under our new senior credit facilities and to cancel the multi-currency and euro denominated revolving credit facilities of our new senior credit facilities. The definitions of change of control in the indenture and our new senior credit facilities are similar but are not identical. Under some circumstances, there may be a change in control for purposes of our new credit facilities but not for purposes of the notes. Also, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes and repay our new senior credit facilities or that restrictions in our new senior credit facilities will not allow these repurchases. In addition, certain important corporate events, like leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes. See "Description of Exchange Notes -- Repurchase at the Option of Holders."

THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, AND WE CANNOT BE SURE THAT A MARKET FOR THE EXCHANGE NOTES WILL DEVELOP.

     The Initial Purchasers have advised us that they presently intend to make a market in the exchange notes as permitted by applicable law. No Initial Purchaser is obligated, however, to make a market in the exchange notes and any market-making may be discontinued at any time in the sole discretion of the Initial Purchasers. No assurance can be given as to the liquidity of any trading market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. An active market for the exchange notes may not develop or be sustained. If an active public market does not develop or continue, the market price and liquidity of the exchange notes may be adversely affected.

     Historically, the market for non-investment grade debt has been volatile in terms of price. It is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

     Notwithstanding the registration of the exchange notes, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of us may publicly offer for sale or resale the notes only in compliance with the provisions of Rule 144 or any other exemption under the Securities Act.

     Because we may be deemed to be an affiliate of Goldman, Sachs & Co. following completion of the exchange offer required by the registration rights agreement, Goldman, Sachs & Co. will be required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the exchange notes, which may affect its ability to continue market-making activities. Following completion of the exchange offer, we have agreed to make a "market-maker" prospectus available to Goldman, Sachs & Co. to permit it to engage in market-making transactions. However, the registration rights agreement also provides that at any time after completion of the exchange offer, we may allow the market-maker prospectus to cease to be effective and usable if our board of directors determines in good faith that that action is in our best interest or the prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As result, the liquidity of the secondary market for the exchange notes may be materially adversely affected by the unavailability of a current "market-maker" prospectus following the exchange offer.

YOU MAY HAVE DIFFICULTY SELLING THE OUTSTANDING NOTES WHICH YOU DO NOT EXCHANGE.

     If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

     In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

     If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those outstanding notes registered under the Securities Act.

     See "The Exchange Offer -- Consequences of Failure to Exchange Your Outstanding Notes" for a discussion of the possible consequences of failing to exchange your outstanding notes.

RISKS RELATED TO OUR BUSINESS

THE INDUSTRIES IN WHICH WE OPERATE DEPEND UPON GENERAL ECONOMIC CONDITIONS AND ARE HIGHLY CYCLICAL.

     Our financial performance depends on conditions in the global automotive industry, and, generally, on the North American and European economies. Our sales to customers in the automotive and light-duty truck industries accounted for substantially all of our sales in 2003. Demand in the automotive industry fluctuates significantly in response to overall economic conditions and is particularly sensitive to changes in interest rate levels, consumer confidence and fuel costs. Any sustained weakness in demand or downturn in the economy generally could have a material adverse effect on our business, results of operations and financial condition.

     Our sales are also impacted by inventory levels and OEM production levels. We cannot predict when OEMs will decide to either build or reduce inventory levels or whether new inventory levels will approximate historical inventory levels. This may result in variability in our performance. Uncertainty regarding inventory levels has been exacerbated by favorable consumer financing programs initiated by OEM manufacturers which may accelerate sales that otherwise would occur in future periods. In addition, we have historically experienced sales declines during the OEMs scheduled shut-downs or shut-downs resulting from unforeseen events. Continued uncertainty and other unexpected fluctuations could have a material adverse effect on our business and financial condition.

     The Tier I supplier industry is also cyclical, and in large part, dependant on the overall strength of consumer demand for various types of motor vehicles. A decrease in consumer demand for motor vehicles in general or specific types of vehicles could have a material adverse effect on our business and financial condition.

OUR BASE OF CUSTOMERS IS CONCENTRATED AND THE LOSS OF BUSINESS FROM A MAJOR CUSTOMER OR A CHANGE IN AUTO CONSUMER PREFERENCES OR REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Because of the relative importance of our largest customers and the high degree of concentration of OEMs in the North American automotive industry, our business is exposed to a high degree of risk related to customer concentration. Our seven largest customers accounted for approximately 72.0% of our sales in 2003 and 73.6% of our sales in the six months ended June 30, 2004. Although we have long-term contracts with many of our customers, some of our customers are not subject to long-term contracts or may have the ability to terminate their contracts with us. The loss of a major customer or a significant reduction in sales to a major customer could have a material adverse effect on us. Our customers consist primarily of Tier I suppliers, like Delphi, TRW, ZF and Bosch, that serve the large OEMs. Accordingly, while sales directly to OEMs accounted for an insignificant percentage of our sales in 2003 due to our significant Tier I customer base, adverse performance by or production cuts at these OEMs could also adversely impact our sales to Tier I suppliers. Our sales and performance are also influenced by consumer preferences, regulatory changes and OEM new vehicle financing programs. In addition, government regulations, including those relating to fuel economy, could impact vehicle content and volume and, accordingly, have a material adverse impact on us.

INCREASES IN OUR RAW MATERIAL OR ELECTRICITY COSTS OR THE LOSS OF A SUBSTANTIAL NUMBER OF OUR SUPPLIERS OR A MATERIAL DISRUPTION IN ELECTRICITY SUPPLIES COULD AFFECT OUR FINANCIAL HEALTH.

     The most significant raw material used in our business is steel. Generally, our raw materials requirements are obtainable from various sources and in the desired quantities. While we currently maintain alternative sources for raw materials, our businesses are subject to the risk of price fluctuations and periodic delays in the delivery of various raw materials and component parts. The domestic steel industry has experienced substantial financial instability due to numerous factors, including energy costs and the effect of foreign competition. As a result of various global economic factors and the weakening of the U.S. dollar, steel prices have been rising, which could have a negative impact on our financial results in 2004. In addition, a failure by our suppliers to continue to supply us with various raw materials on commercially reasonable terms, or at all, would have a material adverse effect on us. Our electricity costs are an element of our cost structure. To the extent there are material fluctuations in electricity costs, our margins could be adversely impacted. Any material disruption in electricity supplies could delay our production and could have a material adverse effect on us.

CONTINUING TRENDS AMONG OUR CUSTOMERS WILL INCREASE COMPETITIVE PRESSURES IN OUR BUSINESSES.

     The markets for our products are highly competitive. Our competitors include component manufacturing facilities of Tier I suppliers, as well as independent domestic and international suppliers. Some of our competitors are large companies with in-house machining operations that have greater financial resources than us. At times, we may be in a position of competing with some of our own customers, which could have adverse consequences. We believe that the principal competitive factors for all of our products are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. In addition, our competitors may develop products that are superior to our products or may adapt more quickly than us to new technologies or evolving customer requirements. Technological advances by our competitors may lead to new manufacturing techniques to make our products and make it more difficult for us to compete. Continuing trends by our customers in many of our markets to limit their number of outside suppliers may result in increased competition as many competitors may reduce prices to compete.

     In addition, financial and operating difficulties experienced by our major customers, and the OEMs that our customers supply their products to, may result in further pricing pressures on us. Pricing pressure from customers has been a characteristic of the automotive parts industry for many years. Virtually all Tier I suppliers have policies of seeking price reductions each year. We have taken steps to reduce costs and resist price reductions, but price reductions have impacted our sales and profit margins. We may also be subject to increased pricing pressures from customers as a result of the fact that our financial information will become publicly available as a result of the exchange offer. If we are not able to offset continued price reductions through improved operating efficiencies and reduced costs, we may lose customers or be compelled to make price reductions that may have a material adverse effect on our results of operations.

     We are continually exposed to pressure from our customers to extend payment terms. Currently, customary industry payment terms in the United States are 30-45 days; however, customers routinely request payment terms of 45-60 days. In Europe, customary terms exceed 90 days. To the extent we are unsuccessful in resisting our customers attempts to lengthen payment terms, our liquidity may be adversely impacted.

     We expect competitive pressures in our markets to remain strong. These pressures arise from existing competitors, other companies that may enter our existing or future markets and, in some cases, our customers, which may decide to internalize production of certain items sold by us. There can be no assurance that we will be able to compete successfully with our existing competitors or with new competitors. Failure to compete successfully could have a material adverse effect on our business and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS; IN ADDITION, WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS BY THIRD PARTIES.

     We rely upon proprietary technology and technology advancements to maintain competitiveness in the market. We generally rely on a combination of unpatented proprietary know-how and trade secrets, copyrights, trademarks, and, to a lesser extent, patents in order to preserve our position in the market. Because of the importance of our proprietary know-how, we typically enter into confidentiality or license agreements with third parties, employees and consultants, and control access to and distribution of our proprietary information. We have entered into, and may enter into in the future, other contractual arrangements with employees and third parties relating to our intellectual property rights.

     Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. It is difficult for us to monitor unauthorized uses of our products. The steps we have taken may not prevent unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Although we enter into confidentiality agreements with third parties to whom we disclose unpatented proprietary know-how and trade secrets, these methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how and trade secrets. If third parties take actions that affect our rights or the value of our intellectual property, similar proprietary rights or reputation or we are unable to protect our intellectual property from infringement or misappropriation, other companies may be able to use our intellectual property to offer competitive products at lower prices and we may not be able to effectively compete against these companies.

     Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, we can give no assurance that claims or litigation asserting infringement by us of intellectual property rights will not be initiated in the future seeking damages, payment of royalties or licensing fees, or an injunction against the sale of our products or that we would prevail in any litigation or be successful in preventing such judgment. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights and, if not successful, we may not be able to protect the value of our intellectual property. Regardless of its outcome, any litigation, whether commenced by us or third parties, could be protracted and costly and could have a material adverse effect on our business and results of operations.

LOSS OF KEY EXECUTIVE OFFICERS COULD WEAKEN OUR BUSINESS EXPERTISE AND OTHER BUSINESS PLANS.

     Our success depends to a significant degree upon the continued contributions of our senior management team and technical, marketing and sales personnel. Our employees, including management, may voluntarily terminate their employment with us at any time. There is competition for qualified employees and personnel in our industry and there is a limited number of persons with relevant knowledge and experience. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives. We believe that the growth and future success of our business will depend in large part on our continued ability to attract, motivate and retain highly-skilled qualified personnel.

THE REQUIREMENTS OF BEING A REPORTING COMPANY UNDER THE EXCHANGE ACT MAY STRAIN OUR RESOURCES AND DISTRACT MANAGEMENT.

     As a result of the exchange offer, we have filed an exchange offer registration statement with the SEC and we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management's attention may be diverted from other business concerns, which could have a material adverse effect on our business. The costs associated with complying with the Exchange Act and the Sarbanes-Oxley Act could be material.

WE MAY BE SUBJECT TO WORK STOPPAGES AT OUR FACILITIES OR AT THE FACILITIES OF OUR PRINCIPAL CUSTOMERS, WHICH COULD SERIOUSLY IMPACT THE PROFITABILITY OF OUR BUSINESS.

     As is common in many European and South American jurisdictions, substantially all of our 1,317 employees in France and 548 employees in Brazil are covered by country-wide collective bargaining agreements. Although we believe our relations with these unions are good, there can be no assurance that future issues with our labor unions will be resolved favorably or that we will not experience a work stoppage that could materially adversely affect our business. For example, in April 2004, we experienced a one hour work stoppage by some employees of our French facilities with respect to compensation negotiations then in progress. These negotiations have concluded and this dispute has since been resolved. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on us. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected.

     Many of our direct or indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by OEMs or their suppliers could result in slowdowns or closures of assembly plants where our products are included in assembled vehicles. In addition, organizations responsible for shipping our customers' products may be impacted by occasional strikes. Any interruption in the delivery of our customers' products would reduce demand for our products and could have a material adverse effect on us.

OUR ACQUISITION STRATEGY MAY BE UNSUCCESSFUL.

     As part of our growth strategy, we plan to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We cannot assure you that we will be able to consummate any acquisitions or that any future acquisitions will be able to be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks and factors, including:

     - the focus of management's attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

     - the incorporation of acquired products into our product line;

     - the increasing demands on our operational systems;

     - the failure to realize expected synergies;

     - possible adverse effects on our reported operating results, particularly during the first several periods after the acquisition is complete;

     - the amortization of acquired intangible assets; and

     - the loss of key employees of the acquired businesses.

     In pursuing acquisitions, we compete against other automotive part manufacturers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. Increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. As a company without public equity, we may not be able to offer attractive equity to potential sellers. Additionally, our acquisition strategy may result in significant increases in our outstanding indebtedness and debt service requirements. The terms of the notes and our new senior credit facilities further limit the acquisitions we may pursue. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from our operations.

THE INTEGRATION OF ACQUIRED BUSINESSES MAY RESULT IN SUBSTANTIAL COSTS, DELAYS OR OTHER PROBLEMS.

     We may not be able to successfully integrate our acquisitions without substantial costs, delays or other problems. We will have to continue to expend substantial managerial, operating, financial and other resources to integrate our businesses. The costs of integration could have a material adverse effect on our operating results and financial condition. These costs include non-recurring acquisition costs, including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

     In addition, the pace of our acquisitions of other businesses may materially adversely affect our efforts to integrate acquisitions and manage those acquisitions profitably. We may seek to recruit additional managers to supplement the incumbent management of the acquired businesses, but we may be unable to recruit additional candidates with the necessary skills.

     Although we conduct what we believe to be a prudent level of investigation regarding the operating and financial condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Until we actually assume operating control of these business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Once we acquire a business, the risks we are faced with include:

     - the possibility that it will be difficult to integrate the operations into our other operations;

     - the possibility that we have acquired substantial undisclosed liabilities;

     - the risks of entering markets or offering services for which we have no prior experience; and

     - the potential loss of customers as a result of changes in management.

     We may not be successful in overcoming these risks.

FLUCTUATIONS IN CURRENCY EXCHANGE AND INTEREST RATES MAY SIGNIFICANTLY IMPACT OUR RESULTS OF OPERATIONS AND MAY SIGNIFICANTLY AFFECT THE COMPARABILITY OF OUR RESULTS BETWEEN FINANCIAL PERIODS.

     Our operations are conducted by subsidiaries in many countries. The results of the operations and the financial position of these subsidiaries are reported in the relevant foreign currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our combined financial statements. As a result, our financial results are impacted by currency fluctuations between the dollar and the euro and, to a lesser extent, other currencies, which are unrelated to our underlying results of operations.

     In addition, as of June 30, 2004, $81.5 million, or 30.8%, of our total indebtedness was denominated in euros. The carrying value of that indebtedness will fluctuate depending on currency exchange rates between the U.S. dollar and the euro. To the extent the U.S. dollar declines against the euro, our interest expenses for our euro denominated indebtedness will increase for financial reporting purposes. For a description of our pro forma indebtedness after giving effect to the refinancing transaction, see "Capitalization."

     We are also subject to interest rate risk because we have substantial indebtedness at variable interest rates. As of June 30, 2004, our interest was determined on a variable basis on $119.8 million, or 45.3%, of our total indebtedness. An increase in interest rates of 0.25% will increase our interest expense under our term loans by $0.3 million per year.

     We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. Further, while we will attempt to repay indebtedness using cash flows from the same currency under which the indebtedness is denominated, there are no assurances we will be able to do so. For example, if we are forced to repay borrowings of ours or our domestic subsidiaries that are denominated in U.S. dollars with euros, depreciation of the euro against the dollar will make the debt repayment more costly in euro terms.

     While we may enter into various currency and interest hedging contracts, we cannot assure you that any hedging transactions we might enter into will be successful or that shifts in the currency exchange rates or interest rates will not have a material adverse effect on us.

WE ARE SUBJECT TO TAXATION IN MULTIPLE JURISDICTIONS.

     We are subject to taxation primarily in the United States, France and Brazil. Our effective tax rate and tax liability will be affected by a number of factors, like the amount of taxable income in particular jurisdictions, the tax rates in these jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds to and repatriate funds from our subsidiaries, and future changes in the law. Our tax liability will be dependent upon our operating results and the manner in which our operations are funded. Generally, the tax liability for each legal entity is determined either on a non-consolidated basis or on a consolidated basis only with other entities incorporated in the same jurisdiction. In either case, our tax liability is determined without regard to the taxable losses of non-consolidated affiliated entities. As a result, we may pay income taxes in one jurisdiction for a particular period even though on an overall basis we incur a net loss for that period.

OUR OPERATIONS OUTSIDE OF THE UNITED STATES ARE SUBJECT TO POLITICAL, INVESTMENT AND LOCAL BUSINESS RISKS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Approximately 58.3% of our sales in 2003 were derived from sales by our subsidiaries located outside of the United States and an additional approximately 7.0% of our sales in 2003 were derived from sales of products manufactured in the United States that were sold outside the United States. As part of our business strategy, we intend to expand our international operations through internal growth and acquisitions. Sales outside of the United States, particularly sales to emerging markets, are subject to other various risks which are not present in sales within the United States that can materially affect our business and financial condition. In addition to currency exchange and tax risks as discussed above, these risks include:

     - local political and social conditions, including hyperinflationary conditions and political instability in certain countries;

     - devaluation of foreign currencies;

     - potential imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and payment by foreign subsidiaries;

     - potential difficulties in enforcing agreements and collecting receivables through certain foreign local systems;

     - domestic and foreign customs, tariffs and quotas or other trade barriers;

     - increased costs for transportation and shipping;

     - potential difficulties in protecting intellectual property;

     - risk of nationalization of private enterprises by foreign governments;

     - managing and obtaining support and distributions for local operations;

     - potential imposition or increase of restrictions on investment; and

     - required compliance with a variety of laws and regulations.

     We cannot assure you that we will succeed in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner in each location where we do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on our international operations or upon the financial condition and results of operations.

WE MAY INCUR MATERIAL LOSSES AND COSTS AS A RESULT OF PRODUCT LIABILITY AND WARRANTY CLAIMS THAT MAY BE BROUGHT AGAINST US.

     We face an inherent business risk of exposure to product liability claims in the event that the use of our current and formerly manufactured or sold products results, or is alleged to result, in bodily injury and/or property damage. Although we have not been required to make any material payments in respect of product liability claims in the past five years, we cannot assure you that we will not experience any material product liability losses in the future or that we will not incur significant costs to defend such claims. In addition, if any of our products are or are alleged to be defective, we may be required to participate in a government-required or manufacturer-instituted recall involving such products. In the automotive industry, each vehicle manufacturer has its own policy regarding product recalls and other product liability actions relating to its suppliers. However, as we move up the value pyramid and become more integrally involved in the system design process and assume more of the vehicle system assembly functions, vehicle manufacturers may begin to look to us for contribution when faced with product liability claims. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a material adverse effect on our business. In addition, we cannot assure you that claims will not be asserted against us with respect to former businesses disposed of by us, whether or not we are legally responsible or entitled to contractual indemnification.

OUR INSURANCE COVERAGE MAY BE INADEQUATE TO PROTECT AGAINST THE POTENTIAL HAZARDS INCIDENT TO OUR BUSINESS.

     We maintain property, business interruption, product liability and casualty insurance coverage which we believe is in accordance with customary industry practices, but we cannot be fully insured against all potential hazards incident to our business, including losses resulting from war risks or terrorist acts. A catastrophic loss of the use of all or a portion of our facilities due to accident, labor issues, weather conditions, other national disaster or otherwise, whether short or long-term, could have a material adverse effect on us. As a result of market conditions, premiums and deductibles for some of our insurance policies can increase substantially and, in some instances, some types of insurance may become available only for reduced amounts of coverage, if at all. In addition, there can be no assurance that our insurers would not challenge coverage for certain claims. If we were to incur a significant liability for which we were not fully insured or that our insurers disputed, it could have a material adverse effect on our financial position.

WE ARE SUBJECT TO RISKS AND COSTS ASSOCIATED WITH NON-COMPLIANCE WITH ENVIRONMENTAL REGULATIONS.

     Our operations are subject to federal, state, local and foreign laws and regulations governing emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. While we believe that our operations and facilities are being operated in compliance in all material respects with applicable environmental health and safety laws and regulations, the operation of automotive parts manufacturing plants entails risks in these areas. There can be no assurance that we will not incur material costs or liabilities, including substantial fines and criminal sanctions for violations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

SOME OF OUR MATERIAL CONTRACTS MAY BE TERMINATED FOLLOWING THE ACQUISITION IF WE DO NOT GAIN THE OTHER PARTY'S CONSENT TO THE ACQUISITION.

     A number of contracts to which we are a party, including leases for some of our facilities and equipment and contracts for one of our significant customers, gave the other party to the contract a right to require us to receive consent from them prior to consummating a transaction which would result in a change of control. Although receipt of some of these consents was a condition to the closing of the acquisition, Parent waived the failure by the other party to our contracts to provide the necessary consents under the contracts. There is a risk that some or all of these contracts may be terminated by the other party. Termination of these contracts may have a material adverse effect on our financial condition and on our ability to pay principal and interest on the notes.

WE ARE CONTROLLED BY GSCP 2000, OTHER PRIVATE EQUITY FUNDS AFFILIATED WITH GSCP 2000, TRP AND OTHER INVESTMENT VEHICLES AFFILIATED WITH TRP, AND THEIR INTERESTS AS EQUITY HOLDERS MAY CONFLICT WITH YOUR INTERESTS AS A CREDITOR.

     GSCP 2000, other private equity funds affiliated with GSCP 2000, TRP, and other investment vehicles affiliated with TRP control, through Parent and Holdings, our voting interests and have the power to elect a majority of the members of our board of directors, to change our management and to approve any mergers or other extraordinary transactions. The interests of GSCP 2000 and TRP may not in all cases be aligned with your interests as a holder of the notes.

                                USE OF PROCEEDS

     We will not receive any proceeds in connection with the exchange offer. In consideration for issuing the exchange notes in exchange for the outstanding notes as described in this prospectus, we will receive, retire and cancel the outstanding notes tendered in the exchange offer. The net proceeds from the sale of the outstanding notes, after deducting underwriting discounts, was approximately $133.1 million. We used all of the net proceeds to fund a portion of the consideration for, and fees and expenses relating to, the acquisition.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2004, and gives effect to the acquisition, including the issuance of the notes and the borrowings under our new senior credit facilities.

     You should also read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Acquisition," our consolidated financial statements and related notes thereto and the unaudited pro forma financial statements included elsewhere in this prospectus.

                                                                  AS OF
                                                                 JUNE 30,
                                                                   2004
                                                              --------------
                                                               (UNAUDITED,
                                                              IN MILLIONS OF
                                                              U.S. DOLLARS)
Cash and cash equivalents...................................      $  7.2
                                                                  ======
Senior indebtedness (including current portion thereof):
  New senior credit facilities:
     New senior secured E 62.7 million term loan (U.S. $
      equivalent at June 30, 2004)..........................      $ 75.8
     New senior secured U.S. term loan......................        33.0
     Multi-currency revolving credit facility(1)............        11.0
     Euro revolving credit facility(2)......................          --
  Capital lease obligations and other indebtedness(3).......         8.0
                                                                  ------
       Total senior debt....................................       127.8
Notes(4)....................................................       136.9
                                                                  ------
       Total debt...........................................       264.7
Common stock................................................       143.4
Additional paid-in capital..................................          --
Accumulated other comprehensive income......................          --
Retained earnings...........................................          --
                                                                  ------
       Total shareholders' equity...........................       143.4
                                                                  ------
Total capitalization........................................      $408.1
                                                                  ======

---------------

(1) We have the ability to borrow an additional $25.1 million pursuant to the multi-currency revolving credit facility of our new senior credit facilities.

(2) Autocam France, SARL has the ability to borrow E 11.6 million (equivalent of $14.0 million as of June 30, 2004) pursuant to the euro revolving credit facility of our new senior credit facilities.

(3) Includes capital leases of $5.7 million and the U.S. dollar equivalent of $2.3 million in notes denominated in Brazilian reais issued by our Brazilian subsidiary.

(4) Represents principal amount of $140.0 million, net of original issue discount of $3.1 million.

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

     The following table sets forth Holdings' selected consolidated historical financial data for the twelve months ended June 30, 1999, the seven months ended February 6, 2000, the eleven months ended December 31, 2002 and each of the years 2001, 2002 and 2003, which have been derived from the consolidated financial statements of Holdings which have been audited by Deloitte & Touche LLP, an independent public registered accounting firm, and for the six months ended June 30, 2003 and June 30, 2004, which have been derived from our unaudited consolidated financial statements. Those columns denoted as "predecessor" represent statements of operations and balance sheet data determined using the historical cost basis relevant to our predecessor shareholders. In the opinion of management, the unaudited financial data includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Information."

                                       TWELVE           SEVEN          ELEVEN
                                       MONTHS          MONTHS          MONTHS
                                        ENDED           ENDED           ENDED                 YEARS ENDED DECEMBER 31,
                                      JUNE 30,       FEBRUARY 6,    DECEMBER 31,    ---------------------------------------------
                                        1999            2000            2000            2001            2002            2003
                                    (predecessor)   (predecessor)   (predecessor)   (predecessor)   (predecessor)   (predecessor)
                                    -------------   -------------   -------------   -------------   -------------   -------------

                                                                       (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Sales.............................    $179,726        $119,312        $185,699        $236,452        $275,117        $323,210
Cost of sales.....................     150,742          97,026         146,419         201,757         231,334         280,070
                                      --------        --------        --------        --------        --------        --------
Gross profit......................      28,984          22,286          39,280          34,695          43,783          43,140
Selling, general and
 administrative expenses..........      10,208           8,805           9,764          16,415          16,698          17,577
                                      --------        --------        --------        --------        --------        --------
Income from operations............      18,776          13,481          29,516          18,280          27,085          25,563
Interest and other expense, net...       8,104           7,076          10,489          17,782          15,931          13,872
Minority interest in net income
 (loss)...........................         645            (142)            852             317             (21)
Tax provision.....................       3,757           2,644           8,096           1,540           4,635           4,697
                                      --------        --------        --------        --------        --------        --------
Net income (loss).................    $  6,270        $  3,903        $ 10,079        $ (1,359)       $  6,540        $  6,994
                                      ========        ========        ========        ========        ========        ========
OTHER FINANCIAL DATA:
Ratio of Earnings to Fixed
 Charges..........................         2.4x            2.0x            2.8x            1.0x            1.8x            2.2x
Pro Forma Ratio of Earnings to
 Fixed Charges (unaudited)(1).....                                                                                         1.2x


                                      SIX MONTHS ENDED JUNE 30,
                                    -----------------------------
                                        2003            2004
                                    (predecessor)   (predecessor)
                                    -------------   -------------
                                     (UNAUDITED)     (UNAUDITED)
                                       (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Sales.............................    $166,829        $184,489
Cost of sales.....................     142,870         153,426
                                      --------        --------
Gross profit......................      23,959          31,063
Selling, general and
 administrative expenses..........       8,723          17,337
                                      --------        --------
Income from operations............      15,236          13,726
Interest and other expense, net...       6,724           8,338
Minority interest in net income
 (loss)...........................
Tax provision.....................       3,506           3,211
                                      --------        --------
Net income (loss).................    $  5,006        $  2,177
                                      ========        ========
OTHER FINANCIAL DATA:
Ratio of Earnings to Fixed
 Charges..........................         2.6x            1.8x
Pro Forma Ratio of Earnings to
 Fixed Charges (unaudited)(1).....         1.4x            2.1x

---------------

(1) Adjusted to give effect to the acquisition as if it had occurred at the beginning of the earliest period presented.

                                                           AS OF
                                       ---------------------------------------------
                                         JUNE 30,       FEBRUARY 6,    DECEMBER 31,
                                           1999            2000            2000
                                       (predecessor)   (predecessor)   (predecessor)
                                       -------------   -------------   -------------

                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Cash and equivalents.................    $  3,654        $  5,016         $16,448
Working capital(1)...................      22,729          20,989          29,737
Property, plant and equipment, net...     129,744         126,360         140,265
Total assets.........................     229,491         231,541         379,481
Total debt...........................     114,038         106,669         157,171

                                                    AS OF DECEMBER 31,                    AS OF
                                       ---------------------------------------------   -----------

                                           2001            2002            2003         JUNE 30,
                                       (predecessor)   (predecessor)   (predecessor)      2004
                                       -------------   -------------   -------------   -----------
                                                                                       (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Cash and equivalents.................    $  9,830        $  4,996        $  1,075       $  7,203
Working capital(1)...................      34,190          27,957          22,113         26,050
Property, plant and equipment, net...     142,758         156,964         173,580        149,948
Total assets.........................     371,700         392,335         409,075        518,235
Total debt...........................     153,071         146,082         133,888        264,686

---------------

(1) Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term indebtedness).

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     Set forth below are our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and the three and six months ended June 30, 2004 assuming the transactions described below occurred on the first day of the earliest period presented.

     The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to represent results of operations for the year ended December 31, 2003 or the six months ended June 30, 2003 or 2004 had the acquisition occurred on the first day of the earliest period presented, or to project the results for any future date or period.

     The unaudited pro forma condensed consolidated statement of operations gives effect to the acquisition, including the issuance of the notes and the borrowings under our new senior credit facilities. See "Acquisition."

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                              TITAN HOLDINGS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                         SIX MONTHS ENDED JUNE 30, 2003
                                                      ------------------------------------
                                                                    PRO FORMA
                                                      HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                      ----------   -----------   ---------
                                                             (DOLLARS IN THOUSANDS)
Sales...............................................   $166,829                  $166,829
Cost of sales.......................................    142,870      $(1,839)(1)  141,031
                                                       --------      -------     --------
Gross profit........................................     23,959        1,839       25,798
Selling, general and administrative expenses........      8,723                     8,723
                                                       --------      -------     --------
Income from operations..............................     15,236        1,839       17,075
Interest expense, net...............................      4,927        6,043(2)    10,970
Other expenses, net.................................      1,797          107(3)     1,904
                                                       --------      -------     --------
Income before tax provision.........................      8,512       (4,311)       4,201
Tax provision.......................................      3,506       (1,466)(5)    2,040
                                                       --------      -------     --------
Net income..........................................   $  5,006      $(2,845)    $  2,161
                                                       ========      =======     ========

                              TITAN HOLDINGS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                         SIX MONTHS ENDED JUNE 30, 2004
                                                      ------------------------------------
                                                                    PRO FORMA
                                                      HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                      ----------   -----------   ---------
                                                             (DOLLARS IN THOUSANDS)
Sales...............................................   $184,489                  $184,489
Cost of sales.......................................    153,426      $(3,249)(1)  150,177
                                                       --------      -------     --------
Gross profit........................................     31,063        3,249       34,312
Selling, general and administrative expenses........     17,337       (8,235)(4)    9,102
                                                       --------      -------     --------
Income from operations..............................     13,726       11,484       25,210
Interest expense, net...............................      4,666        6,368(2)    11,034
Other expenses, net.................................      3,672       (1,660)(3)    2,012
                                                       --------      -------     --------
Income before tax provision.........................      5,388        6,776       12,164
Tax provision.......................................      3,211        2,304(5)     5,515
                                                       --------      -------     --------
Net income..........................................   $  2,177      $ 4,472     $  6,649
                                                       ========      =======     ========

                              TITAN HOLDINGS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31, 2003
                                                      ------------------------------------
                                                                    PRO FORMA
                                                      HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                      ----------   -----------   ---------
                                                             (DOLLARS IN THOUSANDS)
Sales...............................................   $323,210                  $323,210
Cost of sales.......................................    280,070      $(4,592)(1)  275,478
                                                       --------      -------     --------
Gross profit........................................     43,140        4,592       47,732
Selling, general and administrative expenses........     17,577                    17,577
                                                       --------      -------     --------
Income from operations..............................     25,563        4,592       30,155
Interest expense, net...............................      9,444       12,551(2)    21,995
Other expenses, net.................................      4,428          211(3)     4,639
                                                       --------      -------     --------
Income before tax provision.........................     11,691       (8,170)       3,521
Tax provision.......................................      4,697       (2,778)(5)    1,919
                                                       --------      -------     --------
Net income..........................................   $  6,994      $(5,392)    $  1,602
                                                       ========      =======     ========

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

     (1) This adjustment reflects the elimination of historical depreciation expense offset by the estimated depreciation expense on property, plant and equipment as adjusted from net book value to preliminary fair market appraised value.

     (2) This adjustment reflects the elimination of historical interest expense incurred on the indebtedness being repaid in connection with the acquisition offset by the estimated interest expense on the indebtedness being incurred in connection with the acquisition.

     The following table sets forth the calculation of these adjustments:

                                                  TWELVE MONTHS   SIX MONTHS   SIX MONTHS
                                                      ENDED         ENDED        ENDED
                                                  DECEMBER 31,     JUNE 30,     JUNE 30,
                                                      2003           2003         2004
                                                  -------------   ----------   ----------
Interest on $33.0 million U.S. dollar
  denominated term loan portion of our new
  senior credit facility........................     $ 1,472       $   736      $   736
Interest on E 62.7 million (U.S. $75.8 million
  at June 30, 2004) term loan portion of our new
  senior credit facility........................       3,879         1,939        1,939
Interest on $6.0 million in borrowings under the
  multi-currency revolving credit facility of
  our new senior credit facilities..............         268           134          134
Interest on borrowings under the euro
  denominated revolving credit facility of our
  new senior credit facilities..................          --            --           --
Interest on $140.0 million of notes offered
  hereby........................................      15,225         7,613        7,613
Original issue discount amortization............         311           156          156
Less elimination of historical interest expense
  on indebtedness being repaid..................      (8,604)       (4,535)      (4,210)
                                                     -------       -------      -------
Pro forma interest expense adjustment...........     $12,551       $ 6,043      $ 6,368
                                                     =======       =======      =======

     (3) This adjustment reflects the elimination of amortization of debt financing costs incurred on indebtedness being repaid, offset by amortization of debt financing costs on indebtedness being incurred in connection with the acquisition.

     (4) This adjustment reflects the elimination of transaction expenses recorded in connection with the acquisition, including investment banking, legal and other professional service fees and management bonuses.

     (5) This adjustment reflects the income tax impact of adjustments (1) through (4) above at an effective tax rate of 35%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and accompanying notes. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties, including those described in the "Risk Factors" section of this prospectus. Future results could differ materially from those discussed below. See discussion under the caption "Forward-Looking Statements."

OVERVIEW

     We are headquartered in Kentwood, Michigan, and are a leading independent manufacturer of extremely close tolerance precision-machined, metal alloy components, sub-assemblies and assemblies, primarily for performance and safety critical automotive applications. Those applications in which we have significant penetration include fuel injection, power steering, braking, electric motors and airbag systems. We provide these products from our facilities in North America, Europe, South America and Asia to some of the world's largest Tier I suppliers to the automotive industry. These Tier I suppliers include Autoliv, Delphi Automotive Systems, Robert Bosch Corporation, SMI-Koyo, Siemens VDO, TRW Automotive and ZF GmbH. We believe our manufacturing space is sufficient to meet the needs of our customer's current programs.

     We focus primarily on higher value-added categories of strategically targeted markets. The products we manufacture demand expertise typically exceeding the capabilities of many of our competitors. We produce complex products in high volumes where required tolerances are in the single digit micron range with quality levels very often approaching zero defects.

     On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly owned subsidiary of Parent, merged with and into Holdings with Holdings continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent.

     A number of factors influence our results of operations, including the following:

     - Our business is directly impacted by light-vehicle production levels, primarily in North America and Western Europe. We are also impacted by the relative North American market shares of the traditional Big Three automakers, DaimlerChrysler Corporation, Ford Motor Company and General Motors Corporation. Material changes in either of these factors can have a material impact on our sales and profitability levels. Although the market shares of the traditional Big Three have been declining over the period from January 1, 2001 to June 30, 2004, light-vehicle production in North America was approximately 15.5 million units in 2001, approximately
       16.4 million units in 2002 and approximately 15.9 million units in 2003. In Western Europe, the comparable production rates were approximately
       16.5 million units in 2001, approximately 16.4 million units in 2002 and approximately 16.2 million units in 2003. CSM Worldwide forecasts production of approximately 16.0 million units in North America and approximately 16.2 million units in Western Europe during 2004.

     - A significant portion of our sales and profits resulted from transactions denominated in euros. Those sales and profits have been translated into U.S. Dollars, or USD, for financial reporting purposes. As a result, the value of the USD compared to the euro in 2001, 2002, 2003 and in the first six months of 2004 relative to the same periods in the prior years positively impacted our reported results. The following table sets forth, for the periods indicated, the period end, period average, high and low noon New York time buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York expressed as

U.S. dollars per euro. The noon buying rate of the euro on October 14, 2004 was $1.24 per euro.

                                                                              SIX MONTHS
                                                                                 ENDED
                                                            YEARS ENDED        JUNE 30,
                                                         ------------------   -----------
                                                         2001   2002   2003   2003   2004
                                                         ----   ----   ----   ----   ----
Average(1).............................................  0.89   0.95   1.14   1.11   1.23
End of Period..........................................  0.89   1.05   1.26   1.15   1.22
High...................................................  0.95   1.05   1.26   1.19   1.29
Low....................................................  0.84   0.86   1.04   1.04   1.18

---------------

(1) The average rate is the average of noon New York time buying rates on the last day of each month during the relevant period.

     - We are routinely exposed to pressure by our customers to offer unit price reductions, which is typical of our industry. Through continuous improvement and increased efficiencies in our manufacturing and administrative processes we have achieved improvements in margins over time in spite of these constant pressures.

     Our business and results of operations during 2001, 2002, 2003 and the first six months of 2004 were affected by the following events:

     - In June 2001, we acquired some assets of Har Technologies, Inc., allowing us to expand product offerings to include airbag system components.

     - Effective January 1, 2002, we acquired the minority interest of our Brazilian subsidiary, Autocam do Brasil Usinagem Ltda, providing us the opportunity to more fully utilize those facilities to produce blanks and other labor intensive components for our North American operations without having to share the profits with its former minority shareholder.

     - In April 2003, we sold and leased back our Kentwood and Marshall, Michigan facilities for $5.8 million, using the proceeds of that sale to prepay some of our USD-denominated term indebtedness. Annual lease expense under these agreements is $0.6 million.

     - In June 2003, we closed our Chicago, Illinois production facility, moving all existing production to our Michigan facilities. Through the re-engineering of manufacturing processes and elimination of redundancies, we were able to reduce headcount in North America by 15% from December 2002 to December 2003.

     - In 2003, we successfully consolidated power steering production lines formerly contained within three of our French facilities into one facility. Significant costs, including premium freight, outsourcing, labor and machinery repairs, were incurred to affect this reorganization. This reorganization has and is expected to continue to provide benefits in the future, primarily in the area of lower labor costs through headcount reductions and improved efficiency.

RESULTS OF OPERATIONS

     The following table sets forth our Consolidated Statements of Operations expressed as a percentage of sales:

                                                                   THREE
                                                                  MONTHS        SIX MONTHS
                                            YEARS ENDED            ENDED           ENDED
                                           DECEMBER 31,          JUNE 30,        JUNE 30,
                                       ---------------------   -------------   -------------
                                       2001    2002    2003    2003    2004    2003    2004
                                       -----   -----   -----   -----   -----   -----   -----
Sales................................  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
Cost of sales........................   85.3    84.1    86.7    86.2    83.8    85.6    83.2
                                       -----   -----   -----   -----   -----   -----   -----
Gross profit.........................   14.7    15.9    13.3    13.8    16.2    14.4    16.8
Selling, general and administrative
  expenses...........................    6.9     6.1     5.4     5.2    13.4     5.2     9.4
                                       -----   -----   -----   -----   -----   -----   -----
Income from operations...............    7.8     9.8     7.9     8.6     2.8     9.2     7.4
Interest expense, net................    6.2     4.9     2.9     3.0     2.9     3.0     2.5
Other expenses, net..................    1.4     0.9     1.4     1.0     3.0     1.1     2.0
                                       -----   -----   -----   -----   -----   -----   -----
Income before tax provision..........    0.2     4.0     3.6     4.6    (3.1)    5.1     2.9
Tax provision........................    0.7     1.7     1.5     1.9    (0.2)    2.1     1.7
                                       -----   -----   -----   -----   -----   -----   -----
Net income (loss)....................   (0.5)    2.3     2.1     2.7    (2.9)    3.0     1.2
                                       =====   =====   =====   =====   =====   =====   =====

THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THREE MONTHS ENDED JUNE 30, 2004

SALES

     Sales increased $8.6 million, or 10.4%, to $91.6 million for the three months ended June 30, 2004 from $83.0 million for the three months ended June 30, 2003. Of this increase, $2.8 million was attributable to the increase of the value of the euro compared to the USD. Excluding the effect of foreign currency translation and unit price reductions mentioned below, sales for the quarter increased $7.0 million over the quarter ended June 30, 2003, principally attributable to the following factors:

     - Increased shipments of electric power-assisted steering products to two European customers during the second quarter of 2004;

     - During the latter part of 2003, we began shipping diesel injection components to two North American customers seeking to increase their penetration of the North American diesel injection market. The benefit derived from these incremental 2004 volumes was offset by premium pricing earned in the second quarter of 2003 on one of the new product lines during the transition from prototype to production volumes; and

     - During the first quarter of 2004, we began shipping production volumes of air compressor components to a South American customer.

     These positive developments more than offset the negative impact of unit price reductions of $1.2 million during the second quarter of 2004 and decreasing sales to a European power steering systems customer that desourced us on some products. Our management also elected to discontinue manufacturing some products with unacceptably low margins.

GROSS PROFIT

     Gross profit increased $3.4 million to $14.8 million, or 16.2% of sales, for the three months ended June 30, 2004 from $11.4 million, or 13.8% of sales, for the three months ended June 30, 2003. The gross profit percentage improvement can generally be attributed to headcount reductions realized in North America, primarily as a result of the Chicago, Illinois facility closure, and in Europe, primarily as a result of the power steering production line reorganization. Also, we elected to discontinue manufacturing products in Europe with unacceptably low margins. These positive factors were partially offset by the negative impact on gross profit of the unit price reductions, the cessation in 2004 of the premium pricing described above and additional building lease expense derived from the sale and leaseback of our Kentwood and Marshall facilities as described above.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses increased $7.9 million to $12.3 million, or 13.4% of sales, for the three months ended June 30, 2004 from $4.4 million, or 5.2% of sales, for the three months ended June 30, 2003. The 2004 results include $8.1 million in costs associated with the Acquisition, consisting principally of investment banking fees, management bonuses, and legal and accounting fees.

INTEREST EXPENSE, NET

     Net interest expense increased $0.2 million to $2.7 million for the three months ended June 30, 2004 from $2.5 million for the three months ended June 30, 2003. Interest expense on increased debt levels incurred as a result of the Acquisition more than offset the favorable impact caused by principal reductions through regularly scheduled payments and repayments from the proceeds of the sale and leaseback of the production facilities as described above. In addition, both the EURIBOR and LIBOR indices decreased in the three months ended June 30, 2004 when compared to the three months ended June 30, 2003, resulting in lower interest rates in the second quarter of 2004 relative to the second quarter in 2003.

OTHER EXPENSE, NET

     Net other expense increased $1.9 million to $2.7 million for the three months ended June 30, 2004 from $0.8 million for the three months ended June 30, 2003. The 2004 results include the write-off of $1.9 million in unamortized debt issue costs associated with our former bank agreement, which was refinanced in connection with the Acquisition.

TAX PROVISION

     For the three months ended June 30, 2004, we recorded an income tax benefit of $0.2 million, for an effective tax rate of 6.0%. The decrease of $1.8 million from the three months ended June 30, 2003 can be attributed to the $6.6 million decrease in income before taxes when comparing the two periods. Our effective tax rate for the tax credit was less than the United States statutory rate of 34% due primarily to the French income tax provision, which includes legal profit sharing contribution expense of $0.6 million. Under French law the legal profit sharing contribution is assessed on income before taxes, and therefore is treated by us as a component of our tax provision. In addition, our French operations recorded $0.4 million in non-deductible expenses in the second quarter of 2004, thereby increasing our effective tax rate. Finally, French income taxes are levied at a rate of 35.4% of income before taxes.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2004

SALES

     Sales increased $17.7 million, or 10.6%, to $184.5 million for the six months ended June 30, 2004 from $166.8 million for the six months ended June 30, 2003. Of this increase, $9.9 million was attributable to the increase of the value of the euro compared to the USD. Excluding the effect of foreign currency translation and unit price reductions mentioned below, sales for the six-month period increased $10.2 million over the six months ended June 30, 2003, principally attributable to the following factors:

     - Increased shipments of electric power-assisted steering products to two European customers during the first half of 2004;

     - During the latter part of 2003, we began shipping diesel injection components to two North American customers seeking to increase their penetration of the North American diesel injection market. The benefit derived from this development was partially offset by premium pricing earned in the second quarter of 2003 on one of the new product lines during the transition from prototype to production volumes; and

     - During the first quarter of 2004, we began shipping production volumes of air compressor components to a South American customer.

     These positive developments more than offset the negative impact of unit price reductions of $2.4 million during the first half of 2004 and decreasing sales to a European power steering systems customer that desourced us on some products. We also elected to discontinue manufacturing some products with unacceptably low margins.

GROSS PROFIT

     Gross profit increased $7.1 million to $31.1 million, or 16.8% of sales, for the six months ended June 30, 2004 from $24.0 million, or 14.4% of sales, for the six months ended June 30, 2003. The gross profit percentage improvement can generally be attributed to headcount reductions incurred in North America, primarily as a result of the Chicago, Illinois facility closure, and in Europe, primarily as a result of the power steering production line reorganization. In addition, equipment move, severance and other costs incurred during the six months ended June 30, 2003 in connection with the closing of the Chicago, Illinois facility were $1.1 million. These costs were not repeated in the six-month period ended June 30, 2004. Also, we elected to discontinue manufacturing products in Europe with unacceptably low margins. These positive factors were partially offset by the negative impact on gross profit of the unit price reductions and additional building lease expense derived from the sale and leaseback of the production facilities as described above.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses increased $8.6 million to $17.3 million, or 9.4% of sales, for the six months ended June 30, 2004 from $8.7 million, or 5.2% of sales, for the six months ended June 30, 2003. The 2004 results include $8.2 million in costs associated with the Acquisition, consisting principally of investment banking fees, management bonuses, and legal and accounting fees.

INTEREST EXPENSE, NET

     Net interest expense decreased $0.2 million to $4.7 million for the six months ended June 30, 2004 from $4.9 million for the six months ended June 30, 2003. The favorable impact on interest expense caused by principal reductions through regularly scheduled payments and repayments from the proceeds of the sale and leaseback of the production facilities as described above more than offset the negative impact of increased debt levels incurred as a result of the Acquisition. In addition, both the EURIBOR and LIBOR indices decreased in the six months ended June 30, 2004 when compared to the six months ended June 30, 2003, resulting in lower interest rates in the first half of 2004 relative to the first half of 2003.

OTHER EXPENSE, NET

     Net other expense increased $1.9 million to $3.7 million for the six months ended June 30, 2004 from $1.8 million for the six months ended June 30, 2003. The 2004 results include the write-off of $1.9 million in unamortized debt issue costs associated with our former senior credit facility, which was refinanced in connection with the Acquisition.

TAX PROVISION

     For the six months ended June 30, 2004, we recorded an income tax provision of $3.2 million, for an effective tax rate of 59.6%. Our effective tax rate was more than the United States statutory rate of 34% due primarily to the French income tax provision, which includes legal profit sharing contribution expense of $1.2 million.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

SALES

     Sales increased $48.1 million, or 17.5%, to $323.2 million for the year ended December 31, 2003 from $275.1 million for the year ended December 31, 2002. Of this increase, $34.7 million was attributable to the increase of the value of the euro compared to the USD. Excluding the effect of foreign currency translation and price reductions described below, sales for the year increased $18.8 million over the prior year, principally attributable to the following factors:

     - Increased shipments of electric power-assisted steering products to two European customers during 2003; and

     - During 2003, we began shipping new diesel injection components to a North American customer seeking to increase its penetration of the North American diesel injection market.

     These positive developments more than offset the negative impact during 2003 of unit price reductions of $5.4 million and declining sales to a European power steering systems customer that desourced us on some products.

GROSS PROFIT

     Gross profit decreased $0.7 million to $43.1 million, or 13.3% of sales, for the year ended December 31, 2003 from $43.8 million, or 15.9% of sales, for the year ended December 31, 2002. The decrease in gross profit percentage can be primarily attributed to the effects of the following:

     - We granted annual unit price reductions as referenced above.

     - We incurred premium freight, outsourcing, consulting services and machinery repair costs in 2003 in connection with the European power steering line reorganization. Some of these costs were offset by labor productivity improvements that occurred late in 2003.

     - We incurred $1.5 million in equipment move, severance, building lease termination and other costs associated with closing the Chicago facility in 2003.

     - We incurred an additional $0.5 in building lease expense in 2003 as a result of the sale and leaseback of our Kentwood and Marshall facilities as referenced above.

     These decreases were partially offset by the favorable impact of labor savings resulting from significant headcount reductions in North America during 2003, primarily as a result of the Chicago facility closure.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses increased by $0.9 million to $17.6 million, or 5.4% of sales, for the year ended December 31, 2003 from $16.7 million, or 6.1% of sales, during the year ended December 31, 2002. Of this increase, $1.4 million was attributable to the increase of the value of the euro compared to the USD. Excluding the increase of the value of the euro compared to the USD, selling, general and administrative expenses decreased $0.5 million from 2002 to 2003, primarily as a result of the elimination of redundant costs for administrative labor and other expenses previously incurred at the Chicago facility. The elimination of these costs resulted in selling, general and administrative expenses, as a percentage of sales, decreasing in 2003 as compared to 2002.

INTEREST EXPENSE, NET

     Net interest expense decreased $4.0 million to $9.4 million for the year ended December 31, 2003 from $13.4 million for the year ended December 31, 2002. Borrowings were reduced through scheduled principal payments, as well as from the proceeds of factoring an additional approximately $2.1 million of European accounts receivable without recourse and the sale and leaseback of our Kentwood and Marshall, Michigan facilities. In addition, both the EURIBOR and LIBOR indices decreased when comparing the periods, resulting in lower interest rates in 2003 relative to 2002. These factors were partially offset by an increase of $1.0 million attributable to the increase of the value of the euro compared to the USD.

OTHER EXPENSE, NET

     Net other expense for the year ended December 31, 2003 increased $1.9 million to $4.4 million from $2.5 million for the year ended December 31, 2002. A portion of this increase resulted from expenses incurred in connection with our termination of a lease on some of the production equipment utilized by the former Chicago facility. Process improvements implemented in connection with the closing and relocation of production to the Kentwood and Marshall facilities rendered that equipment obsolete. In addition, foreign currency transaction losses were $0.7 million higher in 2003 relative to 2002 due to the increase of the value of the euro compared to the USD.

TAX PROVISION

     For the year ended December 31, 2003, we recorded income tax expense of $4.7 million, for an effective tax rate of 40.2%. Our effective tax rate exceeded the United States statutory rate of 34.0% due primarily to the recording of French legal profit sharing contribution expense as described above.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

SALES

     Sales increased $38.6 million, or 16.3%, to $275.1 million from $236.5 million for the year ended December 31, 2001. Of this increase, $5.7 million was attributable to the increase of the value of the euro compared to the USD. Excluding the effect of foreign currency translation and price reductions described below, sales for the year increased $37.5 million over the prior year, principally attributable to the following factors:

     - Light-vehicle production rates in North America were 5.5% greater in 2002 than 2001.

     - Our acquisition of some assets of Har Technologies introduced airbag components to our product offerings, adding $12.8 million in incremental sales in 2002.

     - Units shipped to two European customers increased significantly during 2002 as OEMs electric power-assisted steering products gained wider acceptance in the market place.

     These positive developments more than offset the negative impact of unit price reductions of $4.6 million.

GROSS PROFIT

     Gross profit increased $9.1 million to $43.8 million, or 15.9% of sales, for the year ended December 31, 2002 from $34.7 million, or 14.7% of sales, for the year ended December 31, 2001. The increase in gross profit percentage can be primarily attributed to the following:

     - In accordance with the implementation of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, no goodwill amortization expense was recorded in 2002, which positively impacted the comparison of gross profit between 2001 and 2002 by $3.4 million.

     - Increased production volumes in North America and Europe allowed for the improved utilization of existing equipment and facilities.

     - We received price concessions totaling $1.7 million from North American raw material suppliers in 2002, which positively impacted the gross profit percentage in that period relative to 2001.

     These positive effects were partially offset by annual unit price reductions of $4.6 million.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses increased by $0.3 million to $16.7 million, or 6.1% of sales, for the year ended December 31, 2002 from $16.4 million, or 6.9% of sales, during the year ended December 31, 2001. Of this increase, $0.4 million was attributable to the increase of the value of the euro compared to the USD. Excluding this increase, selling, general and administrative expenses decreased by $0.1 million.

INTEREST EXPENSE, NET

     Net interest expense decreased $1.3 million to $13.4 million for the year ended December 31, 2002 from $14.7 million for the year ended December 31, 2001. Borrowings were reduced through scheduled principal payments as well as from the proceeds of factoring approximately $9.0 million of European accounts receivable without recourse which we used to repay borrowings. In addition, both the EURIBOR and LIBOR indices decreased when comparing the periods, resulting in lower interest rates in 2002 relative to 2001. These factors were partially offset by an increase of $0.4 million attributable to the increase of the value of the euro compared to the USD.

OTHER EXPENSE, NET

     Net other expense for the year ended December 31, 2002 decreased $0.9 million to $2.5 million from $3.4 million for the year ended December 31, 2001. Our European operations recorded losses on the disposal of equipment that were $1.6 million greater in 2001 as compared to 2002. On January 1, 2002, we acquired the minority interest of our Brazilian subsidiary, thereby eliminating minority interest expense of $0.3 million in 2001. These factors were partially offset by foreign currency transaction losses which were $0.5 million higher in 2002 relative to 2001 due to the increase in the value of the euro compared to the USD.

TAX PROVISION

     For the year ended December 31, 2002, we recorded income tax expense of $4.6 million, for an effective tax rate of 41.5%. Our effective tax rate exceeded the United States statutory rate of 34.0% due primarily to the recording of French legal profit sharing contribution expense as described above. The increase of $3.1 million over the year ended December 31, 2001 can be attributed to the $11.0 million increase in income before taxes when comparing the two periods and the fact that no benefit was recorded in our 2001 tax provision for the non-deductible goodwill amortization referenced above.

LIQUIDITY AND CAPITAL RESOURCES

     Our short-term liquidity needs include required debt service and day-to-day operating expenses like working capital requirements and the funding of capital expenditures. Long-term liquidity requirements include capital expenditures for new programs and maintenance of existing equipment and debt service. Capital expenditures for 2004 are expected to be $17.5 million, of which $10.7 million was spent in the six months ended June 30, 2004.

     Our principal sources of cash to fund short- and long-term liquidity needs consist of cash generated by operations and borrowing under our new revolving credit facilities.

     In connection with the Acquisition, we entered into a new senior credit facilities agreement with a syndication of banks consisting of the following components:

     - a $33 million term loan to Autocam;

     - a E 62.7 million term loan to Autocam's wholly-owned subsidiary, Autocam France SARL (equivalent to $75.8 million as of June 30, 2004);

     - a multi-currency revolving credit facility of $36.1 million ($25.1 million in availability as of June 30, 2004) against which borrowings may be made by Autocam in USD or euros; and

     - a euro revolving credit facility of E 11.6 million available to Autocam France SARL (fully available as of June 30, 2004).

     The indenture governing the Notes and the agreement governing the senior credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

     The senior credit facilities require us to meet a number of financial ratio tests, including interest coverage and total leverage ratios. The senior credit facilities also limit the amount of capital expenditures we may make. Our management believes that cash from operations and, if required, borrowings under the revolving credit facilities of the senior credit facilities will be sufficient for cash requirements through at least June 2005.

SIX MONTHS ENDED JUNE 30, 2004

     Cash provided by operating activities of $10.7 million during the six months ended June 30, 2004 reflects net income, excluding non-cash and other reconciling items of $18.1 million, and an increase in net working capital of $7.4 million. Accounts receivable increased $9.2 million and inventories increased $2.9 million due primarily to a 37.7% increase in sales during the last portion of the second quarter of 2004 when compared to the same period in the fourth quarter of 2003. Accrued liabilities increased $7.0 million, primarily reflecting increases in accrued compensation and benefits costs and income, property and value-added taxes.

     Cash used in investing activities of $10.2 million during the six months ended June 30, 2004 included capital expenditures primarily for production equipment of $10.7 million.

     Cash provided by financing activities of $5.7 million during the six months ended June 30, 2004 included the following:

     - Proceeds from issuance of the Notes and term note borrowings at the closing of the Acquisition under our new senior credit facility of $246.0 million, less debt issue costs paid of $10.9 million;

     - Shareholder contributions received in connection with the Acquisition of $115.4 million;

     - Payments made to former shareholders and option holders of Titan of $232.7 million;

     - Payments made to retire the old senior credit facility in existence at the closing of the Acquisition of $89.9 million;

     - Scheduled principal payments of the old senior credit facility, capital lease obligations and equipment notes payable of $20 million;

     - Proceeds from the issuance of equipment note payable of $1.2 million; and

     - Net repayments under the old and new revolving credit facilities of $3.5 million.

SIX MONTHS ENDED JUNE 30, 2003

     Cash provided by operating activities of $20.6 million during the six months ended June 30, 2003 reflects net income, excluding non-cash and other reconciling items of $15.8 million, and a decrease in net working capital of $4.8 million. Accrued liabilities increased $3.2 million, primarily reflecting increases in accrued compensation and benefits costs and income, property and value-added taxes.

     Cash used in investing activities of $4.3 million during the six months ended June 30, 2003 included capital expenditures primarily for production equipment of $11.1 million and proceeds from the sale of production equipment and the facilities described above of $5.9 million.

     Cash used in financing activities of $20.1 million during the six months ended June 30, 2003 included the following:

     - Principal payments on borrowings under our former senior credit facilities of $14.8 million, including the unscheduled payment of $5.8 million in April from funds received in the sale and leaseback transaction described above; and

     - Net repayments under the former revolving credit facilities of $5.6 million.

YEAR ENDED DECEMBER 31, 2003

     Cash provided by operating activities of $38.0 million during 2003 reflects net income, excluding non-cash and other reconciling items, of $33.0 million and a decrease in net working capital of $5.0 million. Accounts receivable decreased $6.8 million commensurate with reduced European sales volume in the last quarter of 2003 relative to the same period in 2002. In addition, European accounts receivable factoring activity increased $2.1 million from December 31, 2002 to December 31, 2003. Accounts payable and accrued liabilities decreased $3.7 million due primarily to decreases in accrued compensation and benefits costs, the satisfaction during 2003 of certain liabilities existing at December 31, 2002 arising from the closing of the Chicago facility, and the recognition of deferred revenue associated with the cancellation of a customer program.

     Cash used in investing activities of $14.9 million during 2003 included capital expenditures primarily for production equipment of $22.5 million and proceeds from the sale and leaseback of our Kentwood and Marshall facilities and the sale of equipment of $6.7 million. In addition, we received net cash from leasing companies totaling $1.7 million, representing reimbursements of deposits previously paid on production equipment now subject to operating lease agreements. Finally, we paid $0.7 million to terminate an operating lease for some of the production equipment that had been used in our Chicago facility as described above.

     Cash used in financing activities of $27.3 million during 2003 primarily represents scheduled principal payments on bank and capital lease obligations of $19.3 million, the final principal installment payment on a note payable to the sellers of Bouverat Industries, SA of $3.7 million, and a $5.8 million unscheduled principal payment on our USD-denominated term debt through proceeds from the sale and leaseback of our Kentwood and Marshall facilities referenced above. We issued $0.9 million in notes payable to fund capital expenditures in South America.

YEAR ENDED DECEMBER 31, 2002

     Cash provided by operating activities of $32.0 million during 2002 reflects net income, excluding non-cash and other reconciling items, of $27.0 million and a decrease in net working capital of $5.0 million. Accounts receivable increased $3.6 million and inventories increased $1.3 million commensurate with increased sales volume in the last quarter of 2002 relative to the same period in 2001. In 2002, we factored $9.0 million of European accounts receivable, which partially offset the impact of sales growth on accounts receivable. Accounts payable increased $5.1 million commensurate with the increase in production in 2002 relative to 2001. Accrued liabilities increased $4.9 million reflecting increases in accrued compensation and benefits costs. In addition, we established a $0.7 million deferred revenue liability for funds received from a customer for a new program that was later terminated as referenced above.

     Cash used in investing activities of $15.6 million during 2002 included capital expenditures primarily for production equipment of $17.2 million and proceeds from the sale of equipment of $1.6 million.

     Cash used in financing activities of $21.5 million during 2002 included repayments on our revolving line of credit of $6.8 million and scheduled principal payments on bank and capital lease obligations of $15.2 million. We issued $0.5 million in notes payable to fund capital expenditures in South America.

CONTRACTUAL OBLIGATIONS

     Our contractual obligations as of December 31, 2003 are set forth below:

                                                           PAYMENTS DUE BY PERIOD
                                                   --------------------------------------
                                                   LESS THAN    1-3      4-5    MORE THAN
                                          TOTAL     1 YEAR     YEARS    YEARS    5 YEARS
                                          ------   ---------   ------   -----   ---------
Long-Term Debt(1).......................  $124.1     $26.2     $ 97.9
Capital Leases and Other Debt...........     9.8       3.6        2.8   $1.3      $ 2.1
Operating Leases........................    62.7      11.2       19.3   13.5       18.7
Conditional Purchase Commitments(2).....    10.5       6.9        1.1    1.2        1.3
                                          ------     -----     ------   -----     -----
Total Contractual Cash Obligations......  $207.1     $47.9     $121.1   $16.0     $22.1
                                          ======     =====     ======   =====     =====

---------------

(1) These amounts include amounts outstanding under our existing credit facilities.

(2) These amounts are non-cancelable purchase commitments for machinery and equipment, some of which may be assigned to financing companies under operating lease agreements. In accordance with terms of the purchase agreements, final acceptance of the equipment is contingent upon the equipment demonstrating capabilities as documented by our purchase orders.

     Our contractual obligations as of June 30, 2004 are set forth below:

                                                           PAYMENTS DUE BY PERIOD
                                                    -------------------------------------
                                                    LESS THAN    1-3     4-5    MORE THAN
                                           TOTAL     1 YEAR     YEARS   YEARS    5 YEARS
                                           ------   ---------   -----   -----   ---------
                                                      (DOLLARS IN MILLIONS)
Long-Term Debt(1)........................  $259.8     $ 4.1     $15.8   $34.4    $205.5
Capital Leases and Other Debt............     8.0       1.9      3.0     1.4        1.7
Operating Leases.........................    62.2      11.7     20.2    12.8       17.5
Conditional Purchase Commitments(2)......     9.1       3.1      2.0     2.0        2.0
                                           ------     -----     -----   -----    ------
Total Contractual Cash Obligations.......  $339.1     $20.8     $41.0   $50.6    $226.7
                                           ======     =====     =====   =====    ======

---------------

(1) These amounts include indebtedness outstanding under our new senior credit facilities and the aggregate principal amount of the notes.

(2) These amounts are non-cancelable purchase commitments for machinery and equipment, some of which may be assigned to financing companies under operating lease agreements. In accordance with terms of the purchase agreements, final acceptance of the equipment is contingent upon the equipment demonstrating capabilities as documented by our purchase orders.

CONTINGENT LIABILITIES AND OTHER COMMITMENTS

     We have guaranteed the performance of some equipment leases of an unrelated vendor that provides services to us within one of our European production facilities in a total amount equal to $5.5 million as of June 30, 2004.

     We sponsor defined benefit pension plans, see "-- Critical Accounting Policies" below, for substantially all employees of our French subsidiaries. Our estimated liability under these plans as of June 30, 2004 was $1.9 million and our expected funding obligations for 2004 are $0.3 million.

SEASONALITY

     Our business is seasonal, as it is common that our customers and OEMs historically have one to two week shutdowns of operations during August and December. Our sales figures reflect the effects of these shutdowns. As a result, our working capital requirements are also seasonal, with the largest working capital commitments coming in the early part of the first quarter and the latter part of the third quarter of each year.

EFFECTS OF INFLATION

     We believe that relatively moderate levels of inflation over the last few years have not had a significant impact on revenues or profitability and that our management has been able to offset the effects of inflation by realizing improvements in operating efficiency.

FOREIGN OPERATIONS

     During the three months ended June 30, 2004, our North American operations exported $6.1 million of product to customers located in foreign countries, and our foreign operations shipped $56.0 million of product to customers from their facilities. During the six months ended June 30, 2004, our North American operations exported $12.3 million of product to customers located in foreign countries, and our foreign operations shipped $112.5 million of product to customers from their facilities. In the year ended December 31, 2003, our North American operations exported $22.4 million of product to customers located in foreign countries, and our foreign operations shipped

$189.0 million of product to customers from their facilities. As a result, we are subject to the risks of doing business abroad, including currency exchange rate fluctuations, limits on repatriation of funds, compliance with foreign laws and other economic and political uncertainties.

ACCOUNTING PRONOUNCEMENTS

     SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was revised in December 2003. It requires additional disclosures about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and enhanced disclosures of management's assumptions related to discount rates, investment returns and salary assumptions. This statement is effective for us for the year ending December 31, 2004.

CRITICAL ACCOUNTING POLICIES

     Our accounting policies, including those described below, require management to make estimates and assumptions using information available at the time the estimates are made. Actual amounts could differ significantly from these estimates. See Note 1 to our 2003 consolidated financial statements for a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. Our management believes the following are some of the more critical judgment areas in the application of accounting policies that currently affect the consolidated financial condition and results of operations.

ACCOUNTS RECEIVABLE

     We evaluate our allowance for doubtful accounts on a quarterly basis and review the significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues like bankruptcy status, past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience, which is minimal. We believe that, based on past history and our credit policies, the net accounts receivable are of good quality.

INVENTORY VALUATION

     Inventories are stated at the lower of actual cost, on a first-in, first-out, or FIFO, basis, or market. Market price is generally based on the current selling price of our products. We regularly review inventories to determine if their carrying value exceeds market value, and we record a reserve to reduce the carrying value to market price, as necessary. Historically, we have rarely experienced significant occurrences of obsolescence or slow moving inventory.

FIXED ASSET IMPAIRMENT

     We review long-lived assets whenever events and circumstances indicate that the carrying value of these assets may not be recoverable based on estimated future cash flows. In determining future cash flows, significant estimates are made by us with respect to future operating results. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

GOODWILL

     We evaluate the carrying value of goodwill at least annually for impairment. Fair value is determined based upon discounted cash flows and requires that we make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Our judgments are based upon historical experience, current market conditions and other information. While we believe the estimates and assumptions underlying the valuation methodology to be reasonable, different assumptions could result in different outcomes.

     In estimating future cash flows, we rely upon internally generated five-year forecasts for sales, operating cash flows and capital expenditures to maintain current equipment levels. We generally develop these forecasts based upon recent sales data for existing operations and other factors.

SELF INSURANCE RESERVES

     We offer our North American employees medical insurance that is primarily self-insured by us. As a result, we accrue a liability for known claims as well as the estimated amount of expected claims incurred but not reported. We evaluate our medical claims liability on a quarterly basis through the review of claims lag studies and knowledge of past history. We accrue as a liability expected claims incurred but not reported and any known claims.

     Starting in May 2001, our North American facilities converted to a self-insured workers' compensation program. On a quarterly basis, we evaluate our liability based on a third-party adjuster's independent analysis by claim.

PENSIONS

     We sponsor defined benefit pension plans for substantially all employees of our French subsidiaries. We account for our defined benefit pension plans using SFAS No. 87, Employers' Accounting for Pensions. The benefits accrued under our plans are calculated based on each employee's years of credited service and most recent monthly compensation and service category. The obligations for the plan sponsored by F&P are not funded and the obligations for the plan sponsored by Bouverat are partially funded. Employees become vested in accordance with governmental regulations in place at the time of retirement under both plans.

     The calculation of pension expense and our pension liability requires the use of a number of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future experience can differ from the assumptions. We believe that the two most critical assumptions are the compensation growth and discount rates.

     When calculating pension expense for the six months ended June 30, 2004 and the year ended December 31, 2003, we assumed a compensation growth rate of 2.0%. When calculating pension expense for the years ended December 31, 2002 and 2001, we assumed a compensation growth rate of 3.0%. We discounted our future pension obligation using a rate of 5.0% for all periods presented. We determined the appropriate compensation growth and discount rates based upon market conditions, long-term corporate and government yields commensurate with the ultimate pension obligation and long-term anticipated compensation trends.

     Future changes in assumed compensation growth and discount rates and various other factors related to participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

REVENUE RECOGNITION

     Sales are recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.

INCOME TAXES

     Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We manage certain foreign currency exchange risk in relation to equipment purchases through the limited use of foreign currency futures contracts to reduce the impact of changes in foreign currency rates on firm commitments to purchase equipment. No such contracts related to equipment purchases were outstanding at June 30, 2004 or December 31, 2003.

     We typically derive 50-60% of our sales from foreign manufacturing operations. The financial position and results of operations of our subsidiaries in France are measured in euros and translated into USD. The effects of foreign currency fluctuations in France are somewhat mitigated by the fact that sales and expenses are generally incurred in euros, and the reported net income thereon will be higher or lower depending on a weakening or strengthening of the USD as compared to the euro.

     The financial position and results of operations of our subsidiary in Brazil are measured in Brazilian reais and translated into USD. With respect to approximately 40% of this subsidiary's sales, expenses are generally incurred in Brazilian reais, but sales are invoiced in USD. As such, results of operations with regard to these sales are directly influenced by a weakening or strengthening of the Brazilian reais as compared to the USD. The effects of foreign currency fluctuations are somewhat mitigated on the remainder of this subsidiary's sales by the fact that these sales and related expenses associated therewith are generally incurred in Brazilian reais and the reported income thereon will be higher or lower depending on a weakening or strengthening of the USD as compared to the Brazilian real. Our consolidated net assets include assets based in France denominated in euros and assets based in Brazil denominated in reais, each of which will be translated to USD as of a reporting date. Accordingly, our consolidated net assets will fluctuate depending on the weakening or strengthening of the USD as compared to these currencies as a result of foreign currency translation adjustments.

                                    BUSINESS

GENERAL

     We are a leading independent manufacturer of a diverse mix of highly engineered, precision machined, metal alloy components for many of the world's leading Tier I automotive parts suppliers. We focus on higher value-added products and emphasize product categories likely to benefit from technological innovation. Within each of our product categories, we strive to migrate our product portfolio up the "value pyramid" described below by focusing on sub-assemblies, complete assemblies and other products that we believe generate margins above most of our peers. Our technology and manufacturing know-how allows us to produce complex parts requiring extremely close tolerances in the single digit micron range, with one micron equaling 1/88th the width of a human hair. Given the high performance and safety critical nature of the applications where our parts are used, our products very often approach zero-defect quality levels.

     We believe that over 80% of our sales are generated in product categories, including power steering, fuel injection, airbags and electric motors, where we hold a number one market position relative to other independent manufacturers. We believe our scale and precision manufacturing capabilities provide a significant competitive advantage over our independent competitors, many of which are smaller and lack the capital or technology to compete effectively with us. In addition, our scale allows us to pursue long production runs of high volume parts, enabling us to lower average manufacturing costs. Our in-house application engineering expertise allows us to fully integrate with customers' application design and engineering efforts during the prototyping stage, further entrenching our competitive position. Our expertise has allowed us to achieve sole-source contracts covering an estimated 80% of our 2003 sales, which we believe provides greater visibility of and stability to earnings and cash flow.

     For the year ended December 31, 2001, we generated total sales of $236.5 million, for the year ended December 31, 2002, we generated total sales of $275.1 million, for the year ended December 31, 2003, we generated total sales of $323.2 million, for the three months ended June 30, 2004, we generated total sales of $91.6 million and for the six months ended June 30, 2004, we generated total sales of $184.5 million. We believe we are well positioned to continue to increase our sales as we continue to benefit from favorable industry trends.

OUR PRODUCTS

     Our products include precision-machined automotive components, sub-assemblies and assemblies. Generally, our products are platform neutral because they are not tied to any specific OEM models or platforms. We sell our products principally to North American and European Tier I automotive suppliers, which integrate these components into their own product offerings. These product offerings are in turn sold directly to OEMs primarily for the manufacture of new passenger vehicles and light trucks. A normal product life cycle for our products is typically five to seven years.

     We specifically target product categories that leverage our unique competencies and that we expect will further entrench our leading market positions. To this end, we are guided by a conceptual framework we refer to as the Autocam "value pyramid." We use the value pyramid to guide decisions regarding which product categories to target, which new business opportunities to pursue within each product category and which existing programs to exit. Our ultimate goal is to move our product offering up the value pyramid. The higher levels of the value pyramid generally include products where we are involved from the prototype-stage, specialty products, sub-assemblies, assemblies and selected products for niche applications. These products typically have the following characteristics:

     - high engineering and design content;

     - very close manufacturing tolerances at high volumes;

     - use of proprietary manufacturing know-how and specialty manufacturing equipment; and

     - high customer switching costs.

     We manufacture and sell over 200 types of precision automotive components for five primary product categories. Below is an overview of what we believe is our market position and market share and the market size of our five primary product categories.

                                    MARKET
                                POSITION AMONG       OVERALL          OUR      PERCENTAGE OF
                                 INDEPENDENT       MARKET SIZE       MARKET      OUR 2003
       PRODUCT CATEGORY          SUPPLIERS(1)    (IN MILLIONS)(2)   SHARE(2)       SALES
       ----------------         --------------   ----------------   --------   -------------
Fuel Injection(3).............        #1               $770            13%          34%
Power Steering................        #1                984            12           31
Electric Motors...............        #1                223            15           13
Braking.......................        #4                275            10            8
Airbags.......................        #1                203             9            6

---------------

(1) Management estimate of market position among independent suppliers and does not take into account products made by Tier I suppliers.

(2) Management estimate of overall market size and our market share, including independent and Tier I suppliers.

(3) For purposes of determining market position, market size and market share, fuel injection reflects only light-vehicle fuel injection products. Our 2003 sales includes sales of heavy vehicle fuel injection products.

     We are a leading independent manufacturer of precision-machined components, sub-assemblies and assemblies in all five product categories in which we operate.

     - Fuel injection has historically been our largest product category. Within the fuel injection product category, we manufacture components like disk checks, pole pieces, valves, seat guides, diesel pump bodies, diesel cases, sleeves and inlet tubes. These components are integrated into products that are sold primarily into the North American operations of OEMs.

     - Power steering has historically been our second largest product category. Within the power steering product category, we manufacture valve assemblies, as well as components like sleeves, torsion bars, input shafts, pinions and worms. These components are integrated into products that are sold primarily into the European operations of OEMs.

     - Our products within the electric motors product category primarily include gears, gear sub-assemblies and worm shafts. These components are integrated into products that are sold primarily into the European operations of OEMs.

     - Within the braking product category, we manufacture components like sleeves, push rods, seats and valve rods. These components are integrated into products that are sold into European and North American operations of OEMs.

     - We entered the airbag market in 2001 when we acquired some of the assets of Chicago based Har Technologies, Inc., or Har Technologies, which we regarded as a leader in machined airbag components in North America at that time. Within the airbag product category, we presently manufacture components like collars, adaptors, projectiles, chargeholders and diffusers. These components are integrated into products that are sold primarily into the North American operations of OEMs.

     In addition to our core products categories, we also manufacture components and assemblies for other automotive applications and for medical devices. Components for use in medical devices include hand pieces for use in ophthalmic surgery and laser cut coronary and aortic stents. Our customers are among the leaders in their respective markets for ophthalmic surgical devices and minimally invasive stent delivery systems.

INDUSTRY TRENDS

     We primarily operate within the automotive parts industry. The markets in that industry in which we operate are very fragmented, niche markets where most of our independent competitors are much smaller. Currently, we believe several significant existing and emerging trends are impacting the automotive industry. We believe our business is well positioned to benefit from these trends, including:

     OUTSOURCING TRENDS BY TIER I SUPPLIERS. Over the past several years, Tier I automotive suppliers have continued a trend toward outsourcing automotive parts and systems to focus on their core design, development, assembly and marketing. We believe that Tier I suppliers are increasingly re-evaluating their own in-house machining operations with a focus on reducing costs through increased outsourcing of individual parts and assemblies to suppliers capable of global delivery. Independent suppliers are frequently able to achieve lower production costs per unit than Tier I suppliers and therefore can offer significant cost saving opportunities. We expect this trend to continue and believe that both our precision manufacturing base and global presence position us well to continue to increase our penetration of the Tier I precision parts market.

     INCREASING DEMAND FOR GLOBAL CAPABILITIES. OEMs and Tier I suppliers continue to expand their operations globally to capitalize on market opportunities. As these end use customers expand their geographic reach, they increasingly look to suppliers with the global capabilities to service their needs in those same locations. Suppliers with leading market positions and global capabilities have a competitive advantage and are best positioned to benefit from these trends. In 2003, we serviced in more than one location each of our top three customers, Robert Bosch GmbH, Delphi Corporation and TRW Automotive Inc.

     INCREASING DEMAND FOR SAFETY AND CONVENIENCE FEATURES. We expect that growing regulatory and consumer demand for safety and convenience features will continue to drive growth across a number of our product categories. The demand for these features typically drives OEM design changes and provides an opportunity to further increase our sales. We believe we will benefit from new and expanding product demand in a number of our product categories, including:

     - Power Steering -- Power steering demand is expected to increase with the worldwide emergence of electric power assisted steering;

     - Electric Motors -- Consumers continue to demand more convenience, comfort and safety features in their vehicles, including seat adjusters, sunroofs, lumbar supports, power sliding doors and power lift gates. CSM Worldwide expects the demand for these conveniences to increase to an average of 36 electric motors per vehicle by 2005 from an average of 26 electric motors per vehicle in 2000;

     - Braking Systems -- We believe pressure from consumers and regulatory agencies for safer vehicles will continue to put pressure on brake system suppliers to develop advanced systems that reduce stopping distances and control the vehicle during hard-stopping and crash avoidance situations. Typically these newer systems require improved technology and higher value-added precision manufactured components; and

     - Airbags -- We believe growing customer demand for safety as well as regulatory activity will continue to increase airbag content in new vehicles. Growth will be driven by demand for side and curtain airbags and a move toward "smart" airbags, which are airbag systems in which deployment is electronically controlled and typically require double the number of machined parts.

     DIESEL FUEL TRENDS. Given ongoing requirements for improved emissions and better fuel consumption, fuel systems are an area of constant focus for OEMs. Diesel engines, though not as common in North America, represent over 40% of the European fuel injection market. Diesel engines continue to gain popularity for their fuel efficiency, relative environmental friendliness and durability. New technological advancements in diesel fuel injectors, including common rail fuel delivery and other forms of diesel direct injection, will require higher value components and assemblies than traditional gasoline systems. We believe our experience in the manufacture of diesel components in Europe and North America positions us well to capture increased volume from potential diesel penetration in North America.

     CONTINUED PENETRATION OF IMPORT BRAND OEMS IN NORTH AMERICA. Import brand automobile manufacturers, including Toyota, Honda and Nissan, continue to increase their manufacturing presence in North America. Import brand OEMs have grown their market share from 28.8% to 40.7% of the North American market from 1997 to 2003. CSM Worldwide expects them to capture 48.3% of the market by 2008. We believe there is an opportunity to take advantage of this trend by increasing our sales to Tier I suppliers, who are currently selling to import brand OEMs.

COMPETITIVE STRENGTHS

     INDUSTRY LEADER IN STRATEGICALLY TARGETED MARKETS. We are a leader in fragmented, niche markets. We believe that over 80% of our 2003 sales were from product categories in which we held number one market positions relative to competing independent manufacturers, including fuel injection, power steering, electric motors and airbags. We specifically target those product categories that are likely to grow quicker than the overall industry, offer extensive value-added and higher margin product opportunities and are likely to benefit from technological change. We have continuously refined our processes and customized production equipment to provide state-of-the-art precision machining capabilities, enabling us to enhance our position as a valued supplier to our global Tier I customers. Our products contain a high degree of engineering content and require precision manufacturing processes in order to meet the performance requirements of these critical components. Moreover, we believe that as our customers continue to rationalize their supplier bases and re-evaluate their own in-house precision machining capabilities, we will be able to leverage our leading position to gain increased market share.

     BUSINESS VISIBILITY SUPPORTED BY LONG-TERM CONTRACTS. The majority of our products are sold under long-term, sole-source contracts that provide visibility on our future sales and cash flow. We focus our new product development efforts on securing long-term, sole-source contracts with Tier I automotive suppliers. Substantially all of our expected 2004 sales will be under existing contractual agreements, with the related capital expenditures and start-up costs already incurred. We believe that over 80% of our expected sales volumes through 2006 will come from products and customers already under contract. The long-term nature of our contracts permit us to achieve meaningful manufacturing cost reductions and sustain and improve our margins throughout a product's lifecycle as we pursue continuous manufacturing improvements.

     WELL ENTRENCHED POSITIONS WITH TIER I CUSTOMER BASE. We have aligned our business with many of the world's leading Tier I suppliers. As evidence of our strong relationships with our customers, our relationships with our top 10 customers average 18 years in length. We believe our reputation for close tolerance, high precision manufacturing expertise provides us with a strong competitive advantage that will allow us to continue to increase our sales to both new and existing customers. Our products typically have applications in performance critical or safety related applications that place a premium on quality and reliability, mitigating our customer's incentive to switch suppliers. Although our products are critical to the reliability and durability of our customer's products, they typically represent only a small portion of their overall system cost. Moreover, we strategically target those Tier I suppliers that are best positioned to grow within our core product categories. Our customers include 10 of the 15 largest global Tier I automotive suppliers, including

Robert Bosch GmbH, Delphi Corporation, Siemens VDO Automotive AG, TRW Automotive Inc. and ZF Friedrichshafen AG.

     DIVERSE BUSINESS MIX. We supply a diverse range of precision products on a global basis to a broad group of customers. Our diversity across products, geography and automobile platforms provides stability and predictability to our business. Our precision products are provided to key Tier I suppliers who typically use them in critical products and systems for numerous vehicle models from many of the world's major auto manufacturers, including BMW, DaimlerChrysler Corporation, Ford Motor Company, General Motors Corporation, Honda, Nissan, Toyota Motor Company and Volkswagen AG. Our products are typically automobile platform neutral, mitigating our exposure to any single vehicle model or platform. We support our global customer base from 13 strategically located manufacturing facilities in North America (4), France (5), Brazil (3) and China (1). Our geographic reach allows us to lower shipping costs, reduce delivery times and provide opportunities to grow with our customers in their local markets.

     Our breakdown of sales in 2003 by product category, geography and customer was:

                                  BY CATEGORY
(PIE CHART)

Fuel Injection                                                                    34
Power Steering                                                                    31
Electric Motors                                                                   13
Braking                                                                            8
Airbags                                                                            6
Other Transport                                                                    5
Medical                                                                            3

                                  BY GEOGRAPHY
(PIE CHART)

Europe                                                                            53
South America                                                                      4
North America                                                                     43

                                  BY CUSTOMER
(PIE CHART)

Other                                                                             26
Delphi                                                                            16
TRW                                                                               13
Robert Bosch                                                                      13
ZF                                                                                12
Koyo                                                                               8
Siemens VDO                                                                        6
Autoliv                                                                            6

     CULTURE OF LEAN MANUFACTURING AND CONTINUOUS IMPROVEMENT. We have built a pervasive culture centered on lean manufacturing, quality management and continuous improvement. In many cases, our management team considers us to be "best in class" in continuous process improvement. Our "Autocam Production System" incorporates "lean" manufacturing philosophies and other techniques into our operations, resulting in operational excellence that has allowed us to achieve improved margins over time. Our focus on long-term, high-volume components allows us to fully leverage our continuous improvement and cost reduction capabilities.

     EXPERIENCED AND MOTIVATED MANAGEMENT TEAM. We are led by an experienced management team that averages 18 years of automotive parts manufacturing experience. The senior management team has been led by our president, John C. Kennedy, who has held that position with Autocam since he first acquired Autocam in 1988. The current management team has been responsible for developing and executing our strategy, which is focused on manufacturing expertise, profits, cash flow and profitable return on invested capital, or ROIC, through the product life cycle. Moreover, our senior management has deep experience with our current customer base and extensive relationships throughout the automotive industry. Mr. Kennedy re-invested $28.0 million of his Holdings equity in the acquisition. Our management team was granted options in Parent, and Mr. Kennedy and others in the management team own in the aggregate more than 25% of Parent on a fully diluted basis.

BUSINESS STRATEGY

     Our goals are to continue to increase our leading market position and leverage our manufacturing expertise and customer relationships to increase our sales and cash flow. Our strategy to achieve these goals includes the following initiatives:

     FOCUS ON HIGH GROWTH AND HIGHER VALUE-ADDED PRODUCT OFFERINGS. We seek to focus our design, engineering and manufacturing expertise on higher value-added products, sub-assemblies and assemblies that are not easily manufactured. By migrating up the value pyramid to the highest precision products, we expect to leverage our technologically advanced manufacturing expertise and increase our ROIC. In addition, we seek to align our development efforts on new products in categories that we believe will benefit from technological innovation and grow faster than the industry. For example, we believe our 2001 entry into the airbag product category will continue to provide momentum to our sales and cash flow as consumers and regulators demand greater safety features and increasingly sophisticated airbag systems. Similarly, we recently demonstrated our ability to provide value-added products and services by performing all of the design, assembly and testing of a custom-tailored, complete hydraulic power steering valve assembly for ThyssenKrupp Presta Steertec specifically used in Mercedes Benz M-Class and Jeep Grand Cherokee vehicles. We believe that this strategy has helped us to achieve 14 quarters of year-over-year sales growth through June 30, 2004.

     ALIGN SALES AND MARKETING EFFORTS WITH LEADING TIER I SUPPLIERS. We seek to focus our sales and marketing efforts on Tier I suppliers that can maintain or achieve leadership positions in our product categories. By focusing our efforts on these customers during the design and prototype stages of product development, we are able to secure early access to new products and better position ourselves to supply higher value-added components and sub-assemblies. This integrated approach allowed us to achieve sole-source contracts covering an estimated 80% of our 2003 sales. In addition, as the incumbent manufacturer, we are well positioned to leverage our manufacturing expertise onto next generation parts and secure additional sales and volumes with our customers.

     EXPLOIT TECHNICAL MANUFACTURING STRENGTH. We are recognized by our customers as a leading independent manufacturer of precision-machined, extremely close tolerance metal alloy components for high technology automotive applications. We produce these components through various processing techniques like high precision automatic and computer numerically controlled, or CNC, turning, rotary transfer, precision milling and precision grinding. From product development to final delivery, we employ state of the art manufacturing technologies and processes. Moreover, we have continuously refined our processes and customized our production equipment to deliver levels of precision machining capabilities that we believe provide a competitive advantage versus many of our competitors. We believe our recognized manufacturing advantage allows us to achieve close tolerance specifications, approach zero-defect manufacturing and achieve superior on-time delivery to better serve our customers.

     CONTINUOUSLY PURSUE PRODUCTIVITY IMPROVEMENTS AND LEAN MANUFACTURING. We have a deep culture throughout the organization of continuously pursuing efficiencies to lower costs and improve cash flows and margins. For example, in 2003 we consolidated the operations at our Chicago facility with our Kentwood and Marshall facilities, enabling us to reduce headcount and rationalize duplicate costs. In France, we have similarly undertaken efforts to reduce headcount and optimize operations to increase cash flow. In addition, we believe we have identified additional operational initiatives that we plan on pursuing to drive greater efficiency, lower costs and increase cash flow.

     SELECTIVELY PURSUE STRATEGIC ACQUISITIONS. We have successfully completed and integrated acquisitions that have increased our scale and broadened our product portfolio. As a result of our strong position in our product categories, the fragmented nature of markets in which we operate and our prior success in making acquisitions, we believe we are well positioned to capitalize on potential acquisition opportunities. We intend to continue to apply a selective and disciplined acquisition strategy that is focused on improving financial performance, broadening our product portfolio and increasing our leadership position.

PRODUCT OVERVIEW

     We organize our product lines into the following categories:

     - fuel injection,

     - power steering,

     - electric motors,

     - braking,

     - airbags,

     - medical devices, and

     - other.

     For the three years ended December 31, 2003 and the six months ended June 30, 2004, our sales by product line were as follows:

                             YEAR ENDED     YEAR ENDED     YEAR ENDED    6 MONTHS ENDED
                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,      JUNE 30,
PRODUCT CATEGORIES              2001           2002           2003            2004
------------------          ------------   ------------   ------------   --------------
                                                   (IN MILLIONS)
Fuel injection............     $ 91.3         $ 99.7         $111.0          $ 58.1
Power steering............       49.6           70.2           99.9            61.0
Electric motors...........       34.5           34.1           41.8            22.6
Braking...................       26.2           25.4           26.4            16.9
Airbags...................        7.0           19.8           18.5             9.1
Medical devices...........        6.0            7.3            8.1             5.1
Other.....................       21.9           18.6           17.5            11.7
                               ------         ------         ------          ------
TOTAL REVENUE.............     $236.5         $275.1         $323.2          $184.5
                               ======         ======         ======          ======

     For the three years ended December 31, 2003 and the six months ended June 30, 2004, the percentage of our revenues by product lines was:

                             YEAR ENDED     YEAR ENDED     YEAR ENDED    6 MONTHS ENDED
                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,      JUNE 30,
PRODUCT CATEGORIES              2001           2002           2003            2004
------------------          ------------   ------------   ------------   --------------
Fuel injection............       39%            36%            34%             31%
Power steering............       21             26             31              33
Electric motors...........       15             12             13              12
Braking...................       11              9              8               9
Airbags...................        3              7              6               5
Medical devices...........        3              3              3               3
Other.....................        8              7              5               7
                                ---            ---            ---             ---
TOTAL REVENUE.............      100%           100%           100%            100%
                                ===            ===            ===             ===

     FUEL INJECTION. We design, engineer and manufacture fuel injector system components for use in both gasoline and diesel powered engines. Our customers' products have applications in both light-vehicles as well as heavy-duty trucks and off road vehicles. Some of the component parts we manufacture include disk checks, pole pieces, valves, seat guides, diesel pump bodies and diesel cases. Our status as a value-added supplier positions us to participate in the design or redesign of our customer's products. For example, we have participated in the design and manufacture of components for three successive generations of one family of fuel injectors.

     Our fuel injector component sales are predominantly generated in North America where we serve the leading Tier I fuel injector suppliers. We also have a presence in Europe and South America where we serve our top customers' European and South American fuel injector component needs. Our customers' products are generally platform neutral. Examples of North America end-use customers include DaimlerChrysler, Ford, General Motors and Nissan.

     The fuel injector market has been driven by a shift in technology, first from carburetion systems to fuel injectors, then from single port fuel injectors to the multi port fuel injectors commonly found on many vehicles today. Emission standards and performance considerations have each been a factor in this technology shift. A new form of fuel injectors, direct injecting systems, are gaining popularity and are expected to continue to support growth in this category. Direct injecting systems spray fuel directly into the cylinder, as opposed to the intake manifold, and provide increased fuel efficiency. In addition, new developments in diesel fuel engines including technology driven common rail fuel delivery and other diesel injection innovations are expected to increase the demand for high value component parts for diesel applications.

     We manufacture fuel injection system components at our facilities in Kentwood and Marshall, Michigan, Pochons, Ternier and Lecheres, France, and Campinas and Pinhal, Brazil.

     POWER STEERING. We design, engineer and manufacture power steering system components, sub-assemblies and assemblies. Some of our products include sleeves, input shafts, torsion bars, and integrated pinions and sleeves as well as finished hydraulic valve assemblies. We entered this product category in 1998 with the acquisition of Frank & Pignard, or F&P, in France. At the time of the acquisition, we regarded F&P as a leading independent manufacturer of hydraulic power steering components and sub-assemblies in Europe. We have leveraged F&P's leading market position to develop critical components for electric power assisted steering, or EPAS, including a "torque sensing assembly." These design efforts have positioned us as an exclusive supplier to a number of leading Tier I suppliers.

     Our power steering component sales are predominantly generated in Europe where we serve many of the leading Tier I power steering suppliers. We also have a presence in North and South America where we serve our top customers' local power steering component needs. Our customers' products are generally platform neutral. In Europe end-use customers include BMW, DaimlerChrysler, Fiat, General Motors, Honda, Nissan, Peugeot, Renault, Toyota and Volkswagen. In North and South America end-use customers include DaimlerChrysler, Fiat, Opel and Peugeot.

     Power steering demand was historically driven by consumer demand for comfort and safety. In 2003, it is estimated that the North American light-vehicle market has achieved almost 100% power steering penetration with Europe at an estimated 95%. Emerging markets are expected to continue to see increased penetration of power steering as vehicle offerings become more sophisticated. We also believe that the use of EPAS technology will expand market opportunity for us as it becomes more commercially accepted.

     We manufacture power steering system components at our facilities in Kentwood, Michigan, Pochons, Ternier, Le Lac, Perrieres and Lecheres, France and Campinas, Brazil.

     ELECTRIC MOTORS. We design, engineer and manufacture electric motor components including gears, worm shafts, gear sub-assemblies and gear boxes. We identified this growth market in the mid 1990's when the demand for high torque, safety and performance critical electric motors was emerging. High value electric motor applications include window lifts, seat adjusters and windshield wipers. In 2000 we enhanced our position in this product category with the acquisition of Bouverat in France. At the time of the acquisition, we regarded Bouverat as a leading manufacturer of technically complex gears, shafts and related components for electric motors. The acquisition of Bouverat provided global manufacturing capabilities and enhanced our manufacturing skills in this product category.

     Our electric motor component sales are predominantly generated in Europe where we serve many of the leading Tier I suppliers. Our customers' products are generally platform neutral. End-use customers include many of the major OEMs in North America and Europe.

     Demand for electric motors has been driven by consumer preference for convenience, comfort and safety features. Although power windows and windshield wipers are approaching maximum penetration, other convenience applications including seat adjusters, sun roofs, convertible tops, electric lumbar supports and electric mirrors continue to expand. Applications in safety features include electric braking, electric power steering, hybrid starter motors, hybrid generators and emission control pumps. We believe OEMs will continue to develop new applications for electric motors to continue to differentiate their vehicles including electric massage units, retractable running boards, power folding mirrors, power door and deck lids and tilting head rests.

     We manufacture electric motor components at our facilities in Kentwood, Michigan, Perrieres and Lecheres, France, Boituva, Brazil and Shenzhen, China.

     BRAKING. We design, engineer and manufacture braking system components including sleeves, pump pistons, seats and valve rods. We identified this market when luxury brands like Mercedes Benz and BMW first introduced premium anti-lock braking safety features to the European market. As the safety advantages of this feature became apparent, applications for "mass market" anti-lock braking systems emerged in both Europe and North America. Our growth focus in this category is on high value-added brake system applications, including complete solenoid assemblies, anti-lock brake systems, traction control and stability systems. As these systems become increasingly complex, we believe that the precision required to manufacture components and assemblies will also increase.

     Our braking system component sales are generated in Europe and North America, where we serve many of the leading Tier I suppliers. Our customers' products are generally platform neutral. In Europe end-use customers include DaimlerChrysler, Fiat and Volkswagen and in North America they include DaimlerChrysler, Ford and General Motors.

     We manufacture braking system components at our facilities in Kentwood, Marshall and Dowagiac, Michigan, Pochons and Ternier, France and Campinas and Pinhal, Brazil.

     AIRBAGS. We engineer and manufacture airbag system components like collars, adaptors, projectiles, charge-holders, diffusers and bosses. In 2000, we acquired some assets of Har Technologies, Inc. of Chicago and entered this product category. We believe the combination of our precision manufacturing know-how with Har's products and market position allowed us to become an increasingly valuable supplier to customers such as Autoliv, one of the world's largest producers of airbag systems.

     Our airbag system component sales are almost entirely generated in North America where we serve leading Tier I suppliers. Our customers' products are generally platform neutral. In North America end-use customers include Ford, Honda, Renault/Nissan and Toyota.

     We believe the airbag system segment has significant opportunities for future growth driven by increasing consumer demand and ongoing regulatory activity. Driver and passenger airbags are now standard on all North American light-vehicles. However, side airbags have only achieved 22% penetration of North American light-vehicles. CSM Worldwide predicts that approximately 70% of North American vehicles will offer side airbags by 2009. We expect state and federal regulators to continue to encourage and require OEMs to increase vehicle airbag content. Additionally, we expect pressure and publicity generated by industry groups, including the Alliance of Automobile Manufacturers and Insurance Institute for Highway Safety, will spur consumer demand for increasing use of airbags. We also expect the demand for "smart" or sensing airbags to contribute to future growth of this category. These airbags have staged deployments and typically require double the number of precision machined parts compared to first generation airbags.

     We manufacture airbag system components at our facilities in Kentwood and Marshall, Michigan and Campinas, Brazil. In June 2003 we closed the Chicago facility that originally contained Har's operations and combined it with our Kentwood and Marshall facilities to reduce costs.

     MEDICAL DEVICES. We design and manufacture a number of components and sub-assemblies for medical device applications. Some of our components include horns, bolts and luer fittings for surgical instruments. Medical device component sales represented 2.5%, or $8.1 million, of our 2003 sales of $323.2 million.

     The bulk of our sales in the medical device category come from two primary customers. Our customers are among the leaders in their respective markets for ophthalmic surgical devices and minimally invasive stent delivery systems. We manufacture our components for medical devices at our Hayward, California facility.

     OTHER. Approximately 5% of our 2003 sales were sold for use primarily in other automotive applications. Examples of some of our products include components for automatic and manual transmissions, air conditioning compressors and engine block valve guides.

SALES AND MARKETING

     The substantial majority of our sales are generated under long-term sole-source contracts with our customers. Our contracts typically last three to seven years, but can be longer. Most of our contracts provide us with sole-source status, prohibiting our customers from purchasing competing products unless we fail to maintain prescribed levels of production quality or quantity. Our customers typically provide quarterly or annual expected production volume estimates, based on anticipated OEM production volumes that we in turn utilize to schedule our production. These contracts often mandate annual price concessions of between 1% and 3% which we have historically offset by manufacturing efficiency gains over the life of a product.

     We undertake minimal advertising as most of our target customers have a working knowledge of our precision capabilities. We have built our sales department and crafted its culture on the premise that a properly serviced and satisfied customer will ultimately provide the best opportunity for market and customer expansion. Customer development activity is a collaborative effort led by our customer development engineers, or CDEs. The CDE's main focus is the growth and development of specific customers, while providing support at customer locations for manufacturing teams. The CDE is also able to gather critical customer and competitive intelligence regarding new product and market opportunities. Outside representatives are occasionally assigned to specific customers or regional areas. We will also use this approach to gain access to important new markets or regions where a presence is essential to the long-term business plan. For example, we employ independent agents in Germany and Eastern Europe to gain access to specific customers of strategic significance.

     We view customer management as the activity required to maintain and manage customer relationships profitably. Due to the specific focus on customer satisfaction, the CDE is regarded as the "voice of the customer," providing timely feedback to quality, delivery and customer service issues. The CDE provides a critical link to the manufacturing product teams. Often, the CDE acts as the front-line liaison at the customer's facility or leads meetings with the customer regarding product or process issues. The CDE's involvement, facilitated by the fact that the CDE is often located on site, can also be critical in making sure that customer-derived satisfaction scores are accurate and that quality costs are minimized. In many cases, the CDE provides the necessary guidance as to the long-term strategy employed by a given individual customer. For example, CDE feedback to the sales management team may help determine if we decide to grow, maintain, or, in some cases, elect to terminate a particular customer relationship.

     Our market development specialists use their technical expertise and knowledge side-by-side with our customers to thoroughly understand a customer's requirements, offer solutions to these needs, and then coordinate a manufacturing strategy to satisfy the technological and performance requirements of the customer's applications. Currently, we have market development specialists and teams in power steering, fuel injection and electric motors. Examples of past activities of our market development specialists include:

     - the development of a proprietary design for column mounted EPAS applications for a European customer;

     - the development of a hydraulic steering valve and associated manufacturing processes for applications in North America; and

     - the development of several fuel injection products with key customers, including a unique variable-stroke solenoid valve assembly for gasoline direct injection.

MANUFACTURING

     From initial product development and component design stage to delivery of the finished product, we employ state-of-the-art manufacturing technologies and processes. We primarily utilize a wide range of precision machining technologies, including high precision automatic and computer numerically controlled turning, rotary transfer, precision milling and precision grinding, to meet a wide range of customer specifications. The components we manufacture are carefully and efficiently processed through a variety of high precision finishing methods like ultrasonic cleaning and assembled into a value-added assembly or sub-assembly or shipped directly to a customer for use in their products.

     For example, we manufacture key components for power steering systems using precision turning, grinding and milling methods in various facilities. These components are then matched with key purchased components, like seals, clips and housings, and assembled using specialty precision assembly equipment in our Kentwood, Michigan facility. This assembly is then balanced according to unique vehicle performance specifications, tested, packed and shipped to our customer who then adds our valve to their steering gear product. In this example, we have refined our processes and, in some cases, customized production equipment to achieve world-class precision manufacturing capabilities.

     We also believe our in-house tooling capability provides us a unique advantage. We have the capability to manufacture precision cutting tools and to reconfigure specialized machine tools. These capabilities provide a competitive advantage as product launch times are reduced, specialized machines are available for use on future programs and proprietary know-how is maintained within the organization.

RESEARCH, DEVELOPMENT AND TECHNOLOGY

     Our objective is to offer superior quality, technologically advanced products to our customers at competitive prices. To this end, we engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of existing products and to design and develop new products for existing and new applications. We believe our technology and research and development support are among the best in our industry.

     Our research and development program is specifically designed to develop new products and applications, develop improved cost-effective manufacturing and support processes and assist in marketing new products. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. At the same time, our engineering staff also works independently to design new products, improve performance and technical features of existing products and develop methods to lower manufacturing costs.

PATENTS AND TRADEMARKS

     In limited cases, we rely on a combination of patents, trade secrets, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. More commonly, we also rely on unpatented know-how and trade secrets and employ various methods, including confidentially agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We do not believe that any individual item of our intellectual property is material to our business.

COMPETITION

     Our competitors include Tier I suppliers, as well as independent domestic and international suppliers. Many of these Tier I suppliers are larger companies that have greater financial resources than us and are also our most important customers. Over the past several years, Tier I suppliers have trended toward outsourcing the products we make, which we believe will reduce competition from those entities in the future.

     We believe that a number of barriers to entry will serve to protect our competitive position. In general, our markets are highly fragmented with few independent competitors able to match our geographic footprint and the depth and breadth of our product offerings. Our well-entrenched position with Tier I suppliers gives us an advantage to source new business from these customers. Further, our independent competitors will not be able to match our global capabilities without a substantial investment in new facilities. Finally, development of new products is capital intensive, and we believe many of our smaller competitors lack sufficient financial resources to make the necessary investments in new product lines.

SOURCES AND AVAILABILITY OF RAW MATERIALS

     The most important raw material we purchase is steel. We purchased approximately $45 million of steel in 2003, representing approximately 16% of our total cost of goods sold. We purchase primarily high-value-added specialty steel, which has historically experienced more stable pricing than commodity steel. The price of commodity steel is subject to cyclical fluctuation. During the latter part of 2003 and early 2004, our steel costs have risen approximately 8% compared to the prior year. We are often able to pass through price changes through contractual price escalators and de-escalators tied to raw material costs. Further, we estimate that we can recoup a portion of any price increase of steel in the scrap steel market through the increased prices we receive for scrap steel left over from our manufacturing processes.

     Our purchasing strategy is to deal with only high-quality, dependable suppliers. We believe that we have maintained strong relationships with our key suppliers and that these relationships will continue into the foreseeable future. Based on our experience, we believe that adequate quantities of steel will be available at market prices, but we cannot give any assurances as to such availability or the prices thereof.

EMPLOYEES

     The following table sets forth a distribution of our workforce by geographic location as of December 31, 2003.

                                                                TOTAL
                          FACILITY                            EMPLOYEES
                          --------                            ---------
North America (United States) - 4 facilities................      566
Europe (France) - 5 facilities..............................    1,317
South America (Brazil) - 3 facilities.......................      548
Corporate
  Kentwood, MI..............................................       55
                                                                -----
TOTAL.......................................................    2,486
                                                                =====

     None of our North American employees are covered by collective bargaining agreements. Governmental unions represent all of our French and Brazilian employees. We consider our relations with our employees to be good.

PROPERTIES

     Our principal executive offices are located at 4070 East Paris Avenue Southeast, Kentwood, Michigan 49512.

     We lease the majority of the real property used in our operations. We believe that our properties and equipment are in good operating condition and are adequate for our present needs.

     The following table sets forth our principal manufacturing facilities:

                                      SQUARE
             FACILITY               FOOTAGE(1)   TITLE    MAJOR PRODUCT CATEGORIES SERVED
             --------               ----------   -----    -------------------------------
North America (United States)
  Kentwood, MI(2).................   190,000     Lease   Fuel injection, power steering,
                                                         electric motors, airbags, braking
  Marshall, MI....................    57,000     Lease   Fuel injection, airbags, braking
  Dowagiac, MI....................    70,000      Own    Braking
  Hayward, CA.....................    27,000     Lease   Medical devices
Europe (France)
  Thyez (Pochons).................   194,000     Lease   Fuel injection, power steering,
                                                         braking
  Thyez (Ternier).................   194,000     Lease   Fuel injection, power steering,
                                                         braking
  Thyez (Le Lac)..................    74,000     Lease   Power steering
  Marnaz (Perrieres)..............    91,000      Own    Power steering, electric motors
  Marnaz (Lecheres)...............    75,000     Lease   Fuel injection, power steering,
                                                         electric motors
South America (Brazil)
  Campinas........................    50,000     Lease   Power steering, fuel injection,
                                                         airbags, braking
  Pinhal..........................    24,000     Lease   Fuel injection, braking
  Boituva.........................    36,000     Lease   Electric motors
China
  Shenzhen........................     5,400     Lease   Electric motors

---------------
(1) Approximate square footage.

(2) Includes our corporate headquarters, which is located in the same building.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

     Our past and present operations as well as our past and present ownership and operations of real property are subject to federal, state, local and foreign environmental laws and regulations pertaining to emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our operations and facilities are being operated in compliance, in all material respects, with applicable environmental, health and safety laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us, including contamination caused by prior owners and operators of these sites, or the off-site disposal of hazardous substances.

     Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or analogous state laws, for cleanup costs associated with offsite waste recycling or disposal facilities at which wastes associated with its operations have allegedly come to be located. Liability under CERCLA is strict, retroactive and joint and several. No such notices are currently pending.

LEGAL PROCEEDINGS

     We are not a party to any pending legal proceedings other than ordinary or routine proceedings incidental to our operations, which, in the opinion of management, will not have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Parent and Autocam are as follows:

                   NAME                     AGE                    TITLE
                   ----                     ---                    -----
John C. Kennedy...........................  46    President, Chief Executive Officer and
                                                  Director
Warren A. Veltman.........................  43    Chief Financial Officer and
                                                  Secretary/Treasurer
Thomas K. O'Mara..........................  44    Vice President, Sales and Marketing
John R. Buchan............................  43    Chief Operating Officer, North American
                                                  Operations
Bruno Le Sech.............................  42    Chief Operating Officer, European
                                                  Operations
Eduardo Renner de Castilho................  43    Chief Operating Officer, South American
                                                  Operations
Jack Daly.................................  38    Vice President* and Director
James A. Hislop...........................  46    Vice President* and Director
Adrian Jones..............................  39    Vice President* and Director
Richard J. Peters.........................  56    Vice President* and Director

---------------
* Vice President of Parent only. Director of both Parent and Autocam.

     The following is a brief description of the present and past business experience of each of those directors and executive officers.

JOHN C. KENNEDY

     Mr. Kennedy became a director, our president and our chief executive officer at our inception in April 1988. Mr. Kennedy graduated in 1979 with a Bachelor of Science degree in Accounting and Finance from the University of Detroit.

WARREN A. VELTMAN

     Mr. Veltman became our chief financial officer in November 1990 and our secretary/treasurer in August 1991. Mr. Veltman graduated in 1983 with a Bachelor of Business Administration degree from the University of Michigan.

THOMAS K. O'MARA

     Mr. O'Mara has been with us since November 1989 as the vice president of sales and marketing. Mr. O'Mara graduated in 1982 with a Bachelor of Science degree in Marketing from Central Michigan University.

JOHN R. BUCHAN

     Mr. Buchan has been with us since January 2002 as the chief operating officer of our North American operations. Prior to that, he worked 12 years at Bentler Automotive, most recently as executive vice president of the Exhaust Products Group. Mr. Buchan graduated with Bachelor's and Master's degrees in Electrical Engineering in 1983 and Manufacturing Management in 1987 from the General Motors Institute.

BRUNO LE SECH

     Mr. Le Sech has been with us since January 2002 as the chief operating officer of our European operations. Prior to that, he worked 5 years at Krupp Moulinex as chief operating officer of North American operations. Mr. Le Sech graduated in 1985 with a Masters in Finance degree from the University of Rennes.

EDUARDO RENNER DE CASTILHO

     Mr. de Castilho has been with us since January 1998 as the chief operating officer of our South American operations. Mr. De Castilho graduated with a law degree in 1986 and a business degree in 1989 from Mackenzie University, and with a Masters in Business Administration from Northwestern University in 2000.

JACK DALY

     Mr. Daly is a Vice President in the Principal Investment Area of Goldman, Sachs & Co., where he has worked since 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman, Sachs & Co. Mr. Daly earned a BS and MS in Engineering from Case Western Reserve University and an MBA from the Wharton School of Business. Mr. Daly currently serves on the board of directors of IPC Acquisition Corp.

JAMES A. HISLOP

     Mr. Hislop is a Managing Director of Transportation Resource Partners LP and the President and Chief Executive Officer of Penske Capital Partners. Mr. Hislop was formerly a Managing Director in the Investment Banking Division of the Corporate Banking Group at Merrill Lynch. Mr. Hislop earned a BSBA degree from Bucknell University in 1979 and an MBA in Corporate Finance from New York University in 1982. Mr. Hislop currently serves on the Board of Directors of Penske Corporation and UnitedAuto Group, Inc.

ADRIAN JONES

     Mr. Jones is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., where he has worked since 1998. He joined Goldman, Sachs & Co. in 1994 and became a Managing Director in 2002. Mr. Jones earned a B.A. from University College Galway in 1986, a M.A. from University College Dublin in 1989, and a M.B.A. from Harvard Graduate School of Business Administration in 1994. Mr. Jones currently serves on the Board of Directors of Burger King Corporation.

RICHARD J. PETERS

     Mr. Peters is a Managing Partner of Transportation Resource Partners LP. Mr. Peters joined Penske Corporation in 1986, and from 2000-2002 served as President of Penske Corporation and its affiliate, Penske Company LLC. He earned a degree from Wayne State University in 1970. Mr. Peters is a Director and a member of the Executive Committee of Penske Corporation, Penske Truck Leasing Corp., UnitedAuto Group, Hino Trucks and Intermet. He also serves as Chairman of Penske Company LLC's transportation components business, Truck-Lite Holdings, L.L.C. Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     Autocam is not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. Autocam does not currently have an audit committee and does not have an audit committee financial expert. Autocam's Board of Directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the Board of Directors believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

COMPENSATION OF DIRECTORS

     Directors who are also employees of Parent or its subsidiaries or the employees of our principal stockholders will receive no additional compensation for their services as directors.

STOCKHOLDERS AGREEMENT

     On June 21, 2004, in connection with the closing of the acquisition, Parent entered into a stockholders agreement with GSCP 2000, other private equity funds affiliated with GSCP 2000, TRP, other investment vehicles affiliated with TRP and John C. Kennedy, our president. The stockholders agreement provides each of GSCP 2000 and TRP the right to designate two members of the board of directors. The GSCP designees are Messrs. Daly and Jones and the TRP designees are Messrs. Hislop and Peters.

     The stockholders agreement provides that Mr. Kennedy has the right:

     - to designate one member of the board of directors, which currently is Mr. Kennedy,

     - to approve any transactions between us and our affiliates and

     - to approve:

       - entering into or engaging in the ownership, active management, development, construction or operation of any line of business that is not substantially similar to that conducted by Titan and its subsidiaries,

       - amendment of our organization documents,

       - hiring and remuneration of our key executives and

       - acquisitions of or investments in businesses outside of the automotive precision parts business.

     In addition, the stockholders agreement contains customary terms including transfer restrictions, rights of first offer, tag along rights, drag along rights, preemptive rights and veto rights. Additionally, Parent has the right to purchase Mr. Kennedy's shares in Parent if his employment is terminated for cause. The stockholders agreement, except for the registration rights provisions, will terminate upon an initial public offering of our equity securities.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation earned by our president and each of our other four most highly compensated executive officers for the fiscal year ended December 31, 2003 paid by us and our affiliates.

                                                                LONG-
                                                                 TERM
                                                                COMP.
                                                                AWARDS
                                              ANNUAL          ----------
                                          COMPENSATION(1)     SECURITIES
          NAME AND PRINCIPAL            -------------------   UNDERLYING      ALL OTHER
    POSITION AT DECEMBER 31, 2003        SALARY     BONUS     OPTIONS(#)   COMPENSATION(2)
    -----------------------------        ------     -----     ----------   ---------------
John C. Kennedy.......................  $356,731   $  5,048        --          $99,383
  President and Chief Executive
  Officer
Warren A. Veltman.....................   152,885    129,244        --           28,157
  Secretary, Treasurer, and
  Chief Financial Officer
John R. Buchan........................   173,269    132,690        --           64,609
  Chief Operating Officer,
  North American Operations
Bruno Le Sech.........................   203,382     61,015        --           40,676
  Chief Operating Officer,
  European Operations(3)
Eduardo Renner de Castilho............   275,000         --        --               --
  Chief Operating Officer,
  South American Operations

---------------
(1) Does not include any value that might be attributable to job-related personal benefits, the amount of which did not exceed the lesser of 10% of annual salary plus bonus or $50,000 for each executive officer. These benefits include car allowances, country club fees, and executive disability policies.

(2) Includes premiums paid under split-dollar policies owned by Messrs. Kennedy, Veltman and Buchan in the amount of $97,383 for Mr. Kennedy, $26,157 for Mr. Veltman and $31,320 for Mr. Buchan. The split-dollar program was terminated subsequent to the acquisition. See "Management -- Split-Dollar Arrangements." Also includes $2,000 of matching contributions under our 401(k) plan for Messrs. Kennedy, Veltman and Buchan, $31,289 of insurance premiums on a life insurance policy for Mr. Buchan and tuition costs reimbursed to Mr. Le Sech for his children.

(3) Converted at 1.1299 USD/euro.

EMPLOYEE EQUITY INCENTIVE PLANS

     Parent adopted the Micron Holdings, Inc. 2004 Stock Option Plan, effective as of June 21, 2004. The plan provides for the grant of non-qualified stock options to key employees, directors and consultants of Parent and its affiliates. Subject to adjustment for stock dividends, splits, and other similar transactions, a maximum of 1,430,000 shares of common stock of Parent may be subject to awards under the plan. The Board of Parent or a committee of the Board as may be designated to administer the plan selects the individuals that may participate in the plan, the amount of any grant and the terms and conditions of such grant (not otherwise specified in the plan), and has the authority to otherwise interpret and administer the plan. Parent plans to grant options under this plan. Options may not be granted under the plan after June 21, 2014.

     The term of stock options granted under the plan may not exceed ten years. Options granted under the plan will be exercisable at such time and upon such terms and conditions as may be determined by the Board or committee, but in no event will an option be exercisable more than ten years after the date of grant. If a "transaction" (as defined in the plan) occurs, the Board or committee may provide that outstanding options held by participants will become fully vested and exercisable upon the consummation of the transaction. In addition, the Board or committee may, in its discretion, cancel all options for payment of the excess of the "fair market value" (as defined in the plan) of the shares subject to the options over the aggregate exercise price of the options or provide for the issuance of substitute options or other awards that will preserve the economic terms of the options. Unless the Board or committee determines otherwise, the exercise of an option will be conditioned on the execution by the participant of a form of stockholders' agreement prepared by Parent.

     The plan may be amended by the Board of Parent, but no amendment that would increase the number of shares reserved under the plan may be made without approval of the stockholders of Parent, and no amendment that would diminish the rights of a participant under a previously granted option may be made without the consent of the participant.

OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

     There were no options issued under Holdings' equity incentive plan during 2003.

AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 AND FISCAL YEAR-END OPTION VALUES

     For each named executive officer, as of December 31, 2003, the following table provides:

     - the total number of shares of Holdings stock received upon the exercise of options during 2003;

     - the value realized upon such exercises;

     - the total number of shares of Holdings stock held by the named executive officers (exercisable and unexercisable) as of December 31, 2003; and

     - the value of all options that were in the money at December 31, 2003, based on the amounts paid to our common stockholders in the acquisition.

                                                                 NUMBER OF               VALUE OF UNEXERCISED IN-
                                                            UNEXERCISED OPTIONS            THE-MONEY OPTIONS AT
                                                          AT DECEMBER 31, 2003(#)          DECEMBER 31, 2003($)
                       SHARES ACQUIRED      VALUE      ------------------------------   ---------------------------
        NAME           ON EXERCISE(#)    REALIZED($)   EXERCISABLE(1)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ---------------   -----------   --------------   -------------   -----------   -------------
John C. Kennedy......         --              --               --              --              --             --
Warren A. Veltman....         --              --           37,298          24,865         505,780        337,182
John R. Buchan.......         --              --            6,260          25,039          47,328        189,307
Bruno Le Sech........         --              --            6,260          25,039          47,328        189,307
Eduardo Renner de
  Castilho...........         --              --               --              --              --             --

---------------
(1) All of these options vested and became immediately exercisable at the time of the acquisition.

EMPLOYMENT AGREEMENTS OF MESSRS. KENNEDY, VELTMAN, BUCHAN AND LE SECH

     We have employment agreements with each of Messrs. Kennedy, Veltman, Buchan and Le Sech. The agreement for Mr. Kennedy expires on June 21, 2007, the agreement for Mr. Veltman expires on January 31, 2007 and the agreement for Mr. Buchan expires on January 20, 2007, in each case subject to automatic renewal for additional one-year periods unless either party provides

90 day notice of non-extension to the other prior to the end of the term. Mr. Le Sech's agreement is terminable upon three months notice. The employment agreements provide for base salaries which are currently $500,000 for Mr. Kennedy, $150,000 for Mr. Veltman, $170,000 for Mr. Buchan and E180,000 ($203,382 converted at 1.1299 USD/euro) for Mr. Le Sech. The salary of Mr. Kennedy is subject to periodic review by Parent's board of directors for increase. Salaries are subject to annual adjustment at the discretion of our board of directors in the cases of Messrs. Veltman and Buchan and pursuant to our standard practices in the case of Mr. Le Sech. The employment agreements provide for performance based bonuses. Under Mr. Kennedy's employment agreement, his target performance bonus per year is 60% of his salary. Additionally, in order to compensate Mr. Buchan for the loss of the supplemental retirement plan in existence at his previous employer, under Mr. Buchan's agreement, we must pay the premiums on a life insurance policy that will have a cash value of $111,000 at the end of the initial term of his agreement. If Mr. Kennedy is terminated by Parent without "cause" (as defined in the employment agreement), he is entitled to 1.5 times the sum of his base salary and target bonus, and a prorated portion of his target bonus in effect immediately prior to his termination based on the number of days employed during the calendar year in which the termination occurred. If Mr. Veltman or Mr. Buchan is terminated by us without "cause" (as defined in the employment agreements), he is entitled to 18 months base salary and benefits continuation. If Mr. Le Sech is terminated without "cause" (as defined in the employment agreement), he is entitled to an amount equal to 24 months salary, calculated on the basis of the previous 12 months average base salary and bonus. If Mr. Veltman or Mr. Buchan is involuntarily terminated within 180 days following a change of control (as defined in the employment agreement), he will be entitled to 24 months base salary with bonus and 12 months benefits continuation. Additionally, in the case of Mr. Kennedy, if

     - Parent materially breaches the employment agreement,

     - Parent assigns him duties or responsibilities inconsistent with his positions with us, Parent or Holdings,

     - Parent makes a change resulting in a material diminution of his responsibilities with us, Parent or Holdings,

     - Parent fails to provide employee benefits substantially comparable to those provided to him on June 21, 2004,

     - Parent fails to require a successor to assume his employment agreement,

     - we relocate Autocam's headquarters by more than 35 miles or relocate Mr. Kennedy's place of employment to other than Autocam's headquarters, or

     - there is a reduction in Mr. Kennedy's base salary or target bonus,

then Mr. Kennedy can terminate his employment and be entitled to the same consideration as if he had been terminated without "cause." If Parent delivers a notice of non-extension of the term under the employment agreement, Mr. Kennedy can terminate his employment and be entitled to the sum of his base salary and target bonus, as well as a prorated portion of his target bonus in effect immediately prior to his termination based on the number of days employed during the calendar year in which the termination occurred. In the case of Messrs. Veltman and Buchan, if we materially breach the employment agreement or make a change resulting in a material diminution of the duties, authority or compensation of the affected individual, that individual can terminate his employment and be entitled to the same base salary and benefits as if he had been terminated without "cause." Mr. Kennedy's employment agreement provides that if any payment or benefit made pursuant to the employment agreement would be subject to the excise tax on golden parachute payments, then he will be entitled to a gross-up payment for the excise tax and any federal income tax deductions disallowed in connection with the gross-up payment. Under Mr. Kennedy's employment agreement, he is entitled to reimbursement of 50% of his legal fees incurred in connection with the preparation of the employment agreement and the stockholders' agreement, up to $20,000 in total. Each employment agreement also includes a perpetual nondisclosure provision. Additionally, Mr. Kennedy's agreement contains a post-termination perpetual and mutual non-disparagement provision and non-competition and non-solicitation provisions that apply for a 2 year period following the termination of his employment, Messrs. Veltman and Buchan's agreements contain non-competition and non-solicitation provisions that apply for the severance period, and Mr. Le Sech's agreement contains a non-competition provision that applies for one year, renewable for a second year at our option.

     The employment agreements of each of Messrs. Veltman and Buchan were amended as of September 17, 2004 to provide that all amounts due from the executives under certain split dollar life insurance arrangements maintained between Autocam and the executives for premiums previously paid by Autocam were forgiven as of that date and treated as bonus payments to the executives. Under the amended employment agreements, Autocam will continue to pay the premiums due on the life insurance policies previously subject to the split dollar arrangements for Messrs. Veltman and Buchan until the termination of their employment agreements. In addition, Autocam will pay each of Messrs. Veltman and Buchan a bonus in 2004 and each applicable year thereafter in an amount intended to compensate the executives for the tax consequences of the debt forgiveness and the payment of premiums on the policies by Autocam. The amount of these bonuses is agreed upon by the executive and Autocam and calculated by the Chief Executive Officer of Autocam with approval by Autocam's management. The amended employment agreements provide that all payments will be treated as compensation to each of Messrs. Veltman and Buchan in the year paid and will not be subject to any reimbursement to Autocam by the executive at any time.

EMPLOYMENT AGREEMENT OF MR. EDUARDO RENNER DE CASTILHO

     Autocam Do Brasil entered into a services agreement with Lean Management Consultoria Empresarial S/C Ltda, dated January 1, 1998 (as amended and restated as of January 31, 2002). The agreement provides for the rendering of advisory services by Lean Management Consultoria Empresarial with respect to the operational management of Autocam Do Brasil's industrial plants. The term of the agreement is indefinite and may be terminated by either party with 90 days' written notice. The partner in charge of the project on behalf of Lean Management Consultoria Empresarial is Mr. de Castilho. He receives $22,916.67 per month for his services. Mr. Caetano Roberto Ferraiolo is also a member of the project and performs managerial advisory tasks in the Boituva unit and the Departments of Engineering and Thermal Treatment. Mr. Ferraiolo receives 11,317.58 Brazilian reais per month for his services, subject to adjustment every month (or any other interval as Autocam Do Brasil may provide) according to the Brazilian General Index of Market Prices. Lean Management Empresarial is solely responsible for all labor and social security obligations relating to its employees. Lean Management Empresarial is subject to a perpetual confidentiality provision with respect to all confidential information of Autocam Do Brasil acquired during the course of its services.

SPLIT DOLLAR ARRANGEMENTS

     We formerly had split dollar arrangements with Messrs. Veltman and Buchan. As described above, these split dollar arrangements were terminated as of September 17, 2004 and all amounts due from each of Messrs. Veltman and Buchan with respect to premiums paid by Autocam prior to that date were forgiven. Autocam will continue to pay the premiums on all life insurance policies previously subject to the split dollar arrangements for Messrs. Veltman and Buchan until the termination of the executive's employment agreement. Autocam will treat the amount of the debt forgiveness as a bonus to each of Messrs. Veltman and Buchan and pay the executive an additional bonus to compensate him for the tax consequences of the debt forgiveness and the premium payments on the policies.

     We also formerly had a comparable arrangement for Mr. Kennedy. Mr. Kennedy's split dollar arrangements were converted into interest bearing loans initially at an interest rate of 3.55%, and these interest bearing loans were forgiven immediately following the acquisition.

                                  ACQUISITION

     On June 21, 2004, and pursuant to a merger agreement dated May 1, 2004, Micron Merger Corporation, a newly formed entity and wholly owned subsidiary of Parent, merged with and into Holdings with Holdings continuing as the surviving corporation. The total amount of consideration paid in the merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock of Holdings, payments to owners of outstanding common stock of Holdings and the payment of transaction costs incurred by Holdings, was approximately $395.0 million. The acquisition was financed with the net proceeds from the issuance of the outstanding notes, borrowings under our new senior credit facilities and a common equity contribution of $143.0 million by GS Capital Partners 2000, L.P., or GSCP 2000, other private equity funds affiliated with GSCP 2000, Transportation Resource Partners LP, or TRP, other investment vehicles affiliated with TRP, and John C. Kennedy, our president.

     Micron Merger Corporation and Holdings closed the acquisition simultaneously with the closing of our new senior credit facilities and the release of the proceeds from the issuance of the outstanding notes from escrow.

     The merger agreement contained customary representations and warranties from Holdings. None of these representations or warranties survived the closing of the acquisition.

                             PRINCIPAL STOCKHOLDERS

     Autocam is wholly owned by Holdings. Holdings is wholly owned by Parent. The following table sets forth information regarding the beneficial ownership of the shares of Parent, by all stockholders known by us to beneficially own its outstanding common stock. See "Acquisition." The address for each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GMBH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. The address for Transportation Resource Partners LP, TRP Autocam Holdings I, L.L.C., TRP Autocam Holdings II, L.L.C., TRP Autocam Holdings III, L.L.C., TRP Autocam Holdings IV, L.L.C. and TRP Autocam Holdings V, L.L.C. is 2555 Telegraph Road, Bloomfield Hills, Michigan 48302. The address for John C. Kennedy is 4070 East Paris Avenue Southeast, Kentwood, Michigan 49512.

                                                                          PERCENTAGE OF
                                                               NUMBER     COMMON STOCK
                            NAME                              OF SHARES    OUTSTANDING
                            ----                              ---------   -------------
GS Capital Partners 2000, L.P...............................  3,175,408       22.14%
GS Capital Partners 2000 Offshore, L.P......................  1,153,821        8.05
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG.........   132,725            *
GS Capital Partners 2000 Employee Fund, L.P.................  1,008,920        7.04
Goldman Sachs Direct Investment Fund 2000, L.P..............   279,126         1.95
Transportation Resource Partners LP.........................  3,479,224       24.26
TRP Autocam Holdings I, L.L.C...............................  1,200,000        8.37
TRP Autocam Holdings II, L.L.C..............................   636,432         4.44
TRP Autocam Holdings III, L.L.C.............................   124,122            *
TRP Autocam Holdings IV, L.L.C..............................   255,624         1.78
TRP Autocam Holdings V, L.L.C...............................    54,598            *
John C. Kennedy.............................................  2,800,000       19.53
Eduardo Renner de Castilho..................................    40,000            *

---------------

* Represents less than 1% of common stock outstanding.

                           RELATED PARTY TRANSACTIONS

AURORA CAPITAL

     Prior to the acquisition, Aurora Capital Partners was the largest voting stockholder of Holdings. Pursuant to a management agreement, Aurora Capital provided us with financial advisory and management consulting services. In consideration of such services, we paid Aurora Capital fees and expenses of approximately $0.5 million for 2003, $0.6 million for 2002, and $0.8 million for 2001.

GSCP 2000

     GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. own 40.2% of the common stock of Parent. Under the registration rights agreement, we agreed to file a "market-making" prospectus in order to allow Goldman, Sachs & Co. to engage in market-making activities for the notes after completion of the exchange offer. Goldman, Sachs & Co., an affiliate of GSCP 2000 and its related investment funds, acted as an initial purchaser in the offering of the notes. Goldman Sachs Credit Partners L.P., an affiliate of GSCP 2000 and its related investment funds, was the joint lead arranger, joint book runner, syndication agent and a lender under our new senior credit facilities. In addition, Goldman, Sachs & Co. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates.

STOCKHOLDERS AGREEMENT

     Parent entered into a stockholders agreement on June 21, 2004, with GSCP 2000, other private equity funds affiliated with GSCP 2000, TRP, other investment vehicles affiliated with TRP and John C. Kennedy, our president. See "Management -- Stockholders Agreement."

MANAGEMENT SERVICES AGREEMENT

     We entered into a Management Services Agreement with Goldman, Sachs & Co., Transportation Resource Advisors, LLC, and John C. Kennedy, our president, on June 21, 2004. Under the management services agreement, we will pay these parties an annual aggregate fee of $0.6 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee will be shared by the parties as follows: Goldman, Sachs & Co., 40.2%; Transportation Resource Advisors, LLC, 40.2%; and Mr. Kennedy, 19.6%. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services agreement.

RENTAL EXPENSES

     We lease a building in France owned 50% by Mr. John C. Kennedy, our president. The present term of the lease expires in July 2014. Annual rent is due in quarterly installments subject to annual increases based upon an index tied to France's national public construction costs. Rent expense recorded in connection with this lease agreement was $0.6 million for 2003 and $0.2 million for 2002.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW SENIOR CREDIT FACILITIES

     In connection with the acquisition, we entered into our new senior credit facilities with a syndicate of financial institutions led by Goldman Sachs Credit Partners L.P. and Citigroup Global Markets, Inc., as joint lead arrangers and joint book runners and in other capacities. The following is a summary of the material terms and conditions of the new senior credit facilities and is qualified in its entirety by reference to the credit agreement.

     BORROWERS; AMOUNTS AND FINAL MATURITIES. The new senior credit facilities provide for senior secured financing of up to the equivalent of $158.0 million, in U.S. dollars or euros, consisting of:

     - a multi-currency revolving credit facility of $36.1 million available to us in U.S. dollars or euros with a final maturity of 5 years;

     - a euro revolving credit facility of E 11.6 million available in euros to our French subsidiary, Autocam France SARL, with a final maturity of 5 years;

     - a $33.0 million term loan to us with a final maturity of 7 years; and

     - a E 62.7 million term loan to Autocam France SARL, with a final maturity of 7 years.

     CONDITIONS PRECEDENT. All borrowings under our revolving credit facilities are subject to the satisfaction of customary conditions, including absence of defaults and accuracy in material respects of representations and warranties.

     INTEREST AND FEES. The interest rates applicable to loans under our new senior credit facilities initially will be (i) for loans denominated in U.S. dollars, at our option, equal to either a base rate plus a 2% margin or an adjusted eurodollar bank deposit rate plus a 3% margin and (ii) for loans denominated in euros, equal to an adjusted euro bank deposit rate plus a 3% margin. We may elect interest periods of one, two, three, six and, if available to all of the applicable lenders, nine or twelve months for eurodollar or euro borrowings.

     After one full fiscal quarter has been completed after the acquisition, the applicable interest rate margin for the senior credit facilities will be determined from time to time based on our "leverage ratio," defined in our new senior credit facilities generally as the ratio of our consolidated indebtedness to our consolidated adjusted EBITDA for the trailing four quarter period, as follows:

                      APPLICABLE MARGIN    APPLICABLE MARGIN
     LEVERAGE           FOR BASE RATE      FOR EUROCURRENCY
       RATIO                LOANS             RATE LOANS
     --------         -----------------    -----------------
    $ 3.00:1.00             2.00%                3.00%
    < 3.00:1.00             1.75%                2.75%

     We have agreed to pay various fees with respect to the new senior credit facilities, including:

     - commitment fees equal to 0.50% per annum times the average undrawn portion of the revolving credit facilities, reduced by the amount of letters of credit issued and outstanding under the revolving credit facilities but not reduced by the amount of outstanding swing line loans;

     - letter of credit fees equal to the applicable margin then in effect with respect to eurocurrency rate loans under the revolving credit facilities times the maximum aggregate amount available to be drawn under all letters of credit. The issuer of any letter of credit will also receive a fronting fee equal to 0.250% per annum times the maximum aggregate amount available to be drawn under the letter of credit and other customary documentary and processing charges; and

     - an annual administrative agent fee in an amount of $100,000.

     AMORTIZATION OF PRINCIPAL. The term loan denominated in U.S. dollars amortizes quarterly as follows:

     - $82,500 for each quarter beginning September 30, 2004 and ending June 30, 2010; and

     - $7,755,000 for each quarter thereafter with the final payment due on June 15, 2011.

     The term loan denominated in euros amortizes each quarter as follows:

     - E 783,750 for each quarter beginning September 30, 2004 and ending June 30, 2005;

     - E 1,567,500 for each quarter beginning September 30, 2005 and ending June 30, 2007;

     - E 2,351,000 for each quarter beginning September 30, 2007 and ending June 30, 2009; and

     - E 3,526,875 for each quarter thereafter with final payment due on June 15, 2011.

     PREPAYMENTS. Our new senior credit facilities require mandatory prepayments, subject to exceptions, in amounts equal to:

     - 100% of the net cash proceeds from asset sales or other dispositions of property of our and our subsidiaries, including insurance proceeds, other than inventory sold or disposed of in the ordinary course of business, certain other transactions and net cash proceeds reinvested in assets used in our business;

     - 50% of the net cash proceeds from the issuance of specified equity securities; provided, that this percentage will be reduced to 25% if our "leverage ratio" is less than 3.00:1.00;

     - 100% of the net cash proceeds from the issuance of specified debt obligations by us or our subsidiaries; and

     - 75% of "excess cash flow" as defined in our new senior credit facilities; provided, that this percentage will be reduced to 50% if our "leverage ratio" is less than 3.00:1.00.

     Mandatory prepayments will be applied first to the term loans, next to swing line loans and finally to outstanding loans under the revolving credit facilities. Mandatory prepayments of term loans will be applied first, at our option, in direct order of maturity to the next four scheduled amortization installments and second, pro rata to remaining installments.

     Voluntary prepayments of loans under our new senior credit facilities will be permitted, in whole or in part, at our option, without premium or penalty. Any voluntary prepayment of loans will be subject to reimbursement of the lender's breakage costs in the case of a prepayment of eurocurrency rate borrowings other than on the last day of the relevant interest period.

     COLLATERAL AND GUARANTORS. Indebtedness under our new senior credit facilities is guaranteed by:

     - each existing and subsequently acquired or organized domestic and, to the extent no material adverse tax consequence would result and to the extent permitted under local law, foreign subsidiary; and

     - us with respect to the obligations of our French subsidiary under term and revolving facilities.

     Indebtedness under our new senior credit facilities is secured by a first priority security interest in substantially all of our and the guarantors' tangible and intangible assets, including personal property, real property, intercompany indebtedness and capital stock owned by us and such guarantors, limited to 65% of such capital stock in the case of certain foreign subsidiaries.

     FINANCIAL AND RESTRICTIVE COVENANTS. Our new senior credit facilities contain minimum interest coverage and total leverage ratios that vary during the term of the credit facilities. The senior credit facilities also contain a restriction on the amount of capital expenditures we may make.

     Our new senior credit facilities also contain covenants that restrict our ability to incur additional indebtedness, grant liens, make investments, loans, guarantees or advances, make restricted junior payments, including dividends, redemptions of capital stock and voluntary prepayments or repurchase of certain other indebtedness, engage in mergers, acquisitions or sales of assets, enter into sale and leaseback transactions or engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

     REPRESENTATIONS AND AFFIRMATIVE COVENANTS. Our new senior credit facilities contain customary representations, warranties and affirmative covenants.

     EVENTS OF DEFAULT. The new senior credit facilities contain customary events of default, subject to grace periods and materiality thresholds specified therein, including:

     - failure to make payments when due;

     - defaults under other material indebtedness;

     - noncompliance with covenants;

     - incorrectness of representations and warranties;

     - bankruptcy, insolvency or dissolution events;

     - material judgments;

     - certain events related to ERISA;

     - impairment of security interests in collateral or invalidity of guarantees; and

     - a "change of control," as defined in the new senior credit facilities.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     Following the sale of the outstanding notes on June 10, 2004, the proceeds of the notes were placed into escrow pending the closing of the acquisition, which closed on June 21, 2004. On that date, Autocam entered into the new senior credit facilities and the proceeds from the sale of the notes were released from escrow in order to finance a portion of the purchase price for the acquisition. Upon the closing of the acquisition on June 21, 2004, Autocam and the guarantors entered into joinder agreements in order to become parties to a registration rights agreement with the initial purchasers of the outstanding notes, which requires Autocam and the guarantors:

     - to file with the SEC a registration statement related to the exchange notes 120 days after the closing of the offering of the outstanding notes (on or about October 8, 2004);

     - to use all commercially reasonable efforts to have the registration statement declared effective by the SEC 210 days after the closing of the offering of the outstanding notes (on or about January 6, 2005);

     - to offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes upon the effectiveness of the registration statement; and

     - to use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date the registration statement was declared effective by the SEC, the exchange notes in exchange for all outstanding notes tendered in the exchange offer; and

     - if obligated to file the shelf registration statement, to use all commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to use all commercially reasonable efforts to have the shelf registration statement to be declared effective by the SEC on or prior to 90 days after such obligation arises.

     If we fail to satisfy our registration and exchange obligations under the registration rights agreement, we will be required to pay Special Interest to the holders of the notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the outstanding principal amount of notes held by such holder. The amount of the Special Interest will increase by an additional 0.25% per annum on the outstanding principal amount of the notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of 1.0% per annum on the outstanding principal amount of notes.

     A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER

     This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 5:00 p.m., New York City time, on November 15, 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer.

     The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that:

     - the exchange notes will have been registered under the Securities Act;

     - the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

     - the exchange notes will not contain the registration rights and special interest provisions contained in the outstanding notes.

     Notes tendered in the exchange offer must be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     We expressly reserve the right, in our sole discretion:

     - to extend the expiration date;

     - to delay accepting any outstanding notes;

     - if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

     - to amend the exchange offer in any manner.

     We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER OUTSTANDING NOTES FOR EXCHANGE

     When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

     - transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to J.P. Morgan Trust Company, National Association, which will act as the exchange agent, at the address set forth below under the heading "-- The Exchange Agent"; or

     - if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading
       "-- The Exchange Agent."

     In addition, either:

     - the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or "book-entry confirmation," which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

     The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

     - by a registered holder of the outstanding notes; or

     - for the account of an eligible institution.

     An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

     If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

     - reject any and all tenders of any outstanding note improperly tendered;

     - refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

     - waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those person's authority to so act unless we waive this requirement.

     By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the notes to be acquired in the exchange offer, the holder or any other person:

     - may not rely on applicable interpretations of the staff of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NOTES ISSUED IN THE EXCHANGE OFFER

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "-- Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

     For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of penalty interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

     In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

     - certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

     - a properly completed and duly executed letter of transmittal or an agent's message; and

     - all other required documents.

     If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the nonexchanged notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC account as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the commencement of the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

     - be transmitted to and received by the exchange agent at the address set forth below under "-- The exchange agent" on or prior to the expiration date; or

     - comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the holder tenders the outstanding notes through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "The Exchange Agent." Any such notice of withdrawal must:

     - specify the name of the person that has tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

     - where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "-- How to Tender Outstanding Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes. We may terminate or amend the exchange offer if at any time before the acceptance of such outstanding notes for exchange:

     - any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     - any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

     - there shall occur a change in the current interpretation by the staff of the SEC which presently permits the exchange notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any broker-dealer who acquired the exchange notes issued in the exchange offer for its own account and any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that exchange notes acquired in the exchange offer are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of notes issued in the exchange offer.

     The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of this right, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

     The J.P. Morgan Trust Company, National Association has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

     By mail, hand or overnight delivery:

         J.P. Morgan Trust Company, National Association, as Exchange Agent Institutional Trust Services
         2001 Byran Street, 9th Floor
         Dallas, Texas 75201
         Attention: Exchanges, Frank Ivins

     By telecopier:

         (214) 468-6494

     Confirm by telephone:

         (800) 275-2048

     Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

     The cash expenses to be incurred in connection with the exchange offer will be paid by us.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

     Holders who desire to tender their outstanding notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

     Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated May 26, 2004, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

     Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

EXCHANGING OUTSTANDING NOTES

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - the holder is not a broker-dealer tendering notes acquired directly from us;

     - the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business; and

     - neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

     However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

     Each holder must furnish a written representation, at our request, that:

     - it is not an affiliate of us;

     - it is not a broker-dealer tendering notes acquired directly from us;

     - it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

     - it is acquiring the exchange notes in the ordinary course of its business.

     Each holder who cannot make such representations:

     - will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

     - will not be permitted or entitled to tender outstanding notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

     In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that these outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities and that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

     In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

                         DESCRIPTION OF EXCHANGE NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, the word "Company" refers only to Autocam Corporation and not to any of their subsidiaries nor any of their parent companies. Unless the context requires otherwise, the word "notes" refers collectively to the notes, additional notes as described below and Exchange Notes.

     The Company will issue the exchange notes under the indenture dated as of June 10, 2004 (the "Indenture") between itself and J.P. Morgan Trust Company, National Association, as trustee, filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the notes will include those stated in the indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the Indenture, including for purposes of amending the Indenture.

     The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define our obligations and your rights as holders of the notes. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

     The notes:

     - are general unsecured obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Debt of the Company, including borrowings under the Credit Agreement;

     - rank equally in right of payment to any future senior subordinated Indebtedness of the Company;

     - are senior in right of payment to any future subordinated Indebtedness of the Company; and

     - are unconditionally guaranteed by the Guarantors.

THE GUARANTEES

     The notes are guaranteed by all of the Company's existing and future Restricted Subsidiaries that are Domestic Subsidiaries and by Autocam Europe and Titan.

     Each guarantee of the notes:

     - is a general unsecured obligation of each Guarantor;

     - is subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

     - is equal in right of payment with any future senior subordinated Indebtedness of that Guarantor;

     - is effectively subordinated to all secured Indebtedness of that Guarantor to the extent of the value of the assets securing such Indebtedness; and

     - is effectively subordinated to the obligations of any Subsidiary of that Guarantor if that Subsidiary is not a Guarantor.

     As of June 30, 2004, the Company and the Guarantors had total Senior Debt of approximately $33.0 million. In addition, $25.1 million would have been available to be borrowed under our new multi-currency revolving credit facility and E11.6 million would have been available to Autocam France, SARL to be borrowed under our new euro denominated revolving credit facility. As indicated above and as discussed in detail below under the caption "-- Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

     Except for Autocam Europe, none of our Foreign Subsidiaries will guarantee the notes. The notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries that are not Guarantors. Any right of the Company to receive assets of any of its Subsidiaries that are not Guarantors upon that Subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of the Subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by the Company. As of June 30, 2004, the Company's non-Guarantor Subsidiaries had approximately $83.8 million of Indebtedness and $89.2 million of trade payables and other liabilities outstanding assuming consummation of the Transactions. The non-Guarantor Subsidiaries generated 58.3% of our sales for 2003 and held 43.8% of our consolidated assets as of December 31, 2003. See note 14 to our consolidated financial statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our Guarantor and non-Guarantor Subsidiaries. As stated above, all of the Company's Domestic Subsidiaries, Titan and Autocam Europe will guarantee the notes. See "Risk Factors -- Autocam Europe B.V., our only non-U.S. subsidiary which is guaranteeing the notes, and Holdings are holding companies with no revenue-generating operations of their own. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize; the notes would be structurally subordinated to the obligations of our non- guarantor subsidiaries."

     As of the date of the indenture, all of our Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries would not be subject to many of the restrictive covenants in the indenture. As mentioned above, other than Autocam Europe, none of our Foreign Subsidiaries would guarantee the notes, and any Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

     The Company issued $140.0 million in aggregate principal amount of notes in the offering. The Company may in the future issue additional notes with identical terms and conditions (other than the Special Interest) under the indenture from time to time after the offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2014.

     Interest on the notes will accrue at the rate of 10.875% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. The Company will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

GUARANTEES

     The notes are guaranteed by the Company's direct parent, Titan, each of the Company's current and future Restricted Subsidiaries that are Domestic Subsidiaries and Autocam Europe. These Note Guarantees are joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors." In addition, because Titan is a holding company with no operations, the Guarantee by Titan provides little, if any, additional credit support for the notes and investors should not rely on the Guarantee by Titan in evaluating an investment in the notes.

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into or dissolve or liquidate into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

         (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

         (2) either:

               (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

               (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     The Note Guarantee of a Guarantor will be released:

         (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

         (2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

         (3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

         (4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge."

See "-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

     The payment of principal, interest and premium, if any, on the notes is subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the indenture.

     The holders of Senior Debt are entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under "-- Legal Defeasance and Covenant Defeasance" and
"-- Satisfaction and Discharge"), in the event of any distribution to creditors of the Company:

         (1) in a liquidation or dissolution of the Company;

         (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

         (3) in an assignment for the benefit of creditors; or

         (4) in any marshaling of the Company's assets and liabilities.

     The Company also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge") if:

         (1) a payment default on Designated Senior Debt occurs and is continuing; or

         (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt.

     Payments on the notes may and are required to be resumed:

         (1) in the case of a payment default, upon the date on which such default is cured or waived; and

         (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or if any Payment Default then exists on Designated Senior Debt.

     No new Payment Blockage Notice may be delivered unless and until:

         (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

         (2) all scheduled payments of principal, interest and premium, if any, on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or will be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

     If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge") when:

         (1) the payment is prohibited by these subordination provisions; and

         (2) the trustee or the holder has actual knowledge that the payment is prohibited, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt or their representative, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

     The Company must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of the Company. See "Risk Factors -- Your right to receive payments on the notes and the guarantees is junior to our existing and future senior indebtedness and the existing and future senior indebtedness of the guarantors."

OPTIONAL REDEMPTION

     At any time prior to June 15, 2007, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (calculated giving effect to any issuance of additional notes) at a redemption price of 110.875% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of notes on any relevant interest record date to receive interest on the relevant interest payment date), in an amount up to the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by a Parent to the extent the net cash proceeds thereof are contributed to the Company or used to purchase Qualified Capital Stock from the Company; provided that:

         (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (calculated giving effect to any issuance of additional notes and excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

         (2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the notes are not redeemable at the Company's option prior to June 15, 2009.

     On or after June 15, 2009, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

YEAR                                                           PERCENTAGE
----                                                           ----------
2009........................................................    105.438%
2010........................................................    103.625%
2011........................................................    101.813%
2012 and thereafter.........................................    100.000%

     Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control or, at the Company's option, prior to the completion of such Change of Control event but only after such event is publicly announced, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. In the case of a Change of Control Notice sent prior to the applicable Change of

Control event pursuant to the preceding sentence, the Change of Control Offer will be irrevocable, subject only to the completion of the applicable Change of Control event. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

         (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

         (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each new note will be equal to $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "-- Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

         (2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

               (a) any liabilities, as shown on the Company's most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee or purchaser, or a third party on behalf of the transferor or purchaser of any such assets, pursuant to a customary assumption agreement that releases the Company or such Restricted Subsidiary from such liability;

               (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 60 days of receipt by the Company or such Restricted Subsidiary, to the extent of the cash received in that conversion; and

               (c) any stock or assets of the kind referred to in clauses (2) or
         (4) of the next paragraph of this covenant.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option; provided that any stock or assets of the kind referred to in clauses (2) and (4) below deemed to be cash pursuant to the preceding paragraph will be deemed applied pursuant to clauses (2) and (4) below, as applicable, to the extent such stock or assets are used in the business and are not sold within such 365-day period for consideration of the kind described in clauses (2)(a) and (2)(b) of the preceding paragraph:

         (1) to repay (i) Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (ii) any Indebtedness of a non-guarantor Restricted Subsidiary only if the assets sold were of such non-guarantor Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate and other than Disqualified Stock);

         (2) to acquire (i) all or substantially all of the assets of another Permitted Business or (ii) any Capital Stock of another Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

         (3) to make a capital expenditure;

         (4) to acquire any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business; or

         (5) to acquire from a Person other than the Company or any of its Subsidiaries Capital Stock of a Restricted Subsidiary which constitutes a minority interest in such Restricted Subsidiary.

     Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, within ten days thereof, the Company will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that ranks equally with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other equally ranking Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase, and will be payable in cash (subject to the right of holders of notes on the relevant record date to receive interest on the relevant interest payment date). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other equally ranking Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other equally ranking Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

SENIOR DEBT LIMITATIONS

     The agreements governing the Company's Senior Debt to be executed in connection with the Acquisition prohibit the Company from purchasing any notes, and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate, unless otherwise required by law, applicable stock exchange requirement or the requirements of the Depository Trust Company (in which case such provisions will apply).

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Parent;

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or a refinancing thereof with Permitted Refinancing Indebtedness within one year of the final maturity date thereof; or

         (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

         (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

         (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

         (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12)
     and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

               (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately prior to the date of the indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

               (b) 100% of the aggregate Qualified Proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

               (c) the amount equal to the net reduction in any Restricted Investment that was made after the date of the indenture resulting from payments of interest on Indebtedness, dividends, repayments of the principal of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary and the cash return of capital with respect to any Restricted Investment; plus

               (d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of the Company's Investment in such Subsidiary as of the date of such redesignation; plus

               (e) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment pursuant to this clause (3); plus

               (f) any amount which was previously treated as a Restricted Payment pursuant to this clause (3) on account of any Guarantee entered into by the Company or any Restricted Subsidiary permitted under the terms of the indenture; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

     The preceding provisions will not prohibit, without duplication:

         (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

         (2) the making of any Restricted Payment in exchange for, or out of, any or all of the net cash proceeds of the sale within 45 days (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

         (3) the repurchase, redemption, defeasance, repayment or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the notes or to any Note Guarantee out of any or all the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

         (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

         (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent held by any current or former officer, director, employee or consultants of the Company or any of its Restricted Subsidiaries or any Parent; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests (after taking into account payments under clause
     (6) of the definition of "Permitted Payments to Parent") may not exceed $2.0 million in any twelve-month period (with unused amounts in any immediately preceding calendar year being carried over to the next succeeding calendar year subject to a maximum carry-over amount of $2.0 in any calendar year) plus the net proceeds of key person life insurance policies received after the date of the indenture;

         (6) the repurchase of Equity Interests of the Company deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

         (7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued on or after the date of the indenture in accordance with "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

         (8) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of subordinated Indebtedness with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

         (9) (i) any payment or distribution contemplated by the Acquisition and the financing thereof and (ii) payment of fees not in excess of $600,000 per annum plus customary out-of-pocket expenses pursuant to the Management Services Agreement, and in each case, including any payments to any Parent in order for any Parent to make such payments;

         (10) any repurchase, redemption, retirement or other acquisition for value of Disqualified Stock of the Company made by exchange for or out of proceeds of a substantially concurrent sale of Disqualified Stock that is permitted to be incurred pursuant to the covenant described below under "-- Incurrence of Indebtedness and Issuance of Preferred Stock," provided any new Disqualified Stock has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

         (11) Permitted Payments to Parent;

         (12) the repurchase of any subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to "-- Repurchase at the Option of Holders -- Change of Control"; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

         (13) the designation of Autocam-Har, Inc., a Michigan corporation, as an Unrestricted Subsidiary, but only if, as of the time of such designation, such entity does not engage in any activities and owns no assets other than those owned as of the date of the indenture; and

         (14) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the indenture.

     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm that is not an affiliate of any party receiving all or any part of the Restricted Payment if the Fair Market Value exceeds $12.5 million.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (1) the incurrence by the Company or any Restricted Subsidiary (and the Guarantee thereof by the Restricted Subsidiaries) of (i) Indebtedness under Credit Facilities (with letters of credit being deemed to have a principal amount equal to the face amount of the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and (ii) Indebtedness under any Receivables Facility (such amounts outstanding under any such Receivables Facility not to exceed, together with the uncollected balance of amounts due in respect of the accounts receivable and interests therein referred to in clause (16) below, $30.0 million outstanding at any given time) in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of:

               (a) $165.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay the principal amount of any term Indebtedness under a Credit Facility or to repay the principal amount of any revolving credit Indebtedness under a Credit Facility and effect a corresponding permanent commitment reduction thereunder pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; and

               (b) the Borrowing Base;

         (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

         (3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the Exchange Notes and related Note Guarantees to be issued as contemplated by the registration rights agreement;

         (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of plant or equipment (including the acquisition of any related property in connection with such design, construction, installation or improvement) at the time used in the business of the Company or any of its Restricted Subsidiaries or within one year after completion of construction, installation or improvement in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

         (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13) and (17) of this paragraph;

         (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

               (a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated on terms at least as favorable to the notes as the subordination of the notes to the Senior Debt to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

               (b) excluding customary pledge arrangements in connection with the incurrence of Indebtedness otherwise permitted by the indenture,
         (i) any subsequent issuance or transfer of Equity Interests of such Subsidiary's Equity Interest that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

         (7) the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

               (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

               (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

         (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations for non-speculative purposes;

         (9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee will be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

         (10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, unemployment insurance, self-insurance obligations, bankers' acceptances, appeal, performance and surety bonds and other obligations of a like nature in the ordinary course of business and in any such case any reimbursement obligation in connection therewith;

         (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days of incurrence;

         (12) obligations from agreements to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any Restricted Subsidiaries incurred in connection with the acquisition or disposition of the assets of the Company or the assets or Capital Stock of a Person that is or becomes a Restricted Subsidiary of the Company; provided that (A) the maximum aggregate liability in connection with any such disposition in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));

         (13) Indebtedness of any Foreign Subsidiary in an aggregate principal amount which does not exceed $15.0 million plus any Indebtedness of a Foreign Subsidiary existing at the time it is acquired by the Company or any Restricted Subsidiary of the Company and not incurred in contemplation thereof so long as after giving effect to such acquisition, the Company could incur $1.00 of additional Indebtedness under the first paragraph of this covenant;

         (14) the incurrence by the Company or any of its Restricted Subsidiaries of Guarantees of Indebtedness of suppliers, customers, franchisees and licensees in the ordinary course of business as approved by the Board of Directors of the Company;

         (15) Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under the caption
     "-- Legal Defeasance and Covenant Defeasance" or to redeem, satisfy or discharge the notes;

         (16) all obligations under accounts receivable factoring agreements in connection with the sale or transfer (or sale or transfer of interest in) accounts receivable and related assets customary in the industry which accounts receivable and related assets are not required after such sale or transfer to be recorded as assets of the Company on its consolidated balance sheet in accordance with GAAP, the uncollected balance of amounts due in respect of such accounts receivable and interests therein not to exceed, together with Indebtedness under any Receivables Facility incurred under clause (1) above, $30.0 million at any time outstanding; and

         (17) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $15.0 million.

     For purposes of determining compliance with this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.

     Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the date of the indenture will be calculated based on the relevant currency exchange rate in effect on the date of the indenture, and (2) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

     The amount of any Indebtedness outstanding as of any date will be:

         (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

         (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

         (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

               (a) the Fair Market Value of such assets at the date of determination; and

               (b) the amount of the Indebtedness of the other Person.

NO LAYERING OF DEBT

     The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Company and contractually senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and contractually senior in right of payment to such Guarantor's Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis and

Indebtedness which has different security or different priorities on the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences.

LIENS

     The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

         (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

         (3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements, restructurings (including rate increases) or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements, restructurings (including rate increases) or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

         (2) the indenture, the notes, the Exchange Notes, the additional notes and the Note Guarantees;

         (3) applicable law, rule, regulation or order including of any regulatory body;

         (4) any agreement, instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

         (5) customary non-assignment provisions in (a) any lease governing a leasehold interest or (b) any contracts and licenses (including, without limitation, those relating to intellectual property) entered into in the ordinary course of business;

         (6) purchase money obligations for property acquired in the ordinary course of business or Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

         (7) any agreement for the sale or other disposition of the Capital Stock of a Restricted Subsidiary or any assets of the Company or any Restricted Subsidiaries that restrict distributions by that Restricted Subsidiary or distributions of those assets pending the sale or other disposition;

         (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

         (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

         (11) customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary;

         (12) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such restrictions apply only to such Receivables Facility;

         (13) restrictions contained in any other indenture governing debt securities of the Company that are not materially more restrictive, taken as a whole, than those contained in the indenture governing the notes; and

         (14) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

         (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made (i) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) is a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

         (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

         (3) immediately after such transaction, no Default or Event of Default exists; and

         (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Upon completion of the disposition of all or substantially all of the property or assets of the Company and its Restricted Subsidiaries taken as a whole and satisfaction of the conditions set forth in clauses (1) through (4) above, the Company will be released from any liability under the notes and the indenture. In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

     This "-- Merger, Consolidation or Sale of Assets" covenant will not apply to:

         (1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

         (2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Guarantors that are both Restricted Subsidiaries and Domestic Subsidiaries.

TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an "Affiliate Transaction"), unless:

         (1) the Affiliate Transaction is on terms taken as a whole that are not less favorable to the Company or the relevant Restricted Subsidiary than those available in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

         (2) the Company delivers to the trustee:

               (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

               (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $12.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested directors (or, if there is only one disinterested director on the Company's

         Board of Directors, such disinterested director) or the Company's Board of Directors will have received an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is not an Affiliate of any party to such Affiliate Transaction.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

         (1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

         (2) transactions between or among the Company and/or its Restricted Subsidiaries;

         (3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

         (4) payment of reasonable fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company and its Subsidiaries;

         (5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

         (6) payments or distributions that do not violate the provisions of the indenture described above under the caption "-- Restricted Payments";

         (7) payment of fees not in excess of $600,000 per annum plus customary out-of-pocket expenses pursuant to the Management Services Agreement;

         (8) loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

         (9) any issuance of securities or other payments pursuant to employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

         (10) the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees, directors and consultants approved by the Board of Directors;

         (11) any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors for not in excess of fair market value;

         (12) contracts or agreements with, and payments by the Company or any of its Restricted Subsidiaries to, Goldman, Sachs & Co. or any of its Affiliates in connection with any financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the Board of Directors in good faith;

         (13) transactions pursuant to or contemplated by the Stockholder Agreement as in effect on the date of the Acquisition as the same may be amended from time to time in any manner no less favorable to the holders of the notes;

         (14) transactions pursuant to any agreement in effect on the date of the indenture as the same may be amended from time to time in any manner not materially less favorable to the holders of the notes;

         (15) Permitted Payments to Parent or payments permitted under clauses
     (5), (6) and (9) as described under the second paragraph of the caption "-- Restricted Payments";

         (16) transactions in connection with the Credit Agreement;

         (17) transactions involving the sale of inventory or services in the ordinary course of business from the Company or its Subsidiaries to Affiliates of Principals; and

         (18) transactions contemplated by the Merger Agreement.

BUSINESS ACTIVITIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

GUARANTEES

     If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 30 business days of the date on which it was acquired or created or the date on which it becomes a Domestic Restricted Subsidiary; provided that this covenant does not apply to (i) any Subsidiary of the Company that has properly been designated an Unrestricted Subsidiary as described under the caption "-- Designation of Restricted and Unrestricted Subsidiaries" below, and for so long as it continues to constitute an Unrestricted Subsidiary and
(ii) any Subsidiary not required to become a Guarantor under any existing Credit Facilities.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "-- Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

PAYMENTS FOR CONSENT

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company is required to furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

         (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

         (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

     All such reports are required to be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K is required to include a report on the Company's consolidated financial statements by the Company's certified independent accountants. In addition, following the consummation of the Exchange Offer contemplated by the registration rights agreement, the Company is required to file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

     If, at any time after consummation of the Exchange Offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company is nevertheless required to continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company's filings for any reason, the Company will either (i) post the reports referred to in the preceding paragraphs on its website or (ii) deliver the reports to the holders of notes, in either case within the time periods that would apply if the Company were required to file those reports with the SEC.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to

Rule 144A(d)(4) under the Securities Act until such time as the Company has either exchanged the notes for the exchange notes which are registered under the Securities Act or until such time as all holders have disposed of their notes pursuant to an effective registration statement under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

         (1) default for 30 days in the payment when due of interest on, if any, the notes, whether or not prohibited by the subordination provisions of the indenture;

         (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

         (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

         (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

               (a) is caused by a failure to pay principal under any such instrument at maturity, and such unpaid portion exceeds $15.0 million individually or, together with the principal amount of any other such Indebtedness under which there has been a payment default at maturity, aggregates $15.0 million or more, and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 20 days of the Company or a Restricted Subsidiary becoming aware of such default (a "Payment Default"); or

               (b) results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more.

         (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million or dollar equivalent, net of amounts covered by insurance, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree becomes final and nonappealable without being paid, discharged, waived or stayed;

         (7) except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary or any two or more Subsidiary Guarantors that when taken together would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary or any two or more Subsidiary Guarantors that when taken together would constitute a Significant Subsidiary, denies or disaffirms its obligations under its Note Guarantee; and

         (8) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or (2) five business days after receipt by the Company of written notice of such acceleration.

     Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any right or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except any uncured Default or Event of Default relating to the payment of principal, interest or premium, if any.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

         (1) such holder has previously given the trustee notice that an Event of Default is continuing;

         (2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

         (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

         (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

         (5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to June 15, 2009, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to June 15, 2009, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

         (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

         (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

         (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's and the Guarantors' obligations in connection therewith; and

         (4) the Legal Defeasance provisions of the indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

         (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

         (2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         (3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         (4) no Default or Event of Default under clauses (1) or (2) of the first paragraph under the caption "-- Events of Default and Remedies" has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or other instrument (other than the indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

         (5) the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

         (6) the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

         (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

         (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

         (3) reduce the rate of or change the time for payment of interest on any note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

         (5) make any note payable in money other than that stated in the notes;

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

         (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

         (8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

         (9) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

     Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes or the Note Guarantees:

         (1) to cure any ambiguity, defect or inconsistency;

         (2) to provide for uncertificated notes in addition to or in place of certificated notes;

         (3) to provide for the assumption of the Company's or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets, as applicable;

         (4) to make any change that would provide any additional rights or benefits to the holders of notes including adding a guarantor or that does not adversely affect the legal rights under the indenture of any such holder in any material respect;

         (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

         (6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

         (7) to provide for the issuance of additional notes and Exchange Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

         (8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

         (9) to provide for the release of the Company or any Guarantor from any of its obligations under the notes, the additional notes, the Exchange Notes the Note Guarantees or the indenture in accordance with the terms of the indenture.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

         (1) either:

               (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

               (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

         (2) no Default or Event of Default under clauses (1) or (2) of the first paragraph under the caption "-- Events of Default and Remedies" has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

         (3) the Company or any Guarantor has paid or caused to be paid all sums due and payable by it under the indenture; and

         (4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

     In addition, the Company must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

     The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Autocam Corporation, 4070 East Paris Avenue Southeast, Kentwood, MI 49512, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the exchange notes will be issued in the form of one or more Global Notes (each, a "Global Note"). Each new Global Note will be deposited on the date of the closing of the exchange of the outstanding notes for the exchange notes with, or on behalf of, DTC and will be registered in the name of DTC or its nominee.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it:

         (1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

         (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in Global Notes who are Participants may hold their interests therein directly through DTC. Investors in Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or

Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

         (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

         (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Subject to transfer restrictions, transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for Certificated Notes if:

         (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

         (2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

         (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

SAME DAY SETTLEMENT AND PAYMENT

     The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL(SM) Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary will not be Acquired Debt.

     "Acquisition" means the transactions contemplated by the Merger Agreement, including the borrowings under the Credit Agreement and the offering of the notes.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

         (1) the sale, lease (other than an operating lease entered into in the normal course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

         (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

         (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $4.0 million;

         (2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

         (3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

         (4) the sale, lease, conveyance or other disposition of products, services, inventory or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

         (5) the sale or other disposition of cash or Cash Equivalents;

         (6) a Restricted Payment that does not violate the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" or a Permitted Investment;

         (7) a transfer of assets, by means of trade-in, of equipment owned by it and used or previously used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment;

         (8) the sale or transfer of (or the sale or transfer of interests in) the Company's or any of its Restricted Subsidiaries' accounts receivable and related assets pursuant to a Receivables Facility or accounts receivable factoring arrangements pursuant to clause (16) of the second paragraph of the covenant under the caption "-- Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," in each case in a transaction permitted under the terms of the indenture;

         (9) any issuance of, or disposition in, connection with directors' qualifying shares or investments by foreign nationals mandated by foreign law; and

         (10) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property in the ordinary course of business.

     "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

     "Autocam Europe" means Autocam Europe B.V., a Dutch corporation and direct wholly-owned Subsidiary of the Company.

     "Bankruptcy Code" has the meaning assigned to that term in the indenture governing the notes.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

         (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

         (2) with respect to a partnership, the Board of Directors of the general partner of the partnership or, if the general partner is not a corporation, the board or committee of such Person serving a similar function;

         (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

         (4) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Borrowing Base" means the sum of:

         (1) 80% of the net book value of accounts receivable,

         (2) 75% of the net book value of the inventory, and

         (3) 50% of the net book value of the property, plant and equipment,

in each case of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the Company's most recently ended fiscal quarter for which internal financial statements are available.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Capital Stock" means:

         (1) in the case of a corporation, corporate stock;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     "Cash Equivalents" means:

         (1) United States dollars, euros, Brazilian reais and local currencies held by foreign Restricted Subsidiaries from time to time in the ordinary course of business;

         (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

         (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances (or in the case of Foreign Subsidiaries, the foreign equivalent) with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and has Tier 1 Capital (as defined in such regulations) of not less than $500.0 million;

         (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within six months after the date of acquisition;

         (6) marketable direct obligations issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

         (7) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (3) above;

         (8) in the case of any investment by a Foreign Subsidiary, "Cash Equivalents" will also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or agency thereof) and
     (ii) investments of the type and maturity described in clauses (1) through
     (7) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

         (9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

     "Change of Control" means the occurrence of any of the following:

         (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

         (2) the adoption of a plan relating to the liquidation or dissolution of the Company, except where substantially all of the assets of the Company are transferred to Titan and Titan becomes the obligor under the notes;

         (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than a Principal or Related Party of a Principal, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

         (4) after an initial public offering of the Company or any direct or indirect Parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

     "Change of Control Payment" has the meaning assigned to that term in the indenture governing the notes.

     "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

         (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, including, contributions to legal profit sharing arrangements as required by applicable French law; plus

         (2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

         (3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; minus

         (4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that without duplication:

         (1) the Net Income of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

         (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

         (3) the cumulative effect of a change in accounting principles will be excluded;

         (4) the amortization of any premiums, fees or expenses incurred in connection with the Acquisition or any other acquisition by the Company or any of its Restricted Subsidiaries of assets or Capital Stock or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the acquisition) and 17 (including non-cash charges relating to intangibles and goodwill) to be recorded on the Company's consolidated balance sheet, in each case in connection with the Acquisition or such other acquisitions, will be excluded;

         (5) any gain or loss realized upon the termination of any employee benefit plan will be excluded;

         (6) any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards will be excluded;

         (7) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP will be excluded;

         (8) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

         (9) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale or other disposition of assets; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

         (10) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded; and

         (11) fees, costs and expenses incurred by the Company or any of its Subsidiaries during any period in connection with the Acquisition (including, without limitation, bonus payments paid to employees in connection with the Acquisition and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with the Acquisition) will be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

         (1) was a member of such Board of Directors on the date of consummation of an initial public offering; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     "Credit Agreement" means that certain Credit and Guaranty Agreement, dated as of the closing date of the Acquisition, by and among the Company, the guarantors each a party thereto, Citicorp North America, Inc., as Administrative Agent and Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc. as Joint Lead Arrangers and Joint Book Managers, providing for up to $108.0 million of term loan and $50 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, or other debt instruments, indentures or agreements in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether or not such added or substituted parties are banks or other institutions).

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means:

         (1) any Indebtedness outstanding under the Credit Facilities; and

         (2) after payment in full of all Obligations and termination of all commitments under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $20.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends, provided, further that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed Disqualified Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

     "Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means, with respect to any Person, a public or private offering of Qualified Capital Stock of such Person.

     "Exchange Offer" has the meaning set forth for such term in the registration rights agreement or any similar agreement relating to additional notes.

     "Exchange Notes" means the notes issued in the Exchange Offer pursuant to any registration rights agreement.

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture after giving effect to the Acquisition.

     "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such

Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital or revolving credit borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

         (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Article 11 of Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

         (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

         (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

         (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

         (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

         (6) if any Indebtedness (i) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months) and (ii) that was not outstanding during the period for which the computation is being made but which bears, at the option of the borrower, a fixed or floating rate of interest, will be computed by applying at the option of the Company either the fixed or floating rate.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

         (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding any interest expense deemed attributable to accounts receivables factoring arrangements contemplated pursuant to clause
     (16) of the second paragraph of the covenant under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; plus

         (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

         (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

         (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

     "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

     "Guarantors" means each of:

         (1) each Domestic Restricted Subsidiary on the date of the indenture, Titan and Autocam Europe; and

         (2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

         (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

         (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

         (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

         (1) in respect of borrowed money;

         (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3) in respect of banker's acceptances;

         (4) representing Capital Lease Obligations in respect of sale and leaseback transactions;

         (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

         (6) representing any Hedging Obligations; or

         (7) all amounts outstanding and other obligations of such Person in respect of a Receivables Facility;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The term "Investment" will exclude extensions of credit to customers in the ordinary course of business on terms customary for the industry. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value (without duplication) of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," the classification of such Investment as a Permitted Investment or a Restricted Investment as determined in accordance with the terms of the indenture. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

     "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than precautionary financing statements with respect to leases, consignments or other transactions.

     "Management Services Agreement" means, that certain Management Services Agreement among Transportation Resource Advisors, LLC, Goldman, Sachs & Co., John C. Kennedy, the Company and/or any Parent or Parents and the other parties named therein as in effect on the date of the Acquisition as the same may be amended from time to time in any manner no less favorable to the holders of the notes.

     "Merger Agreement" means the Agreement and Plan of Merger by and among Titan, Micron Holdings, Inc. and Micron Merger Corporation in effect on the date of the indenture.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

     "Net Proceeds" means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses and other customary fees and expenses actually incurred in connection with the Asset Sale, taxes paid or reasonably estimated to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

         (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

         (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

         (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Note Guarantee" means the Guarantee by each Guarantor of the Company's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Parent" means Titan or Micron Holdings, Inc., and any other Person who Beneficially owns all of the Equity Interests of Titan or Micron Holdings, Inc.

     "Permitted Business" means the design, manufacture and sale of close tolerance precision machined or molded components and assemblies or activities that are reasonably similar, ancillary or related to, or in connection with, or a reasonable extension, development or expansion of, any of the foregoing.

     "Permitted Investments" means:

         (1) any Investment in the Company or in a Restricted Subsidiary of the Company or in a Person that becomes a Restricted Subsidiary immediately following such Investment;

         (2) any Investment in Cash Equivalents;

         (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

               (a) such Person becomes a Restricted Subsidiary of the Company and, in the case of a Domestic Subsidiary, a Guarantor; or

               (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and that, in the case of a Domestic Subsidiary, is a Guarantor;

         (4) any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with, or not subject to, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

         (5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

         (6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

         (7) Investments represented by Hedging Obligations;

         (8) (i) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company or any Parent in an aggregate principal amount not to exceed $2.0 million at any one time outstanding and (ii) investments made in connection with the split-dollar life insurance program for certain senior managers in the ordinary course of business consistent with past practice;

         (9) repurchases of the notes;

         (10) other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10), not to exceed $15.0 million at any one time outstanding;

         (11) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

         (12) Investments in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant "-- Incurrence of

     Indebtedness and Issuance of Preferred Stock"; provided that such Investment is necessary or advisable to effect such Receivables Facility;

         (13) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

         (14) loans, deposits, prepayments, guarantees and other credits, advances or arrangements to or with customers or suppliers in the ordinary course of business;

         (15) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

         (16) Hedging Obligations that are not entered into for speculative purposes;

         (17) Investments in existence on the date of the indenture after giving effect to the Acquisition;

         (18) Guarantees of Indebtedness of a Restricted Subsidiary of the Company given by the Company or a Restricted Subsidiary, in each case, in accordance with the terms of the indenture; and

         (19) any indemnity, purchase price adjustment, earnout or similar obligation benefiting the Company or any of its Restricted Subsidiaries created as a result of any acquisition or disposition of the assets of the Company or the assets or Capital Stock of a Person that is a Restricted Subsidiary or becomes a Restricted Subsidiary as a result of such transaction.

     "Permitted Junior Securities" means:

         (1) Equity Interests in the Company or any Guarantor; or

         (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture, have a final maturity and weighted average life to maturity not earlier than six months after all Senior Debt or any debt securities issued in exchange therefore.

     "Permitted Liens" means:

         (1) Liens on assets of the Company or any of its Restricted Subsidiaries securing (x) Indebtedness under the Credit Agreement outstanding or committed immediately following the completion of the Acquisition or (y) Senior Debt that was otherwise permitted by the terms of the indenture to be incurred;

         (2) Liens in favor of the Company or the Guarantors and any other subsidiaries to the extent required pursuant to the Credit Facilities;

         (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to and not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary; and, provided, however, that such Liens may be extended to improvements to such property;

         (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to and not incurred in contemplation of such acquisition, and, provided, however, that such Liens may be extended to improvements to such property;

         (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, performance bids, cash, earnest money deposits, escrows, tenders of contracts, statutory and common law landlord's liens or other obligations of a like nature incurred in the ordinary course of business;

         (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness (including any extension of such Liens to improvements of such property);

         (7) Liens existing on the date of the indenture;

         (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor, and Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (9) Liens imposed by law, such as rights of set-off, carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

         (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

         (11) Liens created for the benefit of (or to secure) the notes, the Exchange Notes, and the additional notes (or the Guarantees);

         (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

               (a) the new Lien will be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

               (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refunding, refinancing, replacement, defeasance or discharge; and

         (13) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

         (14) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, self insurance obligations, bankers' acceptances, appeal, performances or surety bond or other obligations of like nature and other types of social security legislation, and in any such case, any reimbursement obligation in connection therewith;

         (15) any Lien securing Indebtedness under Hedging Obligations or otherwise incurred to hedge interest rate or currency risks that were permitted by the indenture to be incurred;

         (16) Liens to secured Indebtedness of Foreign Subsidiaries permitted to be incurred under clause (13) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (17) any interest or title of a lessor or sublessor under any lease (other than a Capital Lease Obligation incurred pursuant to the terms of the indenture) entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

         (18) any Liens in connection with guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any Restricted Subsidiaries incurred in connection with the disposition of the assets of the Company or its Restricted Subsidiaries or the Capital Stock of a Restricted Subsidiary;

         (19) any Lien securing or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility entered into in accordance with the covenant described under "-- Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;"
     and

         (20) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Permitted Payments to Parent" means, without duplication as to amounts, the following payments to any Parent (and any subsequent payment by such Parent to one or more other Parents):

         (1) payments for reasonable accounting, legal, administrative and other general corporate and overhead expenses, franchise taxes and other fees to maintain the corporate existence of any Parent when due, in an aggregate amount to all Parents, not to exceed $400,000 per annum;

         (2) for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, payments in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries ("Tax Payments"). The Tax Payments will not exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years. Any Tax Payments received from the Company will be paid over to the appropriate taxing authority within 30 days of that Parent's receipt of such Tax Payments or refunded to the Company;

         (3) payments in order to enable any of such Parents to pay fees and expenses, as incurred, of an offering of its securities or indebtedness that is not consummated, or of a registered public offering all of the net proceeds of which are payable to selling stockholders;

         (4) payments to enable any of such Parents to repurchase Equity Interests of the Company or any Parent to the extent such Equity Interests of the Company or any Parent represent a portion of the exercise price of such Equity Interests to the extent permitted by clause (6) under the second paragraph of the covenant described under "-- Certain
     Covenants -- Restricted Payments";

         (5) payment in order to enable any Parent to pay fees and expenses incurred in connection with the Acquisition; and

         (6) payments in order to enable any such Parents to repurchase, redeem, acquire or retire for value any Equity Interest of the Company or any Parent held by any current or former officer, director, employee or consultant of the Company, any Restricted Subsidiary of the Company or any Parent to the extent permitted by clause
     (5) under the second paragraph of the covenant described under "-- Certain Covenants -- Restricted Payments."

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged;

         (3) if the Indebtedness being exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

         (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principals" means GS Capital Partners 2000 L.P., Transportation Resource Partners L.P. and their related Affiliates and John C. Kennedy and his immediate family members.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

     "Qualified Proceeds" means any of the following or any combination of the following:

         (1) Cash Equivalents;

         (2) the Fair Market Value of assets that are used or useful in the Permitted Business; and

         (3) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Company or any Restricted Subsidiary.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries directly, or indirectly through another Subsidiary, sells or otherwise transfers (or sells or transfers interests in) its accounts receivable and related assets pursuant to arrangements customary in the industry, which accounts receivable and related assets are required after such sale or transfer to be recorded as assets of the Company on its consolidated balance sheet in accordance with GAAP.

     "Related Party" means:

         (1) any controlling stockholder, 80% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Principal;

         (2) any trust, corporation, partnership, limited liability company, estate or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

         (3) the general partner of a partnership or the managing member of a limited liability company.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. As of the date of the indenture, all of the Company's Subsidiaries are deemed to be Restricted Subsidiaries.

     "Senior Debt" means:

         (1) all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

         (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

         (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

         (1) any liability for federal, state, local or other taxes owed or owing by the Company;

         (2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

         (3) any trade payables;

         (4) the portion of any Indebtedness that is incurred in violation of the indenture; provided that Indebtedness outstanding under Credit Facilities will not cease to be Senior Debt as a result of this clause (4) if the lenders or agents thereunder obtained a representation from the Company or any of its Subsidiaries on the date such Indebtedness was incurred to the effect that such Indebtedness was not prohibited by (or, in case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof as of the date committed would not violate) the indenture; or

         (5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "Special Interest" means all special interest then owing pursuant to the registration rights agreement.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of (i) in the case of Existing Indebtedness, the date of the indenture and (ii) in the case of any other Indebtedness, as of the date incurred, and in each case, will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Stockholder Agreement" means that certain Stockholder Agreement among Micron Holdings, Inc. and its stockholders to be dated as of the closing date of the Acquisition.

     "Subsidiary" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Titan" means Titan Holdings, Inc.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

         (1) has no Indebtedness other than Non-Recourse Debt;

         (2) except as permitted by the covenant described above under the caption "-- Certain Covenants -- Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding taken as a whole that are no less favorable to the Company or such Restricted Subsidiary than those available at the time from Persons who are not Affiliates of the Company;

         (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

         (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

     "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2) the then outstanding principal amount of such Indebtedness.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-United States holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes.

     This summary deals only with exchange notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

     - dealers in securities or currencies;

     - traders in securities;

     - United States holders, as defined below, whose functional currency is not the United States dollar;

     - persons holding exchange notes as part of a hedge, straddle, conversion or other integrated transaction;

     - certain United States expatriates;

     - financial institutions;

     - insurance companies; and

     - entities that are tax-exempt for United States federal income tax purposes.

     This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes as set forth in this summary. You should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of exchange notes that may be applicable to you.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes and, accordingly, for such purposes you will not recognize any taxable gain or loss as a result of such exchange and you will have the same tax basis and holding period in the exchange notes as you had in your outstanding notes immediately before the exchange.

UNITED STATES HOLDERS

     The following summary applies to you only if you are a United States holder, as defined below.

     DEFINITION OF A UNITED STATES HOLDER. A "United States holder" is a beneficial owner of an exchange note or notes who or which is for United States federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a corporation, partnership or other entity classified as a corporation or partnership for these purposes created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

     - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

     - a trust, if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons within the meaning of the Code has the authority to control all of the trust's substantial decisions or, (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other entity classified as a partnership for United States federal income tax purposes holds an exchange note or notes, the United States federal income tax treatment of a partner in a partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding notes or a partner in such a partnership, you should consult your own tax advisor.

     PAYMENTS OF STATED INTEREST. Payments of stated interest on your exchange notes will be taxed as ordinary interest income. In addition:

     - if you use the cash method of accounting for United States federal income tax purposes, you will have to include the stated interest on your exchange notes in your gross income at the time you receive the interest; and

     - if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the stated interest on your exchange notes in your gross income at the time the interest accrues.

     MARKET DISCOUNT AND BOND PREMIUM. If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount (or were deemed to purchase the outstanding note for which the exchange note was issued at a price less than its principal amount upon the release of such outstanding note from escrow), the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the exchange note or outstanding note, as the case may be.

     Under the market discount rules of the Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note (or were deemed to purchase the outstanding note for which the exchange note was issued for an amount in excess of the amount payable at maturity upon the release of such outstanding note from escrow), you will be considered to have purchased the exchange note (or outstanding note) with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the exchange note, and finally as a carryforward allowable against your future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

     CONSTANT YIELD ELECTION. As an alternative to the above-described rules for including interest payments and market discount in income and amortizing bond premium, you may elect to include in gross income all interest that accrues on an exchange note, including stated interest, market discount (including de minimis market discount) and adjustments for bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

     SALE OR OTHER DISPOSITION OF THE EXCHANGE NOTES. Upon the sale, exchange, retirement, redemption or other disposition of an exchange note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the basis of the outstanding note), increased by the amount of any market discount previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note.

     Your gain or loss generally will be capital gain or loss (except with respect to any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "-- United States Holders -- Payments of Stated Interest" above, and except with respect to accrued market discount that has not previously been included in income, as discussed above under "-- United States Holders -- Market Discount and Bond Premium"). Such capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held).

     Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, scheduled to increase to 20% for dispositions occurring in taxable years that begin on or after January 1, 2009.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, "backup withholding" at a rate of 28%, which rate will increase to 31% for taxable years beginning on or after January 1, 2011, may apply:

     - to any payments made to you of principal of and interest on your exchange note, and

     - to payment of the proceeds of a sale or other disposition of your exchange note before maturity,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Information reporting may also apply to payments made with respect to your exchange note.

     The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

NON-UNITED STATES HOLDERS

     The following summary applies to you if you are a beneficial owner of an exchange note who or which is not a United States holder, as defined above. An individual may, subject to exceptions, be deemed to be a resident alien, and therefore, a United States holder, as opposed to a non-resident alien, by various ways, including being present in the United States:

     - on at least 31 days in the calendar year, and

     - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

     UNITED STATES FEDERAL WITHHOLDING TAX. Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent, in its capacity as paying agent, of principal of and interest on your exchange notes under the "portfolio interest" exception of the Code, provided that you comply with the following requirements:

     - you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

     - you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Code;

     - the interest is not effectively connected with your conduct of a United States trade or business; and

     - you provide a signed written statement, on an Internal Revenue Service Form W-8BEN, or other applicable form which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Code and providing your name and address to:

       - us or our paying agent; or

       - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

     The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

     - if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

     - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

     - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

     If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

     If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax, unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI or other applicable form stating that the interest paid on an exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN or other applicable form claiming an exemption from or reduction in this withholding tax under an applicable tax treaty.

     UNITED STATES FEDERAL INCOME TAX. Except for the possible application of United States federal withholding tax discussed under "-- Non-United States Holders -- United States Federal Withholding Tax" above and backup withholding tax discussed under "-- Non-United States Holders -- Backup Withholding and Information Reporting" below, you generally will not have to pay United States federal income tax on payments of principal of and interest on your exchange notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes (provided that, in the case of proceeds representing accrued interest, the conditions described in "United States federal withholding tax" are met) unless:

     - in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the "portfolio interest" exception described above;

     - in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your exchange notes, and specific other conditions are met; or

     - the interest, gain or other income is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

     If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your exchange notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you may be subject to United States income tax on a net basis on the interest, gain or other income; although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service Form W-8ECI or other applicable form on or before any payment date to claim the exemption.

     In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your exchange notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

     UNITED STATES FEDERAL ESTATE TAX. If you are an individual and are not a United States citizen or a resident of the United States, as specially defined for United States federal estate tax purposes, at the time of your death, your exchange notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

     - you directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or

     - your interest on the exchange notes is effectively connected with your conduct of a United States trade or business.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent in its capacity as paying agent to you if you have provided the required certification that you are a non-United States holder as described in "-- Non-United States Holders -- United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder as described in "-- United States Holders" above. We or our paying agent may, however, report payments of interest on the exchange notes.

     The gross proceeds from the disposition of your exchange notes may be subject to information reporting and backup withholding tax at a rate of up to 28% which rate will increase to 31% for taxable years beginning on or after January 1, 2011. If you sell your exchange notes outside the United States through a non-United States office of a broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your exchange notes through a non-United States office of a broker that:

     - is a United States person as defined in the Code;

     - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

     - is a "controlled foreign corporation" for United States federal income tax purposes; or

     - is a foreign partnership, if at any time during its tax year:

       - one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

       - the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a United States office of a broker, the payments are subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States person or you otherwise establish an exemption.

     You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intent to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the exchange offer has been completed, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

     Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer."

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay certain expenses incident to the exchange offer and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                                 LEGAL MATTERS

     Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon the validity of the exchange notes.

                                    EXPERTS

     The financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus, and the financial statements from which the Selected Financial Data included in this prospectus have been derived have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              TITAN HOLDINGS, INC.

                         INDEX TO FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
TITAN HOLDINGS, INC. AUDITED FINANCIAL STATEMENTS
  Report of Independent Registered Public Accounting Firm...   F-2
  Consolidated Balance Sheets at December 31, 2003 and
     December 31, 2002......................................   F-3
  Consolidated Statements of Operations and Comprehensive
     Income (Loss) for the three years in the period ended
     December 31, 2003......................................   F-4
  Consolidated Statements of Shareholders' Equity for the
     three years in the period ended December 31, 2003......   F-5
  Consolidated Statements of Cash Flows for the three years
     in the period ended December 31, 2003..................   F-6
  Notes to Consolidated Financial Statements................   F-7
TITAN HOLDINGS, INC. UNAUDITED INTERIM FINANCIAL STATEMENTS
  Consolidated Balance Sheets at June 30, 2004 and December
     31, 2003...............................................  F-25
  Consolidated Statements of Operations and Comprehensive
     Income for the six months ended June 30, 2004 and June
     30, 2003 and for the quarters ended June 30, 2004 and
     June 30, 2003..........................................  F-26
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 2004 and June 30, 2003..................  F-27
  Notes to Consolidated Financial Statements................  F-28

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Titan Holdings, Inc.,

We have audited the accompanying consolidated balance sheets of Titan Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments to conform to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended and interpreted. In 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The Company also changed its method of accounting for costs associated with exit and disposal activities to conform to Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated With Exit or Disposal Activities", in 2002.

Deloitte & Touche, LLP

Grand Rapids, Michigan
February 17, 2004
(June 21, 2004 as to Note 14)

                              TITAN HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                (AMOUNTS IN THOUSANDS)
                                         ASSETS
Current assets:
Cash and equivalents........................................    $  4,996       $  1,075
Accounts receivable, net of allowances of $610 and $484,
  respectively..............................................      56,344         55,484
Inventories.................................................      24,815         25,802
Prepaid expenses and other current assets...................       2,514          3,090
                                                                --------       --------
Total current assets........................................      88,669         85,451
Property, plant and equipment, net..........................     156,964        173,580
Goodwill....................................................     137,040        139,446
Equipment deposits and other long-term assets...............       9,662         10,598
                                                                --------       --------
Total assets................................................    $392,335       $409,075
                                                                ========       ========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term obligations.................    $ 20,878       $ 29,748
Accounts payable............................................      37,369         47,246
Accrued liabilities:
  Compensation and related withholdings.....................      13,911         13,242
  Other.....................................................       4,436          1,775
                                                                --------       --------
Total current liabilities...................................      76,594         92,011
                                                                --------       --------
Long-term obligations, net of current maturities............     125,204        104,140
Deferred taxes..............................................      30,809         39,672
Deferred credits and other..................................      10,407         10,924
Shareholders' equity:
Series A preferred stock -- $.01 par value; 600,000 shares
  authorized; 579,112 shares issued and outstanding.........           6              6
Series B preferred stock -- $.01 par value; 400,000 shares
  authorized; 110,364 shares issued and outstanding as of
  December 31, 2002 and 2003................................           1              1
Common stock -- $.01 par value; 8,000,000 shares authorized;
  6,480,895 shares issued and outstanding as of December 31,
  2002 and 2003.............................................          65             65
Additional paid-in capital..................................     137,824        137,824
Accumulated other comprehensive income (loss)...............      (3,835)         2,178
Retained earnings...........................................      15,260         22,254
                                                                --------       --------
Total shareholders' equity..................................     149,321        162,328
                                                                --------       --------
Total liabilities and shareholders' equity..................    $392,335       $409,075
                                                                ========       ========

                See notes to consolidated financial statements.

                              TITAN HOLDINGS, INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

                                                               2001       2002       2003
                                                               ----       ----       ----
                                                                 (AMOUNTS IN THOUSANDS)
Sales......................................................  $236,452   $275,117   $323,210
Cost of sales..............................................   201,757    231,334    280,070
                                                             --------   --------   --------
Gross profit...............................................    34,695     43,783     43,140
Selling, general and administrative expenses...............    16,415     16,698     17,577
                                                             --------   --------   --------
Income from operations.....................................    18,280     27,085     25,563
Interest expense, net......................................    14,726     13,433      9,444
Other expenses, net........................................     3,056      2,498      4,428
Minority interest in net income (loss).....................       317        (21)
                                                             --------   --------   --------
Income before tax provision................................       181     11,175     11,691
Tax provision..............................................     1,540      4,635      4,697
                                                             --------   --------   --------
Net income (loss)..........................................  $ (1,359)  $  6,540   $  6,994
                                                             ========   ========   ========
Statements of Comprehensive Income (Loss):
Net income.................................................  $ (1,359)  $  6,540   $  6,994
Other comprehensive income (loss):
Foreign currency translation adjustments...................    (1,880)    (1,870)     5,744
Amortization of interest rate agreements...................       269        269        269
                                                             --------   --------   --------
Comprehensive income (loss) before cumulative effect of
  change in accounting principle...........................    (2,970)     4,939     13,007
Cumulative effect of change in accounting principle of
  adopting SFAS No. 133....................................    (1,091)
                                                             --------   --------   --------
Comprehensive income (loss) after cumulative effect of
  change in accounting principle...........................  $ (4,061)  $  4,939   $ 13,007
                                                             ========   ========   ========

                See notes to consolidated financial statements.

                              TITAN HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

                              SERIES A          SERIES B                                       ACCUMULATED
                           PREFERRED STOCK   PREFERRED STOCK    COMMON STOCK     ADDITIONAL       OTHER
                           ---------------   ---------------   ---------------    PAID-IN     COMPREHENSIVE   RETAINED
                           SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     INCOME (LOSS)   EARNINGS    TOTAL
                           ------   ------   ------   ------   ------   ------   ----------   -------------   --------    -----
                                                                   (AMOUNTS IN THOUSANDS)
Balance, January 1,
 2001....................   579       $6       75       $1     6,260     $63      $130,826       $   468      $10,079    $141,443
Net loss.................                                                                                      (1,359)     (1,359)
Foreign currency
 translation
 adjustments.............                                                                         (1,880)                  (1,880)
Cumulative effect of
 change in accounting
 principle of adopting
 SFAS No. 133............                                                                         (1,091)                  (1,091)
Amortization of interest
 rate agreements.........                                                                            269                      269
                            ---       --      ---       --     -----     ---      --------       -------      -------    --------
Balance, December 31,
 2001....................   579        6       75        1     6,260      63       130,826        (2,234)       8,720     137,382
Net income...............                                                                                       6,540       6,540
Shares issued............                      35                219       2         6,998                                  7,000
Foreign currency
 translation
 adjustments.............                                                                         (1,870)                  (1,870)
Amortization of interest
 rate agreements.........                                                                            269                      269
                            ---       --      ---       --     -----     ---      --------       -------      -------    --------
Balance, December 31,
 2002....................   579        6      110        1     6,479      65       137,824        (3,835)      15,260     149,321
Net income...............                                                                                       6,994       6,994
Foreign currency
 translation
 adjustments.............                                                                          5,744                    5,744
Amortization of interest
 rate agreements.........                                                                            269                      269
                            ---       --      ---       --     -----     ---      --------       -------      -------    --------
Balance, December 31,
 2003....................   579       $6      110       $1     6,479     $65      $137,824       $ 2,178      $22,254    $162,328
                            ===       ==      ===       ==     =====     ===      ========       =======      =======    ========

                See notes to consolidated financial statements.

                              TITAN HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

                                                             2001        2002        2003
                                                             ----        ----        ----
                                                                (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
Cash received from customers.............................  $ 234,110   $ 273,146   $ 331,121
Cash paid to suppliers and employees.....................   (197,852)   (228,772)   (281,726)
Income taxes received (paid).............................       (307)        866        (950)
Interest paid............................................    (12,036)    (13,203)    (10,456)
                                                           ---------   ---------   ---------
Net cash provided by operating activities................     23,915      32,037      37,989
                                                           ---------   ---------   ---------
Cash flows from investing activities:
Expenditures for property, plant and equipment...........    (27,124)    (17,183)    (22,459)
Equipment deposits refunded (paid and to be refunded),
  net....................................................       (672)        485       1,727
Proceeds from sale of property, plant and equipment......      1,843       1,630       6,656
acquisitions, net of cash received.......................     (4,331)       (180)
Payment to terminate lease...............................                               (739)
Other....................................................       (243)       (380)        (58)
                                                           ---------   ---------   ---------
Net cash used in investing activities....................    (30,527)    (15,628)    (14,873)
                                                           ---------   ---------   ---------
Cash flows from financing activities:
Borrowings (repayments) on line of credit, net...........     18,646      (6,803)        620
Proceeds from issuance of long-term obligations..........      3,167         557         872
Principal payments of long-term obligations..............    (20,908)    (15,206)    (28,827)
Other....................................................       (123)
                                                           ---------   ---------   ---------
Net cash used in financing activities....................        782     (21,452)    (27,335)
                                                           ---------   ---------   ---------
Effect of exchange rate changes on cash and
  equivalents............................................       (788)        209         298
                                                           ---------   ---------   ---------
Decrease in cash and equivalents.........................     (6,618)     (4,834)     (3,921)
Cash and equivalents at beginning of period..............     16,448       9,830       4,996
                                                           ---------   ---------   ---------
Cash and equivalents at end of period....................  $   9,830   $   4,996   $   1,075
                                                           =========   =========   =========

                See notes to consolidated financial statements.

                              TITAN HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Titan Holdings, Inc. ("Titan"), a Delaware holding company, and its domestic and foreign subsidiaries, including Autocam Corporation ("Autocam"), a Michigan corporation (together, the "Company"). The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation. All figures in these Notes are expressed in thousands, unless otherwise noted.

     NATURE OF OPERATIONS -- The Company designs and manufactures close-tolerance, specialty metal-alloy components for mechanical and electromechanical systems using turning, grinding and milling processes. Currently, the Company manufactures components for use on fuel, power steering, braking, air bag and electromechanical systems for the transportation industry and medical devices for the ophthalmic and cardiovascular surgery industries. The Company has four manufacturing locations in the United States, five in France and three in Brazil. Customers are located in virtually all areas of the world, with the exception of the continent of Africa.

     ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates are reasonable, actual results could differ from those estimates.

     FINANCIAL INSTRUMENTS of the Company consist principally of cash and equivalents, accounts receivable and payable, debt and related interest contracts. The carrying amounts of financial instruments approximate estimated fair value, except for the interest contracts. The Company has determined the estimated fair value amounts using available market information and valuation methodologies (see Note 5).

     RECLASSIFICATIONS -- Certain reclassifications have been made to the 2001 and 2002 presentations in order to conform to the 2003 presentation.

     CASH AND EQUIVALENTS consist of highly-liquid investments with original maturities of three months or less at the date of purchase.

     ACCOUNTS RECEIVABLE -- During 2002, the Company entered into an accounts receivable financing facility under which accounts receivable were sold without recourse to an unrelated third party, resulting in reductions of accounts receivable of $9,095 and $14,244 at December 31, 2002 and 2003, respectively. The Company accounts for the sales of receivables in accordance with the requirements of Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. Net discounts recognized on sales of receivables of $71 and $181 for the years ended December 31, 2002 and 2003, respectively, are included in Selling, General and Administrative Expenses, while certain financing charges of $126 and $295 for each respective period are included in Net Other Expenses.

     INVENTORIES -- are stated at the lower of actual cost, on a first-in, first-out (FIFO) basis, or market.

                              TITAN HOLDINGS, INC.

     PROPERTY, PLANT AND EQUIPMENT is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements..................................   31 years
Leasehold improvements......................................   3 to 12 years
Machinery and equipment.....................................   3 to 12 years
Furniture and fixtures......................................   5 to 10 years

     Maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense. When properties are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any gain or loss on disposition is recognized in the results of operations. Gains arising from sale and leaseback transactions are deferred for amortization to income over the lives of the related operating leases.

     GOODWILL consists of amounts paid in excess of the fair value of acquired net assets. The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, in January 2002. Under SFAS No. 142, goodwill shall not be amortized, but be subject to impairment testing. The Company performed impairment testing in accordance with the provisions of SFAS No. 142 upon adoption and during the fourth quarters of 2002 and 2003. The fair value of goodwill recorded, which was estimated using the expected present value of future cash flows, was determined to be in excess of that recorded in the Company's December 31, 2002 and 2003 balance sheets. Amortization expense totaled $3,417 in 2001. If SFAS No. 142 had been adopted as of January 1, 2001, amortization expense recorded in 2001 would have been eliminated, which would have resulted in net income of $2,058 in 2001.

     EQUIPMENT DEPOSITS AND OTHER LONG-TERM ASSETS consists primarily of deposits on equipment to be placed into service in the future of $3,366 and $4,739 as of December 31, 2002 and 2003, respectively, debt issue costs of $2,792 and $2,119 as of December 31, 2002 and 2003, respectively (amortized over the terms of the bank facilities), the cash surrender value of keyman life insurance policies, and receivables from officers and certain key employees under split-dollar life insurance agreements (see Note 9).

     ACCOUNTS PAYABLE includes the reclassification from Cash and Equivalents outstanding checks, net of related cash balances, totaling $2,643 and $4,428 as of December 31, 2002 and 2003, respectively.

     REVENUE RECOGNITION -- Sales are recognized at the time product is shipped to the customer, at which time title and risk of ownership transfer to the purchasers.

     INCOME TAXES -- Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities (see Note 7).

     DERIVATIVE AND HEDGING ACTIVITIES -- The Company manages interest rate risk on a portion of its bank debt through the use of interest rate swap agreements. The Company also manages certain foreign currency exchange risk in relation to equipment purchases through the limited use of foreign currency futures contracts to reduce the impact of changes in foreign currency rates on firm

                              TITAN HOLDINGS, INC.

commitments to purchase equipment. No such contracts related to equipment purchases were outstanding at December 31, 2002 or 2003. See Note 5 related to outstanding interest contracts. The Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and subsequent amendments thereto, in 2001.

     STOCK-BASED COMPENSATION -- The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock-based compensation plan. Accordingly, no stock-based employee compensation cost is reflected in net income as all options granted under those plans had an exercise price equal to the estimated market value of the underlying common stock on the date of the grant (see Note 10). Had stock-based employee compensation cost of the Company's stock option plan been determined based upon the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, the Company's net income (loss) would have changed to the pro forma amounts indicated below:

                                                          2001      2002     2003
                                                          ----      ----     ----
As reported............................................  $(1,359)  $6,540   $6,994
Compensation expense, net of related tax effects.......     (376)    (559)    (559)
                                                         -------   ------   ------
Pro forma..............................................  $(1,735)  $5,981   $6,435
                                                         =======   ======   ======

     The fair value of the Company's stock options issued in 2002 was set equal to the amount the Company received for common stock sold in connection with the purchase of Bouverat Industries, S.A. ("Bouverat") in December 2000 and the exchange of the minority interest in its Brazilian subsidiary for its common stock in 2002 ($16 per share). The intrinsic value approach was used to value all option grants, with the following weighted-average assumptions: risk-free interest rate, 4%-4.88%; and expected life of options, 10 years.

     ACCOUNTING PRONOUNCEMENTS -- The Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, in December 2002, which supercedes FASB's Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS No. 146 requires recognition of a liability for costs associated with exit and disposal activities when a liability is incurred, as opposed to when an entity commits to an exit plan as required under EITF Issue No. 94-3. The Company closed and transferred its Chicago, Illinois operation to other facilities in June 2003. The Company incurred related employee termination and plant closing costs of $121 and $879 for the years ended December 31, 2002 and 2003, respectively. The Company also incurred $534 of costs associated with the termination of its building lease and other ancillary costs upon ceasing use of the facility, $334 of which remains as a liability at December 31, 2003. All of the aforementioned expenses are included in Cost of Sales.

     SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was revised in December 2003. It requires additional disclosures about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and enhanced disclosures of management's assumptions related to discount rates, investment returns and salary assumptions. This statement is effective for the Company for the year ending December 31, 2004.

                              TITAN HOLDINGS, INC.

2.  BUSINESS COMBINATIONS

     On June 19, 2001, the Company acquired certain assets of Har Technologies, Inc., an Illinois corporation, for $4,138, and assumed certain liabilities totaling $589. The acquisition was accounted for under the purchase method of accounting, and therefore the purchase price was allocated to the assets acquired based upon relative fair market values. Cost in excess of the fair value of the net assets acquired (goodwill) of $401 was recorded in connection with this business combination.

     Effective January 1, 2002, the Company acquired the remaining quotas, or stock, of its Brazilian subsidiary, which it did not previously own in exchange for 35,000 shares of the Company's Series B preferred stock and 218,750 shares of its common stock. The value placed on the stock exchanged was $7,000. The acquisition was accounted for under the purchase method of accounting, and therefore the purchase price was allocated to assets acquired and liabilities assumed based upon relative fair market values. Cost in excess of the fair value of the net assets acquired (goodwill) of $1,747 was recorded in connection with this business combination.

3.  INVENTORIES

     Inventories consists of the following as of December 31:

\

                                                               2002      2003
                                                               ----      ----
Raw materials...............................................  $ 7,298   $ 7,664
Production supplies.........................................    3,957     4,836
Work in-process.............................................    9,653     9,336
Finished goods..............................................    3,907     3,966
                                                              -------   -------
Total inventories...........................................  $24,815   $25,802
                                                              =======   =======

4.  PROPERTY, PLANT AND EQUIPMENT

     Net property, plant and equipment consists of the following as of December 31:

                                                                2002       2003
                                                                ----       ----
Buildings and land..........................................  $ 16,584   $ 14,222
Machinery and equipment.....................................   173,309    210,273
Furniture and fixtures......................................     5,780      8,444
                                                              --------   --------
Total.......................................................   195,673    232,939
Accumulated depreciation and amortization...................   (38,709)   (59,359)
                                                              --------   --------
Property, plant and equipment, net..........................  $156,964   $173,580
                                                              ========   ========

                              TITAN HOLDINGS, INC.

5.  LONG-TERM OBLIGATIONS

     Long-term obligations consists of the following (percentages represent interest rates in effect as of December 31, 2003):

                                                                2002       2003
                                                                ----       ----
U.S. dollar term note with banks -- principal payable in
  quarterly installments; interest payable quarterly at
  variable interest rates based on LIBOR plus 3.75% (4.92%
  per annum); due December 2006.............................  $ 47,500   $ 41,988
Euro term notes with banks -- principal payable in quarterly installments; interest payable quarterly at variable
  interest rates based on EURIBOR plus 3.25% (5.39% per
  annum); due December 2005.................................    54,918     51,286
U.S. dollar term note with banks -- principal payable in
  quarterly installments; interest payable quarterly at
  variable interest rates based on LIBOR plus 3.25% (4.42%
  per annum); due December 2005.............................    13,375      9,418
Euro term note with banks -- principal payable in quarterly
  installments; interest payable quarterly at variable
  interest rates based on EURIBOR plus 3.75% (5.89% per
  annum); due December 2006.................................     6,803      7,976
Euro revolving line of credit with banks -- interest payable quarterly at variable interest rates based on EURIBOR plus
  3.25% (5.37% per annum); due February 2006................    12,577      9,414
U.S. Dollar revolving line of credit with banks -- interest
  payable quarterly at variable interest rates based on the
  bank's prime lending rate plus 2.25% (6.25% per annum);
  due February 2006.........................................                4,000
Capital lease obligations -- payable in euro monthly
  installments, including interest imputed at 2.14 -- 8.13%
  per annum; due through February 2016......................     7,163      6,793
Note payable to sellers of Bouverat -- paid in full December
  2003......................................................     2,936
Other.......................................................       810      3,013
                                                              --------   --------
Total.......................................................   146,082    133,888
Less current maturities.....................................   (20,878)   (29,748)
                                                              --------   --------
Long-term...................................................  $125,204   $104,140
                                                              ========   ========

     The Company has a banking agreement (the "Agreement") with a bank group that includes a 59,695 euro term note, two 6,764 euro term notes, $50,000 and $17,000 term notes and a $40,000 revolving credit facility. The bank group has reserved $188 against the availability under this facility for a letter of credit issued to the landlord of one of its North American facilities. As of December 31, 2003, the remaining availability under the revolving credit facility was $16,253 as limited by the leverage ratio (see below). Interest rates paid on all term notes are variable in nature; however, the Agreement allows management to fix such rates for periods up to one year.

     The Agreement includes covenants prohibiting the Company from exceeding certain leverage and coverage ratios based primarily upon earnings before interest, taxes, depreciation and amortization expenses. Debt under the Agreement is secured by substantially all the assets of the Company resident in the United States of America and a percentage of the common stock of certain of the Company's foreign subsidiaries.

     The Company manages interest rate risk on a portion of its bank debt through the use of interest rate swaps and collars. The Company recorded, based on the fair market value of the interest contracts at January 1, 2001, a transition adjustment of $1,091 (net of related income tax benefits of approximately $563) in Comprehensive Income and recognized a derivative instrument

                              TITAN HOLDINGS, INC.

liability of $1,654 as a cumulative effect of a change in accounting principle. The transition adjustment is being amortized over the life of the agreement and changes in the fair value of the derivatives (increases of $1,311 and $1,062 and a decrease of $853 during the years ended December 31, 2001, 2002 and 2003, respectively) are recorded in Net Interest Expense. As of December 31, 2002 and 2003, derivative instrument liabilities of $4,224 and $2,558, respectively, are included in Deferred Credits and Other Long-Term Liabilities.

     As of December 31, 2003, the annual aggregate maturities of long-term obligations for each of the five years subsequent thereto were as follows:

YEARS ENDING DECEMBER 31:
-------------------------
2004........................................................  $ 29,748
2005........................................................    38,245
2006........................................................    62,448
2007........................................................       895
2008........................................................       444
Thereafter..................................................     2,108
                                                              --------
Total.......................................................  $133,888
                                                              ========

     Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximated its carrying value as of December 31, 2002 and 2003.

6.  COMMITMENTS

     The Company leases buildings and equipment under capital leases. The cost of the assets subject to the capital leases was $11,530 and $12,131 as of December 31, 2002 and 2003, respectively. The accumulated amortization of such assets was $1,314 and $1,918 as of December 31, 2002 and 2003, respectively.

     The Company leases buildings and equipment under non-cancelable operating leases, which generally contain renewal and purchase options at fair market value at the end of the lease terms. The Company leases other buildings under cancelable operating leases, which contain renewal options every three years in accordance with French law.

     As of December 31, 2003, minimum future lease payments under all capital and operating leases for each of the five years subsequent thereto were as follows:

YEARS ENDING DECEMBER 31:                                     CAPITAL   OPERATING
-------------------------                                     -------   ---------
2004........................................................  $ 1,907    $11,209
2005........................................................    1,493      9,707
2006........................................................    1,101      9,568
2007........................................................      799      7,874
2008........................................................      578      5,654
Thereafter..................................................    2,411     18,711
                                                              -------    -------
Subtotal....................................................    8,289    $62,723
                                                                         =======
Less imputed interest.......................................   (1,496)
                                                              -------
Total.......................................................  $ 6,793
                                                              =======

                              TITAN HOLDINGS, INC.

     Rent expense under operating leases summarized above was $5,653, $7,801 and $11,404 for the years ended December 31, 2001, 2002 and 2003, respectively.

     As of December 31, 2003, the Company had non-cancelable purchase commitments for machinery and equipment totaling $12,254 some of which may be assigned to financing companies under operating lease agreements. In accordance with terms of the purchase agreements, final acceptance of such equipment is contingent upon the equipment demonstrating certain capabilities as documented in Company purchase orders.

     The Company guarantees the performance under certain equipment leases of an unrelated vendor that provides services to the Company within one of the Company's European production facilities. The cost associated with those services is reflected in the Cost of Goods sold. The obligations under these leases end at various times between May 2004 and February 2009. At December 31, 2003, the Company's maximum liability under these guarantees was $6,494, which was not recorded in its financial statements. In the event of default by the vendor, the Company would become primarily responsible for the lease obligations and assume control of the equipment subject to the lease which has a fair market value in excess of the present value of the future minimum lease payments.

7.  INCOME TAXES

     The provisions for income taxes consist of the following as of December 31:

                                                           2001     2002     2003
                                                           ----     ----     ----
Current.................................................  $  349   $2,019   $1,404
Deferred................................................   1,191    2,616    3,293
                                                          ------   ------   ------
Total...................................................  $1,540   $4,635   $4,697
                                                          ======   ======   ======

     The Company's income tax expense differs from income taxes computed at the United States Federal statutory tax rate as follows as of December 31:

                                                           2001     2002     2003
                                                           ----     ----     ----
Tax at United States Federal statutory rate.............  $   63   $3,911   $4,092
Tax effect of non-deductible goodwill amortization
  expense...............................................     994
Effect of foreign operations, net of related tax
  credits...............................................     555      432      558
Other...................................................     (72)     292       47
                                                          ------   ------   ------
Tax provision as reported...............................  $1,540   $4,635   $4,697
                                                          ======   ======   ======

                              TITAN HOLDINGS, INC.

     Temporary differences that give rise to deferred tax assets and liabilities are as follows as of December 31:

                                                             2002                  2003
                                                      -------------------   -------------------
                                                       ASSET    LIABILITY    ASSET    LIABILITY
                                                       -----    ---------    -----    ---------
Domestic international sales corporation income.....             $   852               $   710
Accrued expenses....................................  $ 1,956      2,235    $ 1,166        621
Foreign tax and other credits.......................    2,936                 5,566
Valuation allowance.................................   (2,936)               (2,326)
Net operating loss carryforward.....................    1,744                   402
Depreciation and other..............................              31,347                42,677
                                                      -------    -------    -------    -------
Total deferred taxes................................  $ 3,700    $34,434    $ 4,808    $44,008
                                                      =======    =======    =======    =======

     No provision has been made for United States Federal or state income taxes or foreign taxes that may result from future remittances of $15,301 in undistributed earnings of foreign subsidiaries as of December 31, 2003 because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of any unrecognized deferred income tax liability on earnings not remitted is not practicable.

     As of December 31, 2003, the Company had United States Federal income tax credit carryforwards of $1,387 related primarily to research and development expenses, which expire from 2012 to 2023. The Company has net operating loss carryforwards available to offset future taxable income of $1,147, which begin to expire in 2018.

8.  BUSINESS SEGMENT INFORMATION

     The Company has three operating segments: North America, Europe and South America. The North American segment provides precision-machined components to the transportation and medical devices industries, while the European and South American segments provide precision-machined components to the transportation industry. The Company has assigned specific business units to a segment based on their geographical location. Each of the Company's segments is individually managed and have separate financial results reviewed by the Company's chief executive and operating decision-makers. These results are used by those individuals both in evaluating the performance of, and in allocating current and future resources to, each of the segments. The Company evaluates segment performance primarily based on income from operations and the efficient use of assets. The totals presented below are inclusive of all adjustments needed to reconcile to the data provided in the Consolidated Financial Statements and related notes as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003:

                                                     2001       2002       2003
                                                     ----       ----       ----
Sales to Unaffiliated Customers from Company
  Facilities Located in:
North America....................................  $108,226   $133,050   $139,876
Europe...........................................   116,434    132,732    170,536
South America....................................    11,792      9,335     12,798
                                                   --------   --------   --------
Total............................................  $236,452   $275,117   $323,210
                                                   ========   ========   ========

                              TITAN HOLDINGS, INC.

                                                     2001       2002       2003
                                                     ----       ----       ----
Net Income (Loss) of Company Facilities Located
  in:
North America....................................  $ (2,872)  $  2,014   $  2,863
Europe...........................................     1,084      3,400      3,087
South America....................................       429      1,126      1,044
                                                   --------   --------   --------
Total............................................  $ (1,359)  $  6,540   $  6,994
                                                   ========   ========   ========
Depreciation and Amortization on Assets Located
  in:
North America....................................  $  8,920   $  6,644   $  7,560
Europe...........................................     6,973      8,118     11,313
South America....................................       561        713        867
                                                   --------   --------   --------
Total............................................  $ 16,454   $ 15,475   $ 19,740
                                                   ========   ========   ========
Net Interest Expense of Company Facilities
  Located in:
North America....................................  $  6,824   $  5,636   $  2,909
Europe...........................................     7,769      7,570      6,257
South America....................................       133        227        278
                                                   --------   --------   --------
Total............................................  $ 14,726   $ 13,433   $  9,444
                                                   ========   ========   ========
Tax Provision of Company Facilities Located in:
North America....................................  $   (127)  $  1,533   $  1,614
Europe...........................................     1,454      2,752      2,744
South America....................................       213        350        339
                                                   --------   --------   --------
Total............................................  $  1,540   $  4,635   $  4,697
                                                   ========   ========   ========
Total Assets of Company Facilities Located in:
North America....................................             $213,431   $209,080
Europe...........................................              168,834    184,412
South America....................................               11,007     16,802
                                                              --------   --------
Total............................................             $393,272   $410,294
                                                              ========   ========
Expenditures for Property, Plant and Equipment of
  Facilities Located in:
North America....................................  $  7,726   $  8,209   $ 10,892
Europe...........................................    16,864      7,090      8,866
South America....................................     2,534      1,884      2,701
                                                   --------   --------   --------
  Total..........................................  $ 27,124   $ 17,183   $ 22,459
                                                   ========   ========   ========

     Included in the North American sales to unaffiliated customers are sales exported from facilities in the United States of $20,551, $21,804 and $22,381 for the years ended December 31, 2001, 2002 and 2003, respectively, with the majority being to customers in Austria, Germany, Mexico and Brazil, India and Australia.

                              TITAN HOLDINGS, INC.

     The Company had the following number of transportation industry customers that exceeded 10% of consolidated sales for the years ended December 31, 2001, 2002 and 2003, respectively:

                                                     2001       2002       2003
                                                     ----       ----       ----
Customer A.......................................  $ 46,853   $ 50,656   $ 52,183
Customer B.......................................    45,850     43,254     42,556
Customer C.......................................                          42,077
Customer D.......................................    24,727                39,929
Customer E.......................................               28,487
                                                   --------   --------   --------
Total............................................  $117,430   $122,397   $176,745
                                                   ========   ========   ========

9.  RELATED PARTY TRANSACTIONS

     During 2001, the Company paid $628 to begin the construction of a building in France. In January 2002, a partnership in which the Company's President has a 50% interest reimbursed the Company for the amounts paid in 2001. The Company now occupies the building subject to a 12-year operating lease, which expires in July 2014. Annual rent is due in quarterly installments subject to annual increases based upon an index tied to France's national public construction costs. Rent expense recorded in connection with this lease agreement during the years ended December 31, 2002 and 2003 were $205 and $588, respectively.

     Monthly management fees totaling $761, $557 and $530 for the years ended December 31, 2001, 2002 and 2003, respectively, were paid by the Company to its majority shareholder, Aurora Capital Partners.

     The Company has receivables from its officers and certain key employees in connection with a life insurance program, collateralized by the cash surrender value of the related insurance policies ("Insurance Receivables"). Amounts receivable from such employees, included in Equipment Deposits and Other Long-Term Assets, were $1,874 and $2,078 at December 31, 2002 and 2003, respectively, including $1,259 and $1,377, respectively, due from the Company's President (see Note 14).

     A portion of a building leased by the Company's Kentwood, Michigan operation was subleased until March 2001 to Conway Products Corporation ("Conway"), an affiliate by virtue of the Company President's 100% ownership of Conway. Income and reimbursement for utility costs under this sublease was $70 for the year ended December 31, 2001.

10.  CAPITAL STOCK

     DIVIDENDS -- The Company's Series A preferred stock carries dividend rights and rights on liquidation senior to the common stock issued by the Company. Dividends on Series A preferred stock are cumulative in an amount equal to 10% of the share value compounded annually on June 30. Dividends are payable annually, when, as and if declared by the Board of Directors of the Company. The Series B preferred stock carries dividend rights and rights on liquidation identical to, and on parity with those of Series A preferred stock. Cumulative unpaid and undeclared dividends totaled $12,406, $20,547 and $29,497 as of December 31, 2001, 2002 and 2003, respectively.

     STOCK OPTION PLAN -- The Company has reserved five hundred thousand shares of common stock for issuance to employees under the 2000 Stock Incentive Plan (the "Option Plan").

                              TITAN HOLDINGS, INC.

Transactions of the Option Plan for 2001 and 2002 (there were no transactions in 2003) were as follows (amounts are not in thousands):

                                                                    EXERCISE PRICE
                                                         SHARES         RANGES
                                                         ------     --------------
Options outstanding at January 1, 2001.................  304,404        $10.00
Options granted........................................   40,000        $16.00
                                                         -------
Options outstanding at December 31, 2001...............  344,404   $10.00 to $16.00
Options granted in 2002................................   84,380        $16.00
                                                         -------
Options outstanding at December 31, 2002 and 2003......  428,784   $10.00 to $16.00
                                                         =======

     Options are not exercisable prior to twelve months from or ten years after the grant date. Options granted vest at a rate of twenty percent annually over a five-year period.

11.  EMPLOYEE BENEFIT PLANS

     The Company maintains a self-funded medical and dental plan for its Kentwood and Marshall and certain of its Dowagiac, Michigan full-time employees. A third-party administrator makes benefit payments, and an estimate of the Company's liability for unpaid and incurred but not reported claims is included in Other Accrued Liabilities. Employees of the Company's other subsidiaries are enrolled in various insured group or governmental health plans.

     The Company sponsors a 401(k) savings plan (the "401k Plan") for all qualified full-time employees resident in the United States. The 401k Plan provides for an annual discretionary employer matching contribution that has historically been dollar-for-dollar up to two thousand dollars. Expense incurred in connection with the 401k Plan was $862, $841 and $819 for the years ended December 31, 2001, 2002 and 2003, respectively.

     The Company sponsors defined benefit pension plans for substantially all employees of its French subsidiaries. These benefits are calculated based on each employee's years of credited service and most recent monthly compensation and service category. The obligations for the plan sponsored by Frank & Pignard (the "F&P Plan") are not funded and the obligations for the plan sponsored by Bouverat (the "Bouverat Plan") are partially funded. Accordingly, the unfunded obligations are included in Deferred Credits and Other Long-Term Liabilities. Employees become vested in accordance with governmental regulations in place at the time of retirement under both plans. In 2002, the Company eliminated the discretionary premium of the F&P Plan, thereby reducing 2002 net periodic pension cost by $1,303.

     For the purpose of calculating the actuarial present value of the benefit obligation under the F&P and Bouverat Plans, discount and compensation growth rates of 5% and 2-3%, respectively, and an average retirement age of 60 years were assumed.

     The actuarial present values of the benefit obligations under the F&P and Bouverat Plans as of December 31 are calculated as follows:

                                                 2002                       2003
                                       ------------------------   ------------------------
                                       F&P PLAN   BOUVERAT PLAN   F&P PLAN   BOUVERAT PLAN
                                       --------   -------------   --------   -------------
Accumulated benefit obligation.......   $1,248        $320         $1,667        $403
Effect of salary increases...........      502         126            668         142
                                        ------        ----         ------        ----
Projected benefit obligation.........   $1,750        $446         $2,335        $545
                                        ======        ====         ======        ====

                              TITAN HOLDINGS, INC.

     The following provides a reconciliation of the benefit obligation under the F&P and Bouverat Plans during the years ended December 31:

                                                 2002                       2003
                                       ------------------------   ------------------------
                                       F&P PLAN   BOUVERAT PLAN   F&P PLAN   BOUVERAT PLAN
                                       --------   -------------   --------   -------------
Net periodic pension cost............  $(1,075)       $ 72         $  215        $ 11
Effect of foreign currency
  translation gain...................      445          50            370          88
                                       -------        ----         ------        ----
Change in projected benefit
  obligation.........................     (630)        122            585          99
Projected benefit obligation at
  beginning of period................    2,380         324          1,750         446
                                       -------        ----         ------        ----
Projected benefit obligation at end
  of period..........................  $ 1,750        $446         $2,335        $545
                                       =======        ====         ======        ====

     The net periodic pension cost in 2001 was $347 for the F&P Plan and the net periodic pension benefit in 2001 was $76 for the Bouverat Plan.

     The following provides a summary of the funded status of the Bouverat Plan as of December 31:

                                                              2002    2003
                                                              ----    ----
Plan assets.................................................  $ 440   $ 628
Benefit obligations.........................................   (446)   (545)
                                                              -----   -----
Funded Status and Accrued Benefit Cost......................  $  (6)  $  83
                                                              =====   =====

12.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following is a reconciliation of net income (loss) to net cash provided by operating activities for the years ended December 31, 2001, 2002 and 2003:

                                                       2001      2002      2003
                                                       ----      ----      ----
Net income (loss)...................................  $(1,359)  $ 6,540   $ 6,994
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization.......................   16,454    16,156    20,446
Deferred taxes......................................    1,191     2,616     3,293
Minority interest in net income (loss)..............      301       (21)
Realized gains and losses and other, net............    1,337     1,752     2,223
Changes in assets and liabilities that provided
  (used) cash:
  Accounts receivable...............................      725    (3,609)    6,782
  Inventories.......................................     (134)   (1,300)    1,838
  Prepaid expenses and other current assets.........     (635)     (183)       53
  Other long-term assets............................    1,546    (1,221)      (69)
  Accounts payable..................................      364     5,080     1,950
  Accrued liabilities...............................      808     4,894    (5,634)
  Deferred credits and other........................    3,317     1,333       113
                                                      -------   -------   -------
Net cash provided by operating activities...........  $23,915   $32,037   $37,989
                                                      =======   =======   =======

                              TITAN HOLDINGS, INC.

13.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

       QUARTER         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
       ENDED:            2003        2003         2003            2003       TOTAL YEAR
       -------         ---------   --------   -------------   ------------   ----------
Sales................   $83,795    $83,034       $73,154        $83,227       $323,210
Gross profit.........    12,531     11,428         8,938         10,243         43,140
Net income (loss)....     2,836      2,170          (116)         2,104          6,994

       QUARTER         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
       ENDED:            2002        2002         2002            2002       TOTAL YEAR
       -------         ---------   --------   -------------   ------------   ----------
Sales................   $65,021    $70,089       $66,548        $73,459       $275,117
Gross profit.........    11,183     10,901        10,673         11,026         43,783
Net income...........     2,366      1,841         1,565            768          6,540

14.  SUBSEQUENT EVENT

     On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly owned subsidiary of Micron Holdings, Inc. acquired and merged with and into Titan, with Titan continuing as the surviving corporation (the "Acquisition"). The total amount of consideration paid in the Acquisition, including amounts related to the repayment of indebtedness, the redemption of the outstanding common and preferred stock of Titan and the payment of transaction costs incurred by Titan, was approximately $395 million. The acquisition was financed with the net proceeds from the issuance of $140 million in senior subordinated notes (the "Notes"), borrowings under our new senior credit facilities and a common equity contribution of $143 million by GS Capital Partners 2000, L.P. ("GSCP 2000"), other private equity funds affiliated with GSCP 2000, Transportation Resource Partners LP ("TRP"), other investment vehicles affiliated with TRP, and the Company's president.

     In connection with the Acquisition, the Insurance Receivables due from executive managers of the Company, including its President, were forgiven. The amounts due from those individuals at December 31, 2002 and 2003 were $1,606 and $1,779, respectively.

     At the time of the Acquisition, Autocam refinanced its outstanding bank debt (see Note 5) with the financings from the Acquisition, including the proceeds from the Notes. In connection therewith, Titan and certain, but not all, of the subsidiaries of its wholly-owned subsidiary, Autocam, fully and unconditionally guaranteed the Notes. The following table sets forth the guarantor and non-guarantor subsidiaries of Autocam:

         GUARANTOR SUBSIDIARIES                   NON-GUARANTOR SUBSIDIARIES
         ----------------------                   --------------------------
Autocam-Pax, Inc.                          Autocam-Har, Inc.
Autocam Acquisition, Inc.                  Autocam France, SARL
Autocam Laser Technologies, Inc.           Frank & Pignard, SA
Autocam International Ltd.                 Bouverat Industries, SA
Autocam Europe, B.V.                       Autocam do Brasil Usinagem Ltda.
Autocam International Sales Corporation    Autocam Foreign Sales Corporation
Autocam Greenville, Inc.
Autocam South Carolina, Inc.

                              TITAN HOLDINGS, INC.

     Information regarding the guarantors and non-guarantors are as follows:

      CONDENSED
 COMBINING STATEMENT     TITAN
    OF OPERATIONS       (PARENT                                NON-
  FOR THE YEAR ENDED    COMPANY              GUARANTOR      GUARANTOR
  DECEMBER 31, 2001      ONLY)    AUTOCAM   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   COMBINED
 -------------------    -------   -------   ------------   ------------   ------------   --------
Sales.................            $84,203     $17,288        $136,908       $(1,947)     $236,452
Cost of sales.........  $3,135    71,669       14,256         114,644        (1,947)      201,757
                        -------   -------     -------        --------       -------      --------
Gross profit (loss)...  (3,135)   12,534        3,032          22,264                      34,695
Selling, general and
  administrative
  expenses............       7     5,695        1,599           9,114                      16,415
                        -------   -------     -------        --------                    --------
Income (loss) from
  operations..........  (3,142)    6,839        1,433          13,150                      18,280
Interest expense,
  net.................             5,647        1,061           8,017                      14,725
Other expense, net....      38       357          335           2,644                       3,374
                        -------   -------     -------        --------                    --------
Income (loss) before
  tax provision.......  (3,180)      835           37           2,489                         181
Tax provision.........               120            4           1,416                       1,540
                        -------   -------     -------        --------                    --------
Net income (loss).....  $(3,180)  $  715      $    33        $  1,073                    $ (1,359)
                        =======   =======     =======        ========                    ========

      CONDENSED
 COMBINING STATEMENT     TITAN
    OF OPERATIONS       (PARENT                                 NON-
  FOR THE YEAR ENDED    COMPANY               GUARANTOR      GUARANTOR
  DECEMBER 31, 2002      ONLY)    AUTOCAM    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   COMBINED
 -------------------    -------   -------    ------------   ------------   ------------   --------
Sales.................            $101,671     $15,671        $162,014       $(4,239)     $275,117
Cost of sales.........             86,850       12,669         136,054        (4,239)      231,334
                                  --------     -------        --------       -------      --------
Gross profit..........             14,821        3,002          25,960                      43,783
Selling, general and
  administrative
  expenses............   $ 39       5,682        1,194           9,783                      16,698
                         ----     --------     -------        --------                    --------
Income (loss) from
  operations..........    (39)      9,139        1,808          16,177                      27,085
Interest expense,
  net.................              4,570          688           8,175                      13,433
Other expense, net....                827           84           1,566                       2,477
                         ----     --------     -------        --------                    --------
Income (loss) before
  tax provision.......    (39)      3,742        1,036           6,436                      11,175
Tax provision.........              1,586          350           2,699                       4,635
                         ----     --------     -------        --------                    --------
Net income (loss).....   $(39)    $ 2,156      $   686        $  3,737                    $  6,540
                         ====     ========     =======        ========                    ========

                              TITAN HOLDINGS, INC.

      CONDENSED
 COMBINING STATEMENT     TITAN
    OF OPERATIONS       (PARENT                                 NON-
  FOR THE YEAR ENDED    COMPANY               GUARANTOR      GUARANTOR
  DECEMBER 31, 2003      ONLY)    AUTOCAM    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   COMBINED
 -------------------    -------   -------    ------------   ------------   ------------   --------
Sales.................            $118,722     $17,332        $192,282       $(5,126)     $323,210
Cost of sales.........            102,995       13,794         168,407        (5,126)      280,070
                                  --------     -------        --------       -------      --------
Gross profit..........             15,727        3,538          23,875                      43,140
Selling, general and
  administrative
  expenses............   $ 38       6,103        1,247          10,189                      17,577
                         ----     --------     -------        --------                    --------
Income (loss) from
  operations..........    (38)      9,624        2,291          13,686                      25,563
Interest expense,
  net.................              2,168          591           6,685                       9,444
Other expense, net....              2,150           57           2,221                       4,428
                         ----     --------     -------        --------                    --------
Income (loss) before
  tax provision.......    (38)      5,306        1,643           4,780                      11,691
Tax provision.........              1,881          559           2,257                       4,697
                         ----     --------     -------        --------                    --------
Net income (loss).....   $(38)    $ 3,425      $ 1,084        $  2,523                    $  6,994
                         ====     ========     =======        ========                    ========

       CONDENSED COMBINING           TITAN
     STATEMENT OF CASH FLOWS        (PARENT
        FOR THE YEAR ENDED          COMPANY              GUARANTOR     NON-GUARANTOR
        DECEMBER 31, 2001            ONLY)    AUTOCAM   SUBSIDIARIES   SUBSIDIARIES    COMBINED
     -----------------------        -------   -------   ------------   -------------   --------
Net cash provided by operating
  activities......................            $9,373      $ 1,381        $ 13,161      $ 23,915
Expenditures for property, plant
  and equipment...................            (5,169)      (2,061)        (19,894)      (27,124)
Proceeds from sale of property,
  plant and equipment.............             1,144          255             444         1,843
Acquisitions, net of cash
  received........................            (4,042)                        (289)       (4,331)
Borrowings on line of credit,
  net.............................               139                       18,507        18,646
Proceeds from issuance of
  long-term obligations...........                                          3,167         3,167
Principal payments of long-term
  obligations.....................            (2,132)                     (18,776)      (20,908)
Other.............................            (1,422)           2            (406)       (1,826)
                                              -------     -------        --------      --------
Decrease in cash and
  equivalents.....................            (2,109)        (423)         (4,086)       (6,618)
Cash and equivalents at beginning
  of period.......................    $11      6,336          431           9,670        16,448
                                      ---     -------     -------        --------      --------
Cash and equivalents at end of
  period..........................    $11     $4,227      $     8        $  5,584      $  9,830
                                      ===     =======     =======        ========      ========

                              TITAN HOLDINGS, INC.

       CONDENSED COMBINING           TITAN
     STATEMENT OF CASH FLOWS        (PARENT
        FOR THE YEAR ENDED          COMPANY              GUARANTOR     NON-GUARANTOR
        DECEMBER 31, 2002            ONLY     AUTOCAM   SUBSIDIARIES   SUBSIDIARIES    COMBINED
     -----------------------        -------   -------   ------------   -------------   --------
Net cash provided by (used in)
  operating activities............    $(1)    $9,227       $ 547         $ 22,264      $ 32,037
Expenditures for property, plant
  and equipment...................            (6,714)       (666)          (9,803)      (17,183)
Proceeds from sale of property,
  plant and equipment.............                77         154            1,399         1,630
Acquisitions, net of cash
  received........................              (180)                                      (180)
Repayments on line of credit,
  net.............................            (2,000)                      (4,803)       (6,803)
Proceeds from issuance of
  long-term obligations...........                                            557           557
Principal payments of long-term
  obligations.....................            (3,228)                     (11,978)      (15,206)
Other.............................            (1,033)        (41)           1,388           314
                                      ---     -------      -----         --------      --------
Decrease in cash and
  equivalents.....................     (1)    (3,851)         (6)            (976)       (4,834)
Cash and equivalents at beginning
  of period.......................     11      4,227           8            5,584         9,830
                                      ---     -------      -----         --------      --------
Cash and equivalents at end of
  period..........................    $10     $  376       $   2         $  4,608      $  4,996
                                      ===     =======      =====         ========      ========

       CONDENSED COMBINING           TITAN
     STATEMENT OF CASH FLOWS        (PARENT
        FOR THE YEAR ENDED          COMPANY               GUARANTOR     NON-GUARANTOR
        DECEMBER 31, 2003            ONLY)    AUTOCAM    SUBSIDIARIES   SUBSIDIARIES    COMBINED
     -----------------------        -------   -------    ------------   -------------   --------
Net cash provided by (used in)
  operating activities............   $(10)    $11,763      $ 1,389        $ 24,847      $ 37,989
Expenditures for property, plant
  and equipment...................            (11,156)      (1,438)         (9,865)      (22,459)
Proceeds from sale of property,
  plant and equipment.............              6,080           50             526         6,656
Acquisitions, net of cash
  received........................                181                                        181
Borrowings (repayments) on line of
  credit, net.....................              4,000                       (3,380)          620
Proceeds from issuance of
  long-term obligations...........                                             872           872
Principal payments of long-term
  obligations.....................             (9,399)                     (19,428)      (28,827)
Other.............................             (1,095)          (1)          2,143         1,047
                                     ----     --------     -------        --------      --------
Increase (decrease) in cash and
  equivalents.....................    (10)        374                       (4,285)       (3,921)
Cash and equivalents at beginning
  of period.......................     10         376            2           4,608         4,996
                                     ----     --------     -------        --------      --------
Cash and equivalents at end of
  period..........................            $   750      $     2        $    323      $  1,075
                                     ====     ========     =======        ========      ========

                              TITAN HOLDINGS, INC.

                             TITAN
   CONDENSED COMBINING      (PARENT
      BALANCE SHEET         COMPANY               GUARANTOR     NON-GUARANTOR
    DECEMBER 31, 2002        ONLY)     AUTOCAM   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   COMBINED
   -------------------      -------    -------   ------------   -------------   ------------   --------
                                                ASSETS
Current assets:
Cash and equivalents......  $    10    $  411      $     2        $  4,608        $   (35)     $  4,996
Accounts receivable,
  net.....................             12,645        1,453          42,246                       56,344
Inventories and other
  current assets..........              8,174          716          18,439                       27,329
                            --------   -------     -------        --------        -------      --------
Total current assets......       10    21,230        2,171          65,293            (35)       88,669
Intercompany receivables
  (payables)..............    9,176    23,329       (7,899)        (22,227)        (2,379)
Property, plant and
  equipment, net..........             41,927        8,816         106,087            134       156,964
Goodwill..................  122,521     2,092                       12,427                      137,040
Equipment deposits and
  other long-term
  assets..................              7,448           87           2,127                        9,662
                            --------   -------     -------        --------        -------      --------
Total assets..............  $131,707   $96,026     $ 3,175        $163,707        $(2,280)     $392,335
                            ========   =======     =======        ========        =======      ========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of
  long-term obligations...             $3,806                     $ 17,072                     $ 20,878
Accounts payable and
  accrued liabilities.....  $     7    11,894      $   531          43,467        $  (183)       55,716
                            --------   -------     -------        --------        -------      --------
Total current
  liabilities.............        7    15,700          531          60,539           (183)       76,594
                            --------   -------     -------        --------        -------      --------
Long-term obligations, net
  of current maturities...             56,930                       68,377           (103)      125,204
Deferred taxes and
  other...................             13,747                       27,469                       41,216
Shareholders' equity:
Capital stock and
  accumulated paid-in
  capital.................  137,896                                  1,994         (1,994)      137,896
Accumulated other
  comprehensive income....              1,643                       (5,478)                      (3,835)
Retained earnings.........   (6,196)    8,006        2,644          10,806                       15,260
                            --------   -------     -------        --------        -------      --------
Total shareholders'
  equity..................  131,700     9,649        2,644           7,322         (1,994)      149,321
                            --------   -------     -------        --------        -------      --------
Total liabilities and
  shareholders' equity....  $131,707   $96,026     $ 3,175        $163,707        $(2,280)     $392,335
                            ========   =======     =======        ========        =======      ========

                              TITAN HOLDINGS, INC.

                            TITAN
   CONDENSED COMBINING     (PARENT
      BALANCE SHEET        COMPANY                GUARANTOR     NON-GUARANTOR
    DECEMBER 31, 2003       ONLY)     AUTOCAM    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   COMBINED
   -------------------     -------    -------    ------------   -------------   ------------   --------
                                                ASSETS
Current assets:
Cash and equivalents.....             $   750      $      2       $    323                     $  1,075
Accounts receivable,
  net....................              13,524         1,757         40,203                       55,484
Inventories and other
  current assets.........               9,668         1,112         18,112                       28,892
                                      --------     --------       --------                     --------
Total current assets.....              23,942         2,871         58,638                       85,451
Intercompany receivables
  (payables).............  $ 9,136     25,499        (7,669)       (23,606)       $ (3,360)
Property, plant and
  equipment, net.........              40,899         8,945        123,602             134      173,580
Goodwill.................  122,521      2,688                       14,237                      139,446
Equipment deposits and
  other long-term
  assets.................               7,106           106          3,386                       10,598
                           --------   --------     --------       --------        --------     --------
Total assets.............  $131,657   $100,134     $  4,253       $176,257        $ (3,226)    $409,075
                           ========   ========     ========       ========        ========     ========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of
  long-term
  obligations............             $ 4,656                     $ 25,092                     $ 29,748
Accounts payable and
  accrued liabilities....  $    (5)    11,317      $    528         50,628        $   (205)      62,263
                           --------   --------     --------       --------        --------     --------
Total current
  liabilities............       (5)    15,973           528         75,720            (205)      92,011
                           --------   --------     --------       --------        --------     --------
Long-term obligations,
  net of current
  maturities.............              50,612                       54,555          (1,027)     104,140
Deferred taxes and
  other..................              15,304                       35,292                       50,596
Shareholders' equity:
Capital stock and
  accumulated paid-in
  capital................  137,896                                   1,994          (1,994)     137,896
Accumulated other
  comprehensive income...               6,812                       (4,634)                       2,178
Retained earnings........   (6,234)    11,433         3,725         13,330                       22,254
                           --------   --------     --------       --------        --------     --------
Total shareholders'
  equity.................  131,662     18,245         3,725         10,690          (1,994)     162,328
                           --------   --------     --------       --------        --------     --------
Total liabilities and
  shareholders' equity...  $131,657   $100,134     $  4,253       $176,257        $ (3,226)    $409,075
                           ========   ========     ========       ========        ========     ========

                              TITAN HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              DECEMBER 31,
                                                                  2003         JUNE 30,
                                                              (PREDECESSOR)      2004
                                                              -------------    --------
                                                               (AMOUNTS IN THOUSANDS)
                                        ASSETS
Current assets:
Cash and equivalents........................................    $  1,075       $  7,203
Accounts receivable, net of allowances of $533 and $484,
  respectively..............................................      55,484         63,581
Inventories.................................................      25,802         28,037
Prepaid expenses and other current assets...................       3,090          3,054
                                                                --------       --------
Total current assets........................................      85,451        101,875

Property, plant and equipment, net..........................     173,580        149,948
Goodwill....................................................     139,446        249,371
Equipment deposits and other long-term assets...............      10,598         17,041
                                                                --------       --------
Total assets................................................    $409,075       $518,235
                                                                ========       ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term obligations.................    $ 29,748       $  5,962
Accounts payable............................................      47,246         47,800
Accrued liabilities.........................................      15,017         20,822
                                                                --------       --------
Total current liabilities...................................      92,011         74,584
                                                                --------       --------

Long-term obligations, net of current maturities............     104,140        258,724
Deferred taxes..............................................      39,672         32,323
Deferred credits and other..................................      10,924          9,204

Shareholders' equity:
Series A preferred stock -- $.01 par value; 600,000 shares
  authorized; 579,112 shares issued and outstanding.........           6
Series B preferred stock -- $.01 par value; 400,000 shares
  authorized; 110,364 shares issued and outstanding.........           1
Common stock -- $.01 par value; 8,000,000 shares authorized;
  6,480,895 shares issued and outstanding...................          65
Common stock -- $10 par value; 20,000,000 shares authorized;
  14,340,000 shares issued and outstanding as of June 30,
  2004......................................................                    143,400
Additional paid-in capital..................................     137,824
Accumulated other comprehensive income......................       2,178
Retained earnings...........................................      22,254
                                                                --------       --------
Total shareholders' equity..................................     162,328        143,400
                                                                --------       --------
Total liabilities and shareholders' equity..................    $409,075       $518,235
                                                                ========       ========

                See notes to consolidated financial statements.

                              TITAN HOLDINGS, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                        THREE MONTHS ENDED               SIX MONTHS ENDED
                                             JUNE 30,                        JUNE 30,
                                        ------------------               ----------------
                                       2003            2004            2003            2004
                                   (predecessor)   (predecessor)   (predecessor)   (predecessor)
                                   -------------   -------------   -------------   -------------
                                      (AMOUNTS IN THOUSANDS)          (AMOUNTS IN THOUSANDS)
Sales............................     $83,034         $91,633        $166,829        $184,489
Cost of sales....................      71,606          76,811         142,870         153,426
                                      -------         -------        --------        --------
Gross profit.....................      11,428          14,822          23,959          31,063
Selling, general and
  administrative expenses........       4,353          12,258           8,723          17,337
                                      -------         -------        --------        --------
Income from operations...........       7,075           2,564          15,236          13,726
Interest expense, net............       2,504           2,677           4,927           4,666
Other expenses, net..............         821           2,746           1,797           3,672
                                      -------         -------        --------        --------
Income (loss) before tax
  provision......................       3,750          (2,859)          8,512           5,388
Tax provision....................       1,580            (171)          3,506           3,211
                                      -------         -------        --------        --------
Net income (loss)................     $ 2,170         $(2,688)       $  5,006        $  2,177
                                      =======         =======        ========        ========
Statements of Comprehensive
  Income (Loss):
Net income (loss)................     $ 2,170         $(2,688)       $  5,006        $  2,177
Other comprehensive income
  (loss):
Foreign currency translation
  adjustments....................       1,492            (230)          2,217          (1,138)
Amortization of interest rate
  agreements.....................          67              67             135             135
                                      -------         -------        --------        --------
Comprehensive income (loss)......     $ 3,729         $(2,851)       $  7,358        $  1,174
                                      =======         =======        ========        ========

                See notes to consolidated financial statements.

                              TITAN HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                    ----------------
                                                                  2003            2004
                                                              (predecessor)   (predecessor)
                                                              -------------   -------------
                                                                 (AMOUNTS IN THOUSANDS)
Net cash provided by operating activities...................    $ 20,621        $  10,694
                                                                --------        ---------
Cash flows from investing activities:
Expenditures for property, plant and equipment..............     (11,144)         (10,676)
Proceeds from sale of property, plant and equipment.........       5,919              808
Other.......................................................         945             (339)
                                                                --------        ---------
Net cash used in investing activities.......................      (4,280)         (10,207)
                                                                --------        ---------
Cash flows from financing activities:
Borrowings (repayments) on line of credit, net..............      (5,555)          (3,531)
Proceeds from issuance of long-term obligations.............         321          247,248
Principal payments of long-term obligations.................     (14,844)        (109,940)
Payments to shareholders and option holders.................                     (232,663)
Shareholder contributions...................................                      115,400
Debt issue costs............................................                      (10,855)
                                                                --------        ---------
Net cash provided by (used in) financing activities.........     (20,078)           5,659
                                                                --------        ---------
Effect of exchange rate changes on cash and equivalents.....         303              (18)
                                                                --------        ---------
Increase (decrease) in cash and equivalents.................      (3,434)           6,128
Cash and equivalents at beginning of period.................       4,996            1,075
                                                                --------        ---------
Cash and equivalents at end of period.......................    $  1,562        $   7,203
                                                                ========        =========

                See notes to consolidated financial statements.

                              TITAN HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited interim consolidated financial statements (the "Financial Statements") include the accounts of Titan Holdings, Inc. ("Titan") and its subsidiaries (together, the "Company"), which includes Autocam Corporation ("Autocam"), a wholly-owned subsidiary. The Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, they do not include all the information and footnotes normally included in the annual consolidated financial statements prepared in accordance with GAAP. All significant intercompany accounts and transactions have been eliminated in consolidation. All tabular amounts in thousands, unless otherwise noted.

     In the opinion of management, the Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles.

     STOCK-BASED COMPENSATION -- The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock-based compensation plan. This plan was terminated in connection with the Acquisition (see Note 2). Accordingly, no stock-based employee compensation cost is reflected in net income as all options granted under this plan had an exercise price equal to the estimated market value of the underlying common stock on the date of the grant. Had stock-based employee compensation cost of the Company's stock option plan been determined based upon the fair value at the grant dates for awards under this plan consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, the Company's net income (loss) would have been reduced to the pro forma amounts indicated below:

                                                    THREE MONTHS       SIX MONTHS
                                                       ENDED              ENDED
                                                      JUNE 30,          JUNE 30,
                                                    ------------       ----------
                                                   2003     2004      2003     2004
                                                   ----     ----      ----     ----
                                                            (predecessor)
                                                  ----------------------------------
As reported.....................................  $2,170   $(2,688)  $5,006   $2,177
Compensation expense, net of related tax
  effects.......................................    (140)     (140)    (280)    (280)
                                                  ------   -------   ------   ------
Pro forma.......................................  $2,030   $(2,828)  $4,726   $1,897
                                                  ======   =======   ======   ======

     The intrinsic value approach was used to value all option grants, with the following weighted-average assumptions: risk-free interest rate, 4%-4.88%; and expected life of options, 10 years.

     GUARANTEES -- The Company guarantees the performance under certain equipment leases of an unrelated vendor that provides services to the Company within one of the Company's European production facilities. The cost associated with those services is reflected in Cost of Goods Sold. The obligations under these leases end at various times between May 2004 and February 2009. At December 31, 2003 and June 30, 2004, the Company's maximum liability under these guarantees was $6,494 and $5,487, respectively, which were not recorded in the Financial Statements. In the event of default by the vendor, the Company would become primarily responsible for the lease obligations and assume control of the equipment subject to the lease which has a fair market value in excess of the present value of the future minimum lease payments.

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

2.  BUSINESS COMBINATION

     On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly-owned subsidiary of Micron Holdings, Inc. ("Micron"), merged with and into Titan with Titan continuing as the surviving corporation (the "Acquisition"). As a result, Titan became a wholly-owned subsidiary of Micron. The total amount of consideration paid in the Acquisition, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock of Titan, payments to common shareholders of Titan and the payment of transaction costs incurred by Titan, was $395 million. The Acquisition was financed with the net proceeds from the issuance of $140 million of senior subordinated notes of the Company, which are guaranteed by Titan (the "Notes"), borrowings under the Company's new senior credit facilities of $115.1 million and combined common equity contributions of $143.4 million by GS Capital Partners 2000, L.P. ("GSCP 2000"), other private equity funds affiliated with GSCP 2000, Transportation Resource Partners LP ("TRP"), other investment vehicles affiliated with TRP, and the Company's president.

     In connection with the Acquisition, receivables from certain key employees owed in connection with a life insurance program, collateralized by the cash surrender value of the related policies, were forgiven. The amounts due from those individuals at December 31, 2003 and June 30, 2004 were $1,779 and $1,887, respectively.

     The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to assets acquired and liabilities assumed based upon their preliminary relative fair market values. Cost in excess of the fair value of the net assets acquired (goodwill) was $249,371, allocated among the Company's operating segments as follows: North America -- $116,227, Europe -- $124,486 and South America -- $8,658. Goodwill deductible for tax purposes will be approximately $4.2 million. The results of operations and cash flows of Titan (as predecessor company) have been reported through June 30, 2004.

     Set forth below are unaudited pro forma statements of operations information for the six months ended June 30, 2003 and 2004, which are based upon the historical Consolidated Statements of Operations of the Company for those periods after giving effect to the Acquisition as if such transaction had occurred at the beginning of each period presented. These pro forma results are based upon assumptions considered appropriate by Company management and include adjustments as considered necessary in the circumstances. Such adjustments include interest expense that would have been incurred to finance the purchase, less depreciation expense based on the fair market value of the property and equipment acquired and the corresponding tax effects of each. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of results which would have actually been reported had the Acquisition taken place at the beginning of each period presented or which may be reported in the future.

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                               ----------------
                                                                2003       2004
                                                                ----       ----
                                                                 (predecessor)
                                                              -------------------
Sales.......................................................  $166,829   $184,489
Net income..................................................     2,161      6,649

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

3.  INVENTORIES

     Set forth below are the components of Inventories:

                                                          DECEMBER 31,
                                                              2003        JUNE 30,
                                                          (PREDECESSOR)     2004
                                                          -------------   --------
Raw materials...........................................     $ 7,664      $ 8,142
Production supplies.....................................       4,836        5,513
Work in-process.........................................       9,336       10,631
Finished goods..........................................       3,966        3,751
                                                             -------      -------
Total Inventories.......................................     $25,802      $28,037
                                                             =======      =======

4.  PROPERTY, PLANT AND EQUIPMENT

     Set forth below are the components of Property, Plant and Equipment, Net:

                                                          DECEMBER 31,
                                                              2003        JUNE 30,
                                                          (PREDECESSOR)     2004
                                                          -------------   --------
Buildings and land......................................    $ 14,222      $  9,484
Machinery and equipment.................................     210,273       130,973
Furniture and fixtures..................................       8,444         9,491
                                                            --------      --------
Total...................................................     232,939       149,948
Accumulated depreciation and amortization...............     (59,359)
                                                            --------      --------
Property, Plant and Equipment, Net......................    $173,580      $149,948
                                                            ========      ========

     In connection with the Acquisition, the Company restated the historical cost of its property, plant and equipment to fair market appraised values and eliminated all historical accumulated depreciation.

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

5.  LONG-TERM OBLIGATIONS

     Set forth below are the components of Long-Term Obligations (percentages represent interest rates as of June 30, 2004):

                                                          DECEMBER 31,
                                                              2003        JUNE 30,
                                                          (PREDECESSOR)     2004
                                                          -------------   --------
New Senior Credit Facility:
  Term notes -- U.S. Dollar (USD)-denominated, 6%.......                  $ 33,000
  Term notes -- euro-denominated, 5.08%.................                    75,773
  Multi-currency revolving line of credit, 6%...........                    11,000
Old senior credit facility retired in connection with
  the Acquisition.......................................    $124,082
                                                            --------      --------
Total senior credit facility............................     124,082       119,773
Senior subordinated notes, 10.875%, net of original
  issue discount........................................                   136,888
Capital leases, from 2.14% to 8.13%.....................       6,793         5,729
Other...................................................       3,013         2,296
                                                            --------      --------
Total long-term obligations.............................     133,888       264,686
Current portion.........................................     (29,748)       (5,962)
                                                            --------      --------
Long-term portion.......................................    $104,140      $258,724
                                                            ========      ========

     At the time of the Acquisition, Autocam refinanced its former senior credit facility with proceeds from the financings from the Acquisition. In connection therewith, Titan and certain, but not all, of the subsidiaries of Autocam fully and unconditionally guaranteed the Notes.

     The following table sets forth the guarantor and non-guarantor subsidiaries of Autocam with respect to the Notes:

         GUARANTOR SUBSIDIARIES           NON-GUARANTOR SUBSIDIARIES
         ----------------------           --------------------------
Autocam-Pax, Inc.                         Autocam-Har, Inc.
Autocam Acquisition, Inc.                 Autocam France, SARL
Autocam Laser Technologies, Inc.          Frank & Pignard, SA
Autocam International Ltd.                Bouverat Industries, SA
Autocam Europe, B.V.                      Autocam do Brasil Usinagem Ltda.
Autocam International Sales Corporation   Autocam Foreign Sales Corporation
Autocam Greenville, Inc.
Autocam South Carolina, Inc.

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

     Information regarding the guarantors and non-guarantors are as follows:

      COMBINING STATEMENT OF
            OPERATIONS               TITAN
        THREE MONTHS ENDED          (PARENT                   SUBSIDIARIES
          JUNE 30, 2003             COMPANY             -------------------------
          (PREDECESSOR)              ONLY)    AUTOCAM   GUARANTOR   NON-GUARANTOR   ELIMINATIONS   COMBINED
      ----------------------        -------   -------   ---------   -------------   ------------   --------
Sales.............................            $31,467    $4,286        $48,751        $(1,470)     $83,034
Cost of sales.....................            27,031      3,642         42,403         (1,470)      71,606
                                              -------    ------        -------        -------      -------
Gross profit......................             4,436        644          6,348                      11,428
Selling, general and
  administrative expenses.........             1,498        313          2,542                       4,353
                                              -------    ------        -------                     -------
Income from operations............             2,938        331          3,806                       7,075
Interest expense, net.............               571        150          1,783                       2,504
Other expense, net................    $ 9        397                       415                         821
                                      ---     -------    ------        -------                     -------
Income (loss) before tax
  provision.......................     (9)     1,970        181          1,608                       3,750
Tax provision.....................               667         63            850                       1,580
                                      ---     -------    ------        -------                     -------
Net income (loss).................    $(9)    $1,303     $  118        $   758                     $ 2,170
                                      ===     =======    ======        =======                     =======

      COMBINING STATEMENT OF
            OPERATIONS               TITAN
        THREE MONTHS ENDED          (PARENT                   SUBSIDIARIES
          JUNE 30, 2004             COMPANY                   ------------
          (PREDECESSOR)              ONLY)    AUTOCAM   GUARANTOR   NON-GUARANTOR   ELIMINATIONS   COMBINED
      ----------------------        -------   -------   ---------   -------------   ------------   --------
Sales.............................            $31,768    $5,572        $56,008        $(1,715)     $91,633
Cost of sales.....................            27,626      4,024         46,876         (1,715)      76,811
                                              -------    ------        -------        -------      -------
Gross profit......................             4,142      1,548          9,132                      14,822
Selling, general and
  administrative expenses.........  $6,438     3,319        296          2,205                      12,258
                                    -------   -------    ------        -------                     -------
Income (loss) from operations.....  (6,438)      823      1,252          6,927                       2,564
Interest expense, net.............             1,083        146          1,448                       2,677
Other expense, net................      10     1,983         21            732                       2,746
                                    -------   -------    ------        -------                     -------
Income (loss) before tax
  provision.......................  (6,448)   (2,243)     1,085          4,747                      (2,859)
Tax provision.....................  (2,192)     (763)       383          2,401                        (171)
                                    -------   -------    ------        -------                     -------
Net income (loss).................  $(4,256)  $(1,480)   $  702        $ 2,346                     $(2,688)
                                    =======   =======    ======        =======                     =======

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

  COMBINING STATEMENT OF
        OPERATIONS           TITAN                  SUBSIDIARIES
     SIX MONTHS ENDED       (PARENT             ---------------------
      JUNE 30, 2003         COMPANY                           NON-
      (PREDECESSOR)          ONLY)    AUTOCAM   GUARANTOR   GUARANTOR   ELIMINATIONS   COMBINED
  ----------------------    -------   -------   ---------   ---------   ------------   --------
Sales.....................            $61,325    $8,145      $99,776      $(2,417)     $166,829
Cost of sales.............            52,197      6,587       86,503       (2,417)      142,870
                                      -------    ------      -------      -------      --------
Gross profit..............             9,128      1,558       13,273                     23,959
Selling, general and
  administrative
  expenses................             2,836        647        5,240                      8,723
                                      -------    ------      -------                   --------
Income from operations....             6,292        911        8,033                     15,236
Interest expense, net.....             1,113        291        3,523                      4,927
Other expense (income),
  net.....................   $ 19        636         (1)       1,143                      1,797
                             ----     -------    ------      -------                   --------
Income (loss) before tax
  provision...............    (19)     4,543        621        3,367                      8,512
Tax provision.............             1,564        212        1,730                      3,506
                             ----     -------    ------      -------                   --------
Net income (loss).........   $(19)    $2,979     $  409      $ 1,637                   $  5,006
                             ====     =======    ======      =======                   ========

  COMBINING STATEMENT OF
        OPERATIONS           TITAN                  SUBSIDIARIES
     SIX MONTHS ENDED       (PARENT             ---------------------
      JUNE 30, 2004         COMPANY                           NON-
      (PREDECESSOR)          ONLY)    AUTOCAM   GUARANTOR   GUARANTOR   ELIMINATIONS   COMBINED
  ----------------------    -------   -------   ---------   ---------   ------------   --------
Sales.....................            $64,212    $11,061    $112,477      $(3,261)     $184,489
Cost of sales.............            55,053       7,848      93,786       (3,261)      153,426
                                      -------    -------    --------      -------      --------
Gross profit..............             9,159       3,213      18,691                     31,063
Selling, general and
  administrative
  expenses................  $6,438     5,214         591       5,094                     17,337
                            -------   -------    -------    --------                   --------
Income (loss) from
  operations..............  (6,438)    3,945       2,622      13,597                     13,726
Interest expense, net.....             1,472         291       2,903                      4,666
Other expense, net........      19     2,358          21       1,274                      3,672
                            -------   -------    -------    --------                   --------
Income (loss) before tax
  provision...............  (6,457)      115       2,310       9,420                      5,388
Tax provision.............  (2,195)       38         801       4,567                      3,211
                            -------   -------    -------    --------                   --------
Net income (loss).........  $(4,262)  $   77     $ 1,509    $  4,853                   $  2,177
                            =======   =======    =======    ========                   ========

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

      CONDENSED COMBINING
    STATEMENT OF CASH FLOWS       TITAN                  SUBSIDIARIES
       SIX MONTHS ENDED          (PARENT             ---------------------
         JUNE 30, 2003           COMPANY                           NON-
         (PREDECESSOR)            ONLY)    AUTOCAM   GUARANTOR   GUARANTOR   COMBINED
    -----------------------      -------   -------   ---------   ---------   --------
Net cash provided by (used in)
  operating activities.........   $(19)    $7,591     $ 1,164     $11,885    $ 20,621
Expenditures for property,
  plant and equipment..........            (7,002)     (1,138)     (3,004)    (11,144)
Proceeds from sale of property,
  plant and equipment..........             5,871                      48       5,919
Borrowings (repayments) on
  lines of credit, net.........      9         (9)                 (5,555)     (5,555)
Principal payments of long-term
  obligations..................            (7,516)                 (7,328)    (14,844)
Other..........................               818         (25)        776       1,569
                                  ----     -------    -------     -------    --------
Increase (decrease) in cash and
  equivalents..................    (10)      (247)          1      (3,178)     (3,434)
Cash and equivalents at
  beginning of period..........     10        376           2       4,608       4,996
                                  ----     -------    -------     -------    --------
Cash and Equivalents at End of
  Period.......................            $  129     $     3     $ 1,430    $  1,562
                                  ====     =======    =======     =======    ========

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

      CONDENSED COMBINING
    STATEMENT OF CASH FLOWS       TITAN                     SUBSIDIARIES
       SIX MONTHS ENDED          (PARENT                ---------------------
         JUNE 30, 2004           COMPANY                              NON-
         (PREDECESSOR)            ONLY)      AUTOCAM    GUARANTOR   GUARANTOR   COMBINED
    -----------------------      -------     -------    ---------   ---------   --------
Net cash provided by (used in)
  operating activities.........  $(6,457)   $   2,206     $ 207     $ 14,738    $  10,694
Expenditures for property,
  plant and equipment..........                (3,880)     (205)      (6,591)     (10,676)
Borrowings (repayments) on
  lines of credit, net.........   (1,280)      21,829                (24,080)      (3,531)
Proceeds from issuance of long-
  term obligations.............               169,888                 77,360      247,248
Principal payments of long-term
  obligations..................               (51,268)               (58,672)    (109,940)
Payments to shareholders and
  option holders...............  (232,663)                                       (232,663)
Shareholder contributions......  115,400                                          115,400
Dividends received (paid)......  125,000     (125,000)
Debt issue costs...............               (10,855)                            (10,855)
Other..........................                  (145)                   596          451
                                 --------   ---------     -----     --------    ---------
Increase in cash and
  equivalents..................                 2,775         2        3,351        6,128
Cash and equivalents at
  beginning of period..........                   750         2          323        1,075
                                 --------   ---------     -----     --------    ---------
Cash and Equivalents at End of
  Period.......................             $   3,525     $   4     $  3,674    $   7,203
                                 ========   =========     =====     ========    =========

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

      CONDENSED COMBINING          TITAN                    SUBSIDIARIES
         BALANCE SHEET            (PARENT               ---------------------
       DECEMBER 31, 2003          COMPANY                             NON-
         (PREDECESSOR)             ONLY)     AUTOCAM    GUARANTOR   GUARANTOR   ELIMINATIONS   COMBINED
      -------------------         -------    -------    ---------   ---------   ------------   --------
                                                ASSETS
Current assets:
Cash and equivalents............             $   750     $     2    $    323                   $  1,075
Accounts receivable.............              13,524       1,757      40,203                     55,484
Inventories.....................               8,052       1,060      16,690                     25,802
Prepaid expenses and other
  current assets................               1,616          52       1,422                      3,090
                                             --------    -------    --------                   --------
Total current assets............              23,942       2,871      58,638                     85,451
Property, plant and equipment,
  net...........................              40,899       8,945     123,602      $   134       173,580
Goodwill........................  $122,521     2,688                  14,237                    139,446
Intercompany receivables
  (payables)....................    9,136     25,499      (7,669)    (23,606)      (3,360)
Other long-term assets..........               7,106         106       3,386                     10,598
                                  --------   --------    -------    --------      -------      --------
Total Assets....................  $131,657   $100,134    $ 4,253    $176,257      $(3,226)     $409,075
                                  ========   ========    =======    ========      =======      ========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term
  obligations...................             $ 4,656                $ 25,092                   $ 29,748
Accounts payable................               8,255     $   290      38,906      $  (205)       47,246
Accrued liabilities.............  $    (5)     3,062         238      11,722                     15,017
                                  --------   --------    -------    --------      -------      --------
Total current liabilities.......       (5)    15,973         528      75,720         (205)       92,011
                                  --------   --------    -------    --------      -------      --------
Long-term obligations, net of
  current maturities............              50,612                  54,555       (1,027)      104,140
Deferred taxes and other........              15,304                  35,292                     50,596
Shareholders' equity:
Capital stock...................  137,896                              1,994       (1,994)      137,896
Accumulated other comprehensive
  income........................               6,812                  (4,634)                     2,178
Retained earnings...............   (6,234)    11,433       3,725      13,330                     22,254
                                  --------   --------    -------    --------      -------      --------
Total shareholders' equity......  131,662     18,245       3,725      10,690       (1,994)      162,328
                                  --------   --------    -------    --------      -------      --------
Total Liabilities and
  Shareholders' Equity..........  $131,657   $100,134    $ 4,253    $176,257      $(3,226)     $409,075
                                  ========   ========    =======    ========      =======      ========

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

                                   TITAN                    SUBSIDIARIES
      CONDENSED COMBINING         (PARENT               ---------------------
         BALANCE SHEET            COMPANY                             NON-
         JUNE 30, 2004             ONLY)     AUTOCAM    GUARANTOR   GUARANTOR   ELIMINATIONS   COMBINED
      -------------------         -------    -------    ---------   ---------   ------------   --------
                                                ASSETS
Current assets:
Cash and equivalents............             $ 3,525     $     4    $  3,674                   $  7,203
Accounts receivable.............              18,349       2,428      42,804                     63,581
Inventories.....................               8,398       1,278      18,361                     28,037
Prepaid expenses and other
  current assets................               1,451          69       1,534                      3,054
                                             --------    -------    ---------                  --------
Total current assets............              31,723       3,779      66,373                    101,875
Property, plant and equipment,
  net...........................              28,216       4,714     116,594      $   424       149,948
Goodwill........................  $116,227                           133,144                    249,371
Intercompany receivables
  (payables)....................   27,147    129,125      (8,135)   (146,263)      (1,874)
Other long-term assets..........              11,950         286       4,805                     17,041
                                  --------   --------    -------    ---------     -------      --------
Total Assets....................  $143,374   $201,014    $   644    $174,653      $(1,450)     $518,235
                                  ========   ========    =======    =========     =======      ========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term
  obligations...................             $   330                $  5,632                   $  5,962
Accounts payable................               9,826     $   418      37,756      $  (200)       47,800
Accrued liabilities.............  $   (26)     2,182         226      18,457          (17)       20,822
                                  --------   --------    -------    ---------     -------      --------
Total current liabilities.......      (26)    12,338         644      61,845         (217)       74,584
                                  --------   --------    -------    ---------     -------      --------
Long-term obligations, net of
  current maturities............             180,586                  79,371       (1,233)      258,724
Deferred taxes and other........               8,090                  33,437                     41,527
Shareholders' equity --
Capital stock...................  143,400                                                       143,400
                                  --------   --------    -------    ---------     -------      --------
Total Liabilities and
  Shareholders' Equity..........  $143,374   $201,014    $   644    $174,653      $(1,450)     $518,235
                                  ========   ========    =======    =========     =======      ========

6.  BUSINESS SEGMENT INFORMATION

     The Company has three operating segments: North America, Europe and South America. The North American segment provides precision-machined components primarily to the transportation and medical devices industries, while the European and South American segments provide precision-machined components primarily to the transportation industry. The Company has a small operation in China that is grouped with its European operations for business segmentation purposes. The Company has assigned specific business units to a segment based principally on their geographical location. Each of the Company's segments is individually managed and have separate financial results reviewed by the Company's chief executive and operating decision-makers. These results are used by those individuals both in evaluating the performance of, and in allocating current and future resources to, each of the segments. The Company evaluates segment performance primarily based on income from operations and the efficient use of assets. Set forth below is

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

business segment information for the three and six month periods ended June 30, 2003 and 2004 and as of December 31, 2003 and June 30, 2004:

                                                      THREE MONTHS       SIX MONTHS ENDED
                                                     ENDED JUNE 30,          JUNE 30,
                                                    -----------------   -------------------
                                                     2003      2004       2003       2004
                                                     ----      ----       ----       ----
                                                                 (predecessor)
                                                    ---------------------------------------
Sales to Unaffiliated Customers from Company
  Facilities Located in:
North America.....................................  $36,193   $37,201   $ 73,304   $ 75,031
Europe............................................   43,909    49,250     87,053    100,429
South America.....................................    2,932     5,182      6,472      9,029
                                                    -------   -------   --------   --------
Total.............................................  $83,034   $91,633   $166,829   $184,489
                                                    =======   =======   ========   ========
Net Income (Loss) of Company Facilities Located
  in:
North America.....................................  $   861   $(5,036)  $  1,766   $ (2,678)
Europe............................................    1,176     1,603      2,761      3,732
South America.....................................      133       745        479      1,123
                                                    -------   -------   --------   --------
Total.............................................  $ 2,170   $(2,688)  $  5,006   $  2,177
                                                    =======   =======   ========   ========
Depreciation and Amortization on Assets Located
  in:
North America.....................................  $ 1,828   $ 2,085   $  3,962   $  6,232
Europe............................................    2,791     3,056      5,346      6,190
South America.....................................      202       267        424        532
                                                    -------   -------   --------   --------
Total.............................................  $ 4,821   $ 5,408   $  9,732   $ 12,954
                                                    =======   =======   ========   ========
Net Interest Expense of Company Facilities Located
  in:
North America.....................................  $   776   $ 1,229   $  1,554   $  1,763
Europe............................................    1,692     1,354      3,266      2,699
South America.....................................       36        94        107        204
                                                    -------   -------   --------   --------
Total.............................................  $ 2,504   $ 2,677   $  4,927   $  4,666
                                                    =======   =======   ========   ========
Tax Provision of Company Facilities Located in:
North America.....................................  $   443   $(2,572)  $    950   $ (1,356)
Europe............................................    1,071     2,016      2,365      4,068
South America.....................................       66       385        191        499
                                                    -------   -------   --------   --------
Total.............................................  $ 1,580   $  (171)  $  3,506   $  3,211
                                                    =======   =======   ========   ========

                              TITAN HOLDINGS, INC.

                                  (UNAUDITED)

                                               THREE MONTHS        SIX MONTHS
                                              ENDED JUNE 30,     ENDED JUNE 30,
                                              --------------     --------------
                                               2003     2004     2003      2004
                                               ----     ----     ----      ----
                                                         (predecessor)
                                              -----------------------------------
Expenditures for Property, Plant and
  Equipment of Facilities Located in:
North America...............................  $4,432   $2,087   $ 6,378   $ 4,085
Europe......................................   2,431    2,634     4,190     5,434
South America...............................     456       94       576     1,157
                                              ------   ------   -------   -------
Total.......................................  $7,319   $4,815   $11,144   $10,676
                                              ======   ======   =======   =======

                                                          DECEMBER 31,
                                                              2003        JUNE 30,
                                                          (PREDECESSOR)     2004
                                                          -------------   --------
Total Assets of Company Facilities Located in:
North America...........................................    $209,080      $196,897
Europe..................................................     183,193       296,627
South America...........................................      16,802        24,711
                                                            --------      --------
Total...................................................    $409,075      $518,235
                                                            ========      ========

7.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following is a reconciliation of net income to net cash provided by operating activities:

                                                                 SIX MONTHS
                                                               ENDED JUNE 30,
                                                               --------------
                                                               2003      2004
                                                               ----      ----
                                                                (predecessor)
                                                              -----------------
Net income..................................................  $ 5,006   $ 2,177
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    9,732    12,954
  Deferred taxes............................................      586       395
  Realized gains and losses and other, net..................      435     2,627
  Changes in assets and liabilities that provided (used)
     cash:
     Accounts receivable....................................   (1,546)   (9,243)
     Inventories............................................    1,561    (2,899)
     Prepaid expenses and other current assets..............      549       (44)
     Other long-term assets.................................     (239)   (1,192)
     Accounts payable.......................................      590     1,687
     Accrued liabilities....................................    3,172     6,962
     Deferred credits and other.............................      775    (2,730)
                                                              -------   -------
Net cash provided by operating activities...................  $20,621   $10,694
                                                              =======   =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Autocam Graphic

                              AUTOCAM CORPORATION

                               Offer to Exchange

                                All Outstanding

                   10.875% Senior Subordinated Notes Due 2014

                                       of

                              AUTOCAM CORPORATION

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                                OCTOBER 15, 2004

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------